Exhibit (a)(1)(B)

AMENDED AND RESTATED OPTIONAL REPURCHASE NOTICE

TO HOLDERS OF

4.0625% CONVERTIBLE SUBORDINATED DEBENTURES DUE 2039

CUSIP Number: 368682 AN 0

Reference is made to the Indenture, dated as of December 21, 2009 (the “Indenture”), between GenCorp Inc., a Delaware corporation (the “Company”) and The Bank of New York Mellon Trust Company, N.A., a national banking association organized under the laws of the United States of America (the “Trustee” or “Paying Agent”), pursuant to which the Company issued 4.0625% Convertible Subordinated Debentures due 2039 (the “Debentures”). Pursuant to Section 3.02 of the Indenture and the terms of the Debentures, each holder (each a “Holder”) of the Debentures has the right to require the Company to repurchase all or a portion of its Debentures, in accordance with the terms, procedures and conditions set forth in the Indenture and the Debentures, on December 31, 2014 (the “Optional Repurchase Date”). Capitalized terms used but not specifically defined herein shall have the meanings given to such terms in the Indenture and the Debentures, as applicable.

NOTICE IS HEREBY GIVEN, pursuant to the terms and conditions of the Indenture, that each Holder has the option (the “Option”) to require the Company to repurchase all of such Holder’s Debentures, or any portion thereof that is a multiple of $1,000 principal amount, provided that the portion not so purchased is in a minimum principal amount of $2,000, on December 31, 2014, at a repurchase price in shares of Common Stock, equal to 100% of the principal amount of the Debentures being repurchased, plus any accrued and unpaid interest, including Additional Interest, if any, to, but excluding, December 31, 2014 (the “Optional Repurchase Price”), upon the terms and subject to the conditions set forth in the Indenture, the Debentures, this Optional Repurchase Notice and the related notice materials, as amended and supplemented from time to time (collectively, the “Notice Documents”). Pursuant to the terms of the Indenture, the Company has elected to pay 100% of the Optional Repurchase Price in shares of its Common Stock. The number of shares of the Common Stock a Holder will receive in exchange for the Optional Repurchase Price will be that number of shares equal to (x) the Optional Repurchase Price to be paid to such Holder, divided by (y) the product of (i) the price per share of the Common Stock determined during the 40 consecutive Trading Days ending on the second Trading Day immediately preceding the Optional Repurchase Date (the “VWAP Period”) using the sum of the Repurchase Daily Price Fractions for such 40 consecutive Trading Days (where “Repurchase Daily Price Fraction” means, for each such trading day, 2.5% multiplied by the Daily VWAP (as defined in the Indenture) per share of Common Stock for such day), multiplied by (ii) 97.5%.

The Company will not deliver fractional shares for any Optional Repurchase Price payment. Instead, the Company will deliver a number of shares of Common Stock rounded up to the nearest whole number of shares.

Holders must exercise their right to elect repurchase prior to 5:00 p.m., New York City time, on December 30, 2014 by delivering the Debentures to be purchased, together with a written purchase notice (the “Repurchase Notice”) to the Paying Agent, the form of which is attached as Annex A and is pursuant to the terms provided in Section 3.04 of the Indenture. The Debentures must be surrendered to the Paying Agent to collect the Optional Repurchase Price.

Commencing on the first day of the VWAP Period, an indicative Option Repurchase Price will be available at http://www.gencorp.com/4.0625optionalrepurchase/ and at (800) 689-0851. We will determine the final Optional Repurchase Price promptly after the close of trading on the New York Stock Exchange on the day preceding the Expiration Date. We will announce the final Optional Repurchase Price no later than 5:00 p.m., New York City time, on the day preceding the Expiration Date, and the final Optional Repurchase Price will also be available at that time at http://www.gencorp.com/4.0625optionalrepurchase/ and at (800) 689-0851. See “Important Information Concerning the Option – Information Concerning the Debentures – Optional Repurchase Price.”

As of the date of this Optional Repurchase Notice, all Holders of the Debentures hold the Debentures through accounts with The Depository Trust Company (“DTC”) and there are no certificated Debentures in non-global form. Accordingly, all Debentures surrendered for repurchase hereunder must be delivered through the transmittal procedures of DTC’s Automated Tender Offer Program (“ATOP”), subject to the terms and conditions of that system. Delivery of the Debentures via ATOP will satisfy the Holders’ requirement for physical delivery of a Repurchase Notice.

To exercise your Option to have the Company repurchase the Debentures and to receive payment of the Optional Repurchase Price, you must validly surrender your Debentures through DTC’s transmittal procedures prior to 5:00 p.m., New York City time, on December 30, 2014. If your Debentures are held through a broker, dealer, commercial bank, trust company or other nominee, then you must contact such nominee and instruct such nominee to exercise your Option and surrender your Debentures through the transmittal procedures of DTC.

A Holder may withdraw its Repurchase Notice at any time prior to 5:00 p.m., New York City time, on December 30, 2014 by complying with the withdrawal procedures of DTC and those set forth in Section 3.04 of the Indenture.

If any Debenture called for redemption is converted prior to December 31, 2014, the Conversion Rate will be 111.0926 shares of the Company’s common stock per $1,000 principal amount of Debentures, subject to adjustment in accordance with the terms of the Indenture. Debentures as to which a Repurchase Notice has been given may be converted only if the Repurchase Notice is withdrawn in accordance with the terms of the Indenture.

The Paying Agent is The Bank of New York Mellon Trust Company, N.A., c/o Bank of New York Mellon Corporation, Corporate Trust-Reorganization Unit, 111 Sanders Creek Parkway, East Syracuse, New York 13057, Attention: Dacia Jones, Phone (315) 414-3349, Fax: (732) 667-9408.

The date of this Amended and Restated Optional Repurchase Notice is October 27, 2014.

No person has been authorized to give any information or to make any representations other than those contained in this Optional Repurchase Notice and, if given or made, such information or representations must not be relied upon as having been authorized. This Optional Repurchase Notice does not constitute an offer to buy or the solicitation of an offer to sell securities in any circumstances or jurisdiction in which such offer or solicitation is unlawful. The delivery of this Optional Repurchase Notice shall not, under any circumstances, create any implication that the information contained herein is current as of any time subsequent to the date

i

of such information. None of the Company, its Board of Directors, its employees or the Paying Agent is making any representation or recommendation to any Holder as to whether to exercise or refrain from exercising the Option. You should consult your own financial and tax advisors and must make your own decision as to whether to exercise the Option and, if so, the amount of Debentures for which to exercise the Option.

SUMMARY TERM SHEET

The following are answers to some of the questions that you may have about the Option. To understand the Option fully and for a more detailed description of the terms of the Option, we urge you to read carefully the remainder of this Optional Repurchase Notice because the information in this summary is not complete and the remainder of this Optional Repurchase Notice contains additional important information. We have included page references to direct you to a more detailed description of the topics in this summary.

Who is obligated to purchase my Debentures?

GenCorp Inc., a Delaware corporation (the “Company” or “we”), is obligated, at your option, to repurchase all or a portion of your 4.0625% Convertible Subordinated Debentures due 2039 (the “Debentures”). (See Page 7)

Why are you obligated to repurchase my Debentures?

The terms of the Debentures require us to offer to repurchase all or a portion of your Debentures validly surrendered and not withdrawn at the option (the “Option”) of the holder thereof (the “Holder”), in accordance with the terms, procedures and conditions set forth in the Indenture dated as of December 21, 2009 (the “Indenture”), between the Company and The Bank of New York Mellon Trust Company, N.A., a national banking association organized under the laws of the United States of America, as trustee (the “Trustee” or “Paying Agent”). (See Pages 7-8)

What securities are you obligated to repurchase?

We are obligated to repurchase all of the Debentures surrendered at the Option of the Holders. As of September 26, 2014, there was $133,643,000 in aggregate principal amount of the Debentures outstanding. (See Pages 7-8)

How much will you pay and what is the form of payment?

Pursuant to the terms of the Indenture and the Debentures, we will pay in shares of the Company’s common stock, $0.10 par value (the “Common Stock”) a repurchase price equal to 100% of the principal amount of the Debentures being repurchased, plus any accrued and unpaid interest, including Additional Interest, if any, to, but excluding, December 31, 2014 (the “Optional Repurchase Price”), with respect to any and all Debentures validly surrendered for repurchase and not withdrawn. The number of shares of the Common Stock a Holder will receive in exchange for the Optional Repurchase Price will be that number of shares equal to (x) the Optional Repurchase Price to be paid to such Holder, divided by (y) the product of (i) the price per share of the Common Stock determined during the 40 consecutive Trading Days ending on the second Trading Day immediately preceding the Optional Repurchase Date using the sum of the Repurchase Daily Price Fractions for such 40 consecutive Trading Days (where “Repurchase Daily Price Fraction” means, for each such trading day, 2.5% multiplied by the Daily VWAP (as defined in the Indenture) per share of Common Stock for such day), multiplied by (ii) 97.5%.

We will not deliver fractional shares in any Optional Repurchase Price payment. Instead, we will deliver a number of shares of Common Stock rounded up to the nearest whole number of shares.

The table below provides illustrations of the Option Repurchase Price per $1,000 principal amount of Debentures assuming that the average Daily VWAP is at specified levels.

Illustrative Average VWAP

Illustrative Average VWP	*Number of Shares per $1000 of bonds (bondholder exercises put)
$ 9.00	113.9601
$10.00	102.5641
$11.00	93.2401
$12.00	85.4701
$13.00	78.8955
$14.00	73.2601
$15.00	68.3761
$16.00	64.1026
$17.00	60.3318
$18.00	56.9801
$19.00	53.9811
$20.00	51.2821

*	2.5% premium for paying in shares

When will I know the Optional Repurchase Price for the Debentures?

We will determine the final Optional Repurchase Price promptly after the close of trading on the New York Stock Exchange on the day preceding the Expiration Date. We will announce the final Optional Repurchase Price no later than 5:00 p.m., New York City time, on the day preceding the Expiration Date, and the final Optional Repurchase Price will also be available by that time at http://www.gencorp.com/4.0625optionalrepurchase/ and at (800) 689-0851. See “Important Information Concerning the Option – Information Concerning the Debentures – Optional Repurchase Price.”

How may I obtain information regarding the Optional Repurchase Price?

Commencing on the first day of the VWAP Period, an indicative Optional Repurchase Price will be available http://www.gencorp.com/4.0625optionalrepurchase/. We will determine the final Optional Repurchase Price promptly after the close of trading on the New York Stock Exchange on the day preceding the Expiration Date. We will announce the final Optional Repurchase Price no later than 5:00 p.m., New York City time, on the day preceding the Expiration Date, and the final Optional Repurchase Price will also be available at that time at http://www.gencorp.com/4.0625optionalrepurchase/ and at (800) 689-0851. See “Important Information Concerning the Option – Information Concerning the Debentures – Optional Repurchase Price.”

How can I determine the market value of the Debentures?

There currently is a limited trading market for the Debentures. To the extent that the Debentures are traded, prices of the Debentures may fluctuate widely depending on such factors as trading volume, the balance between buy and sell orders, prevailing interest rates, the market price of our Common Stock, our operating results and the market for similar securities. Holders are urged to obtain current market information for the Debentures, to the extent available, and our Common Stock before making any decision with respect to the Option. Our Common Stock into which the Debentures are convertible, subject to terms, conditions and adjustments specified in the Indenture and the Debentures, is listed on the New York Stock Exchange (the “NYSE”) and the Chicago Stock Exchange under the symbol “GY.” On September 26, 2014, the closing sale price of our Common Stock on the NYSE was $16.42 per share. (See Pages 10-12)

Is the Company making any recommendation about the Option?

None of the Company or its Board of Directors or employees is making any recommendation as to whether you should exercise or refrain from exercising the Option. You must make your own decision whether to exercise the Option and, if so, the amount of Debentures with respect to which to exercise the Option. (See Page 10)

When does the Option expire?

The Option expires at 5:00 p.m., New York City time, on December 30, 2014 (the “Expiration Date”). We will not extend the period that Holders have to exercise the Option unless required to do so by applicable law (including, but not limited to, the federal securities laws). (See Pages 7-8)

What are the conditions to the Company’s repurchase of the Debentures?

Provided that the Company’s repurchase of validly surrendered Debentures is not unlawful, the repurchase will not be subject to any conditions other than satisfaction of the procedural requirements described in this Optional Repurchase Notice.

As of the date of this Optional Repurchase Notice, all Holders of the Debentures hold the Debentures through accounts with The Depository Trust Company (“DTC”) and there are no certificated Debentures in non-global form. Accordingly, all Debentures surrendered for repurchase hereunder must be delivered through the transmittal procedures of DTC’s Automated Tender Offer Program (“ATOP”), subject to the terms and conditions of that system. Delivery of Debentures by book-entry transfer electronically through DTC’s ATOP is a condition to the payment of the Optional Repurchase Price to the Holders of such Debentures. (See Pages 7-8 and 15)

How do I deliver a Repurchase Notice and surrender my Debentures?

You may exercise the Option by delivering your Repurchase Notice and surrendering your Debentures to the Paying Agent at any time after the opening of business on December 1, 2014 until the close of business on the Expiration Date.

Delivery of the Debentures via ATOP will satisfy your requirement for physical delivery of a Repurchase Notice. To surrender your Debentures for repurchase pursuant to the Option, you must surrender the Debentures through the transmittal procedures of DTC on or before 5:00 p.m., New York City time, on the Expiration Date.

Holders whose Debentures are held by a broker, dealer, commercial bank, trust company or other nominee must contact such nominee if such Holder desires to surrender such Holder’s Debentures and instruct such nominee to surrender the Debentures on the Holder’s behalf through the transmittal procedures of DTC on or before 5:00 p.m., New York City time, on the Expiration Date.

Holders who are DTC participants should surrender their Debentures electronically through ATOP, subject to the terms and procedures of that system, on or before 5:00 p.m., New York City time, on the Expiration Date.

You bear the risk of untimely surrender of your Debentures. You must allow sufficient time for completion of the necessary DTC procedures before 5:00 p.m., New York City time, on the Expiration Date. By surrendering your Debentures through the transmittal procedures of DTC, you agree to be bound by the terms of the Option set forth in this Optional Repurchase Notice. (See Pages 13-15)

If I exercise the Option, when will I receive payment for my Debentures?

We will accept for payment all validly surrendered Debentures promptly upon expiration of the Option, which is 5:00 p.m., New York City time, on December 30, 2014. On the third Business Day following the Optional Repurchase Date, we will issue and deliver to each Holder of record on the Optional Repurchase Date a certificate or certificates for, or effect a book-entry transfer through the Depositary with respect to the number of full shares of Common stock issuable in accordance with the provisions of the Indenture for the surrendered Debentures. (See Pages 16-17)

Your delivery of the Debentures by book-entry transfer electronically through DTC’s ATOP system is a condition to your receipt of the Optional Repurchase Price for such Debentures.

Can I withdraw previously surrendered Debentures?

Yes. To withdraw previously surrendered Debentures, you (or your broker, dealer, commercial bank, trust company or other nominee) must comply with the withdrawal procedures of DTC and those set forth in the Indenture in sufficient time to allow DTC to withdraw your Debentures prior to 5:00 p.m., New York City time, on the Expiration Date.

You bear the risk of untimely withdrawal of previously surrendered Debentures. You must allow sufficient time for completion of the DTC procedures before 5:00 p.m., New York City time, on the Expiration Date. (See Page 16)

Do I need to do anything if I do not wish to exercise the Option?

No. If you do not surrender your Debentures before the expiration of the Option, we will not repurchase your Debentures and such Debentures will remain outstanding subject to their existing terms. (See Page 10)

If I choose to surrender my Debentures for repurchase, do I have to surrender all of my Debentures?

No. You may surrender all of your Debentures, a portion of your Debentures or none of your Debentures. If you wish to surrender a portion of your Debentures for repurchase, however, you must surrender your Debentures in a principal amount of $1,000 or a multiple thereof; provided that the portion not to be purchased is in a minimum principal amount of $2,000. (See Page 10)

If I do not surrender my Debentures for repurchase, will I continue to be able to have my conversion rights?

Yes. If you do not surrender your Debentures for repurchase, your conversion rights will not be affected. You will continue to have the right to convert each $1,000 principal amount of the Debentures into 111.0926 shares of our Common Stock, subject to the terms, conditions and adjustments specified in the Indenture and the Debentures. (See Page 10)

Can I elect to convert my Debentures at this time?

As of the date of this Optional Repurchase Notice, the Debentures are convertible into shares of Common Stock. Any Debentures that have been validly surrendered may be converted only if the surrender of those Debentures is validly withdrawn in accordance with the terms of the Indenture and the Debentures. (See Page 10)

If I am a U.S. resident for U.S. federal income tax purposes, will I have to pay taxes if I surrender my Debentures for repurchase pursuant to the Option?

A U.S. resident generally will not recognize any income, gain or loss on the surrender of any Debenture for repurchase solely for shares of our Common Stock pursuant to the Option, except with respect to the fair market value of any common stock attributable to accrued and unpaid interest. We recommend that you consult with your tax advisor regarding the actual tax consequences to you. (See Pages 19-25)

Who is the Paying Agent?

The Bank of New York Mellon Trust Company, N.A., the Trustee under the Indenture, is serving as Paying Agent in connection with the Option. Its address and telephone and fax numbers are set forth on the front cover of this Optional Repurchase Notice.

Whom can I contact if I have questions about the Option?

Questions and requests for assistance in connection with the delivery of Debentures pursuant to the Option may be directed to the Paying Agent at the address and telephone and fax numbers set forth on the front cover of this Optional Repurchase Notice.

IMPORTANT INFORMATION CONCERNING THE OPTION

1. Information Concerning the Company. We are a manufacturer of aerospace and defense products and systems with a real estate segment that includes activities related to the re-zoning, entitlement, sale, and leasing of our excess real estate assets. We develop and manufacture propulsion systems for defense and space applications and armaments for precision tactical and long range weapon systems applications. Major market segments include space launch and in-space propulsion systems, missile defense, tactical missile systems, and force projection and protection systems.

Attached to this Optional Repurchase Notice as Exhibits A, B and C is the following information of the Company:

(i) the audited financial statements for the two fiscal years required to be filed with the Company’s most recent annual report under Section 13 and 15(d) of the Exchange Act;

(ii) the unaudited balance sheets, comparative year-to-date income statements and related earnings per share data, statements of cash flows, and comprehensive income required to be included in the Company’s most recent quarterly report filed under the Exchange Act;

(iii) ratio of earnings to fixed charges for the two most recent fiscal years and interim periods;

(iv) book value per share as of the date of the most recent balance sheet presented; and

(v) certain pro forma information.

Our principal executive offices are located at 2001 Aerojet Road, Rancho Cordova, CA 95742. Our mailing address is P.O. Box 537012, Sacramento, CA 95853-7012 and our telephone number is 916-355-4000.

2. Information Concerning the Debentures. The Debentures were issued under the Indenture. We issued the Debentures having an aggregate principal amount of $200,000,000 in private transactions on December 21, 2009. As of September 26, 2014, there was $133,643,000 in aggregate principal amount of the Debentures outstanding. Interest accrues on the Debentures at the rate of 4.0625% per annum and is payable semi-annually in arrears in cash, in shares of Common Stock or any combination of cash and shares of Common Stock, at the option of the Company as permitted by Section 2.15 of the Indenture, on June 30 and December 31 of each year (each an “Interest Payment Date”) to the person in whose name a Debenture is registered at the close of business on the preceding June 15 and December 15 (each a “Record Date”), as the case may be. The Debentures mature on December 31, 2039, unless earlier converted, redeemed or repurchased in accordance with the terms of the Indenture and the Debentures.

2.1 The Company’s Obligation to Repurchase the Debentures. Pursuant to the terms of the Debentures and the Indenture, we are obligated to repurchase all of the Debentures validly surrendered and not validly withdrawn, at the Option of each Holder on December 31, 2014.

You may exercise the Option by delivering your Repurchase Notice and surrendering your Debentures to the Paying Agent at any time after the opening of business on December 1, 2014 until the close of business on the Expiration Date.

The Option will expire at 5:00 p.m., New York City time, on December 30, 2014, the Expiration Date. We will not extend the period that Holders have to exercise the Option unless required to do so by applicable law (including, but not limited to, the federal securities laws).

The repurchase by the Company on the Expiration Date of validly surrendered Debentures that have not been validly withdrawn is not subject to any conditions other than that the Company’s repurchase pursuant to the Option is not unlawful and satisfaction of the procedural requirements described in this Optional Repurchase Notice. Immediately after the Expiration Date, all rights (other than the right to receive the Optional Repurchase Price upon delivery of the Debentures) of the Holder of such Debentures will terminate

If any Debentures remain outstanding following the expiration of the Option, the Company will become obligated to repurchase the Debentures, at the option of the Holders, in whole or in part, on December 31, 2019, December 31, 2024, December 31, 2029 and December 31, 2034, in each case at a repurchase price in cash, shares of the Common Stock or any combination of cash and shares of the Common Stock, at the Company’s option, in an amount equal to the principal amount thereof plus any accrued and unpaid interest, including Additional Interest, if any, to, but excluding, the repurchase date thereof, unless the Debentures are earlier converted, redeemed or repurchased in accordance with the terms of the Indenture and the Debentures.

2.2 Optional Repurchase Price. Pursuant to terms of the Indenture and the Debentures, the Optional Repurchase Price to be paid by the Company for the Debentures on the Expiration Date is equal to 100% of the principal amount of the Debentures being redeemed, plus accrued and unpaid interest, including Additional Interest, if any, to, but excluding, December 31, 2014, with respect to any and all Debentures validly surrendered for repurchase and not withdrawn. Unless we default in making payment of the Optional Repurchase Price, interest on Debentures validly surrendered for repurchase will cease to accrue on and after December 31, 2014, the Repurchase Date designated in the Indenture.

The Optional Repurchase Price will be paid solely in shares of Common Stock with respect to any and all Debentures validly surrendered for repurchase (and not thereafter validly withdrawn) prior to 5:00 p.m., New York City time, on the Expiration Date. Delivery of the Debentures by book-entry transfer to the account maintained by the Paying Agent with the DTC is a condition to the payment of the Optional Repurchase Price to the Holder of such Debentures.

The number of shares of the Common Stock a Holder will receive in exchange for the Optional Repurchase Price will be that number of shares equal to (x) the Optional Repurchase Price to be paid to such Holder, divided by (y) the product of (i) the price per share of the Common Stock determined during the 40 consecutive Trading Days ending on the second Trading Day immediately preceding the Optional Repurchase Date using the sum of the Repurchase Daily Price Fractions for such 40 consecutive Trading Days (where “Repurchase Daily Price Fraction” means, for each such trading day, 2.5% multiplied by the Daily VWAP (as defined in the Indenture) per share of Common Stock for such day), multiplied by (ii) 97.5%.

For purposes of illustration, the table below indicates the total Optional Repurchase Price (and components thereof) calculated on the basis of the pricing formula described above with respect to each $1,000 principal amount of Debentures, assuming a range of illustrative average Daily VWAP’s indicated in the left-hand column. The actual average Daily VWAP may be higher or lower than the illustrative average Daily VWAP’s below.

Illustrative Average VWAP

Illustrative Average VWP	*Number of Shares per $1000 of bonds (bondholder exercises put)
$ 9.00	113.9601
$10.00	102.5641
$11.00	93.2401
$12.00	85.4701
$13.00	78.8955
$14.00	73.2601
$15.00	68.3761
$16.00	64.1026
$17.00	60.3318
$18.00	56.9801
$19.00	53.9811
$20.00	51.2821

*	2.5% premium for paying in shares

Commencing on the first day of the VWAP Period, an indicative average Daily VWAP and the resulting indicative Optional Repurchase Price will be available at http://www.gencorp.com/4.0625optionalrepurchase/ and at (800) 689-0851. We will determine the final Optional Repurchase Price promptly after the close of trading on the New York Stock Exchange on the day preceding the Expiration Date. We will announce the final Optional Repurchase Price no later than 5:00 p.m., New York City time, on the day preceding the Expiration Date, and the final Optional Repurchase Price will also be available at that time at http://www.gencorp.com/4.0625optionalrepurchase/ and at (800) 689-0851.

The Company will not deliver fractional shares for any Optional Repurchase Price payment. Instead, the Company will deliver a number of shares of Common Stock rounded up to the nearest whole number of shares.

Holders are urged to obtain the best available information as to potential current market prices of the Debentures, to the extent available, and our Common Stock before making a decision whether to surrender their Debentures for repurchase.

None of the Company or our Board of Directors or employees is making any recommendation to Holders as to whether to exercise or refrain from exercising the Option. Each Holder must make his or her own decision whether to exercise the Option and, if so, the principal amount of Debentures for which to exercise the Option based on such Holder’s assessment of the current market value of the Debentures and our Common Stock and other relevant factors.

We recommend that you also consult with your tax and financial advisors with respect to the tax consequences of exercising the Option, including the applicability and effect of any U.S. federal, state and local law and any non-U.S. tax consequences in light of your own particular circumstances.

2.3 Conversion Rights of the Debentures. Under certain circumstances, the Debentures are convertible into cash and, if applicable, shares of our Common Stock, in accordance with and subject to the terms of the Indenture and the Debentures. As of the date of this Optional Repurchase Notice, the Debentures are convertible into shares of Common Stock, subject to the terms, conditions and adjustments specified in the Indenture and the Debentures. Any Debentures that have been validly surrendered may be converted only if the surrender of those Debentures is validly withdrawn in accordance with the terms of the Indenture and the Debentures. The conversion rate of the Debentures as of October 2, 2014 is 111.0926 shares of Common Stock per $1,000 principal amount of the Debentures, which is equivalent to a conversion price of $9.00 per share of Common Stock. The conversion rate is subject to adjustment in accordance with the terms set forth in the Indenture and the Debentures. The Trustee is currently acting as Conversion Agent for the Debentures. The Conversion Agent can be contacted at the address and telephone and fax numbers set forth on the front cover of this Optional Repurchase Notice.

Holders who do not surrender their Debentures for repurchase pursuant to the Option, or who validly withdraw a surrender of their Debentures in compliance with the withdrawal procedures described in Section 4 of this Optional Repurchase Notice, will retain the right to convert their Debentures into Common Stock subject to the terms, conditions and adjustments specified in the Indenture and the Debentures. If a Holder validly surrenders his or her Debentures for repurchase pursuant to the Option and the Holder subsequently wishes to convert such Debentures pursuant to the Indenture, the Holder may not convert its surrendered Debentures unless such Holder validly withdraws the Debentures in compliance with the procedures described in Section 4 of this Optional Repurchase Notice.

2.4 Market for the Debentures and our Common Stock. There currently is a limited trading market for the Debentures. To the extent that the Debentures are traded, prices of the Debentures may fluctuate widely depending on such factors as trading volume, the balance between buy and sell orders, prevailing interest rates, the market price of our Common Stock, our operating results and the market for similar securities. A debt security with a smaller outstanding principal amount available for trading (a smaller “float”) may command a lower price and trade with greater volatility than would a comparable debt security with a larger float. Consequently, our repurchase of any Debentures pursuant to the Option may reduce the float and may negatively affect the liquidity, market value and price volatility of the Debentures that remain outstanding following the expiration of the Option.

Our Common Stock, into which the Debentures are convertible, is listed on the NYSE and the Chicago Stock Exchange under the symbol “GY.” The following table shows, for the periods indicated, the high and low sales prices per share of our Common Stock as reported by the NYSE:

	Common Stock Price
Year Ended November 30,	High	Low
2014
First Quarter	$19.21	$16.25
Second Quarter	$19.69	$16.32
Third Quarter	$19.77	$17.47
Fourth Quarter (through October 21, 2014)	$18.53	$15.11
2013
First Quarter	$12.36	$8.70
Second Quarter	$13.98	$11.82
Third Quarter	$17.76	$13.40
Fourth Quarter	$18.50	$15.01
2012
First Quarter	$6.15	$5.20
Second Quarter	$7.27	$5.75
Third Quarter	$9.25	$5.69
Fourth Quarter	$10.38	$8.05

As of October 21, 2014, 58,769,687 shares of Common Stock were outstanding. On October 21, 2014, the last reported sale price of our Common Stock on the NYSE was $16.67 per share.

The Holders of Debentures are not entitled to dividends. Upon conversion of a Holder’s Debentures into Common Stock in accordance with the terms set forth in the Indenture and the Debentures, the Holder will be entitled to dividends, if any, paid generally to holders of Common Stock. Our existing senior secured credit facility restricts the payment of dividends and we do not anticipate paying cash dividends in the foreseeable future.

We urge you to obtain current market information for the Debentures, to the extent available, and our Common Stock before making any decision whether to exercise or refrain from exercising the Option.

2.5 Optional Redemption. At any time, the Company may, at its option, redeem the Debentures pursuant to Section 3.01 of the Indenture for cash, in whole or in part, if the Last Reported Sale Price of the Common Stock has been at least 150% of the Conversion price then in effect for at least twenty (20) trading days during any thirty (30) consecutive trading day period ended within five (5) Trading Days prior to date on which the Company provides the Redemption Notice (as defined in Section 3.01(f) of the Indenture). Upon any such redemption, the redemption price will be equal to the sum of (1) 100% of the principal amount to be redeemed, plus (2) accrued and unpaid interest, including Additional Interest, if any, to, but excluding, the Redemption Date, plus, (3) if the Company redeems the Debentures prior to December 31, 2014, a Make-Whole Optional Redemption Premium equal to the present value of the remaining scheduled payments of interest that would have been made on the Debentures to be redeemed had such Debentures remained outstanding from the redemption date to December 31, 2014. Such Make-Whole Optional Redemption Premium may be paid, at the Company’s option, in cash or, in shares of Common Stock, or a combination of cash and Common Stock.

2.6 Holders’ Right to Require Repurchase Upon a Fundamental Change. Each Holder may require us to repurchase all or any part of his or her Debentures if there is a Fundamental Change (as defined in the Indenture) at a repurchase price in cash equal to 100% of the principal amount of Debentures to be redeemed plus accrued and unpaid interest, including Additional Interest, if any, to, but excluding, the fundamental change purchase date as designated by the Company.

2.7 Ranking. The Debentures are general unsecured obligations and rank equal in right of payment to all of our other existing and future subordinated indebtedness, including the 2 1⁄4% Convertible Subordinated Debentures due 2024. The Debentures rank junior in right of payment to all of our existing and future Senior Indebtedness, including all of our obligations under our existing senior secured credit facility and all of our existing and future senior subordinated indebtedness. In addition, the Debentures are effectively subordinated to any of our collateralized debt and to any and all debt and liabilities, including trade debt of our subsidiaries.

3. Procedures to Be Followed by Holders Electing to Surrender Debentures for Repurchase. Holders will not be entitled to receive the Optional Repurchase Price for their Debentures unless they validly surrender (and do not thereafter validly withdraw) the Debentures between the period beginning after the opening of business on December 1, 2014 and continuing until before 5:00 p.m., New York City time, on the Expiration Date. Only registered Holders are authorized to surrender their Debentures for repurchase. Holders may surrender some or all of their Debentures; however, should only a portion of a Holders Debentures be surrendered, such Debentures must be in a principal amount of $1,000 or a multiple thereof; provided that the portion not so purchased is in a minimum principal amount of $2,000.

If Holders do not validly surrender their Debentures on or before 5:00 p.m., New York City time, on the Expiration Date or if they validly withdraw validly surrendered Debentures on or before 5:00 p.m., New York City time, on the Expiration Date, their Debentures will not be repurchased and will remain outstanding subject to the existing terms of the Debentures and the Indenture.

You will not be required to pay any commission to us, DTC or the Paying Agent in connection with your Option. However, there may be commissions you need to pay your broker in connection with the surrender of the Debentures.

3.1 Method of Delivery. The Paying Agent has informed the Company that, as of the date of this Optional Repurchase Notice, all Holders of the Debentures hold the Debentures through DTC accounts and that there are no certificated Debentures in non-global form. Accordingly, all Debentures surrendered for repurchase hereunder must be delivered through DTC’s ATOP, subject to the terms and conditions of that system.

This Optional Repurchase Notice constitutes the Company’s notice of the Optional Repurchase described in the Indenture, and delivery of the Debentures via ATOP will satisfy the Holders’ requirement for physical delivery of a Repurchase Notice. Delivery of Debentures, including delivery and acceptance through ATOP, is at the election and risk of the Holders surrendering such Debentures.

3.2 Agreement to be Bound by the Terms of the Option. By surrendering Debentures through the transmittal procedures of DTC, a Holder acknowledges and agrees as follows:

•	such Debentures shall be repurchased as of December 31, 2014 pursuant to the terms and conditions set forth in this Optional Repurchase Notice;

•	such Holder agrees to all of the terms of this Optional Repurchase Notice;

•	such Holder has received this Optional Repurchase Notice and acknowledges that this Optional Repurchase Notice provides the notices required pursuant to the Indenture and the Debentures;

•	upon the terms and subject to the conditions set forth in this Optional Repurchase Notice, the Indenture and the Debentures, and effective upon the acceptance for payment thereof, such Holder:

(i)	irrevocably sells, assigns and transfers to the Company all right, title and interest in and to all the Debentures surrendered,

(ii)	waives any and all rights with respect to the Debentures (including, without limitation, any existing or past defaults and their consequences), and

(iii)	irrevocably constitutes and appoints the Paying Agent as the true and lawful agent and attorney-in-fact of such Holder with respect to any such surrendered Debentures, with full power of substitution and resubstitution (such power of attorney being deemed to be an irrevocable power coupled with an interest) to (a) transfer ownership of such Debentures on the account books maintained by DTC, together with all necessary evidences of transfer and authenticity, to the Company, (b) present such Debentures for transfer on the relevant security register and (c) receive all benefits or otherwise exercise all rights of beneficial ownership of such Debentures (except that the Paying Agent will have no rights to, or control over, funds from the Company, except as agent for the Company with respect to the Optional Repurchase Price of any surrendered Debentures that are repurchased by the Company), all in accordance with the terms set forth in this Optional Repurchase Notice;

•	such Holder represents and warrants that such Holder (i) owns the Debentures surrendered and is entitled to surrender such Debentures and (ii) has full power and authority to surrender, sell, assign and transfer the Debentures surrendered hereby and that, when such Debentures are accepted for repurchase and payment by the Company, the Company will acquire good title thereto, free and clear of all liens, restrictions, charges and encumbrances of any kind and not subject to any adverse claim or right;

•	such Holder agrees, upon request from the Company, to execute and deliver any additional documents deemed by the Paying Agent or the Company to be necessary or desirable to complete the sale, assignment and transfer of the Debentures surrendered;

•	such Holder understands that all Debentures properly surrendered for repurchase (and not thereafter withdrawn) prior to 5:00 p.m., New York City time, on the Expiration Date will be repurchased at the Optional Repurchase Price, in shares of Common Stock, pursuant to the terms and conditions of the Indenture, the Debentures and the other Notice Documents;

•	payment for Debentures repurchased pursuant to the Optional Repurchase Notice will be made on the third Business Day following the Optional Repurchase Date, whereby the Company will issue and deliver to each Holder of record on the Optional Repurchase Date a certificate or certificates for, or effect a book-entry transfer through the Depositary with respect to the number of full shares of Common stock issuable in accordance with the provisions of the Indenture for the surrendered Debentures;

•	surrenders of Debentures may be withdrawn by written notice of withdrawal delivered pursuant to the procedures set forth in this Optional Repurchase Notice at any time prior to 5:00 p.m., New York City time, on the Expiration Date;

•	all authority conferred or agreed to be conferred pursuant to the terms of the Option hereby shall survive the death or incapacity of the Holder, and every obligation of the Holder and shall be binding upon the Holder’s heirs, personal representatives, executors, administrators, successors, assigns, trustees in bankruptcy and other legal representatives;

•	the delivery and surrender of the Debentures is not effective, and the risk of loss of the Debentures does not pass to the Paying Agent, until receipt by the Paying Agent of any and all evidences of authority and any other required documents in form satisfactory to the Company; and

•	all questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any surrender of Debentures pursuant to the procedures described in this Optional Repurchase Notice and the form and validity (including time of receipt of notices of withdrawal) of all documents will be determined by the Company, in its sole discretion, which determination shall be final and binding on all parties.

3.3 Delivery of Debentures.

Debentures Held Through a Custodian. A Holder whose Debentures are held by a broker, dealer, commercial bank, trust company or other nominee must contact such nominee if such Holder desires to surrender his or her Debentures and instruct such nominee to surrender the Debentures for repurchase on the Holder’s behalf through the transmittal procedures of DTC as set forth below in “Debentures in Global Form” on or prior to 5:00 p.m., New York City time, on the Expiration Date.

Debentures in Global Form. A Holder who is a DTC participant may elect to surrender to the Company his or her beneficial interest in the Debentures by:

•	delivering to the Paying Agent’s account at DTC through DTC’s book-entry system his or her beneficial interest in the Debentures on or prior to 5:00 p.m., New York City time, on the Expiration Date; and

•	electronically transmitting his or her acceptance through DTC’s ATOP system, subject to the terms and procedures of that system, on or prior to 5:00 p.m., New York City time, on the Expiration Date. Upon receipt of such Holder’s acceptance through ATOP, DTC will edit and verify the acceptance and send an agent’s message to the Paying Agent for its acceptance. The term “agent’s message” means a message transmitted by DTC to, and received by, the Paying Agent, which states that DTC has received an express acknowledgment from the participant in DTC described in that agent’s message, stating the principal amount of Debentures that have been surrendered by such participant under the Option and that such participant has received and agrees to be bound by the terms of the Option, including those set forth in Section 3.2 of this Optional Repurchase Notice.

In surrendering through ATOP, the electronic instructions sent to DTC by the Holder (or by a broker, dealer, commercial bank, trust company or other nominee on the Holder’s behalf), and transmitted by DTC to the Paying Agent, will acknowledge, on behalf of DTC and the Holder, receipt by the Holder of, and agreement to be bound by, the terms of the Option, including those set forth in Section 3.2 of this Optional Repurchase Notice.

HOLDERS THAT SURRENDER THROUGH DTC NEED NOT SUBMIT A PHYSICAL REPURCHASE NOTICE TO THE PAYING AGENT IF SUCH HOLDERS COMPLY WITH THE TRANSMITTAL PROCEDURES OF DTC.

You bear the risk of untimely surrender of your Debentures. You must allow sufficient time for completion of the necessary DTC procedures before 5:00 p.m., New York City time, on the Expiration Date.

4. Right of Withdrawal. Debentures surrendered for repurchase may be withdrawn at any time if withdrawn in sufficient time to allow DTC to withdraw those Debentures prior to 5:00 p.m., New York City time, on the Expiration Date. In order to withdraw Debentures, Holders (or such Holders’ broker, dealer, commercial bank, trust company or other nominee) must comply with the withdrawal procedures of DTC. This means a Holder must deliver, or cause to be delivered, a valid withdrawal request through the ATOP system from the tendering DTC participant in sufficient time to allow DTC to withdraw those Debentures before 5:00 p.m., New York City time, on the Expiration Date. The withdrawal notice must:

•	specify the DTC Voluntary Offer Instruction Number, the name of the participant for whose account such Debentures were tendered and such participant’s account number at DTC to be credited with the withdrawn Debentures;

•	contain a description of the Debentures to be withdrawn (including the principal amount to be withdrawn) and the principal amount, if any, of such Debenture that remains subject to the original Repurchase Notice and that has been or will be delivered for purchase by the Company; and

•	be submitted through the DTC ATOP system by such participant under the same name as the participant’s name is listed in the original tender, or be accompanied by evidence satisfactory to the Company that the person withdrawing the tender has succeeded to the beneficial ownership of the Debentures.

We will determine all questions as to the validity, form and eligibility, including time of receipt, of notices of withdrawal.

HOLDERS THAT WITHDRAW THROUGH DTC NEED NOT SUBMIT A PHYSICAL NOTICE OF WITHDRAWAL TO THE PAYING AGENT IF SUCH HOLDERS COMPLY WITH THE WITHDRAWAL PROCEDURES OF DTC.

You bear the risk of untimely withdrawal of your Debentures. You must allow sufficient time for completion of the necessary DTC procedures before 5:00 p.m., New York City time, on the Expiration Date.

5. Payment for Surrendered Debentures. On the third Business Day following the relevant Optional Repurchase Date, we will issue and deliver to each Holder of record on the Optional Repurchase Date a certificate or certificates for, or effect a book-entry transfer through the Depositary with respect to the number of full shares of Common stock issuable in accordance with the provisions of the Indenture for the surrendered Debentures. The Company will not deliver fractional shares for any Optional Repurchase Price payment. Instead, the Company will deliver a number of shares of Common Stock rounded up to the nearest whole number of shares. Your delivery of the Debentures by book-entry transfer electronically through DTC’s ATOP system is a condition to your receipt of the Optional Repurchase Price for such Debentures.

For any Debenture that is surrendered to be partially repurchased in a denomination of an integral multiple greater than $2,000, the Company will execute and the Trustee will authenticate and deliver to the Holder of the surrendered Debenture a new Debenture or Debentures in authorized denominations in an aggregate principal amount equal to the unrepurchased portion of the Debenture.

6. Debentures Acquired. Any Debentures repurchased by us pursuant to the Option may not be reissued or resold, and will be cancelled in accordance with the Indenture.

7. Plans or Proposals of the Company. Except as described above in these materials, we currently have no plans which would be material to a Holder’s decision to exercise the Option and which relate to or which would result in:

•	any extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

•	any purchase, sale or transfer of a material amount of our assets or those of any of our subsidiaries;

•	any material change in our present dividend rate or policy, or indebtedness or capitalization;

•	any change in our present board of directors or management, including, but not limited to, any plans or proposals to change the number or the term of directors or to fill any existing vacancies on our board of directors or to change any material term of the employment contract of any executive officer;

•	any other material change in our corporate structure or business;

•	any class of our equity securities being delisted from a national securities exchange or ceasing to be authorized to be quoted in an automated quotations system operated by a national securities association;

•	any class of our equity securities becoming eligible for termination of registration under Section 12(g)(4) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

•	the suspension of our obligation to file reports under Section 15(d) of the Exchange Act;

•	the acquisition by any person of additional securities of ours, or the disposition of our securities; or

•	any changes in our certificate of incorporation, bylaws or other governing instruments, or other actions that could impede the acquisition of control of us.

8. Interests of Directors, Executive Officers and Affiliates of the Company in the Debentures.

To the knowledge of the Company:

•	none of the Company or its executive officers, directors, subsidiaries or other affiliates has any beneficial interest in the Debentures;

•	the Company will not repurchase any Debentures from such persons; and

•	during the 60 days preceding the date of this Optional Repurchase Notice, none of such officers, directors or affiliates has engaged in any transactions in the Debentures.

A list of the directors and executive officers of the Company is attached to this Optional Repurchase Notice as Annex B.

In connection with services to the Company, each of the Company’s executive officers and directors is a party to equity compensation plans and arrangements involving our Common Stock. The Company is not and to the knowledge of the Company, none of its affiliates, directors or executive officers, is a party to any contract, arrangement, understanding or agreement with any other person relating, directly or indirectly, to the Option or with respect to the Debentures, including, but not limited to, any contract, arrangement, understanding or agreement concerning the transfer or the voting of the securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

9. Legal Matters; Regulatory Approvals. We are not aware of any license or regulatory permit that is material to our business that might be adversely affected by the Option, or of any approval or other action by any government or regulatory authority or agency that is required for the repurchase of the Debentures pursuant to the Option, as described in this Optional Repurchase Notice. Should any approval or other action be required, we presently intend to seek the approval or take the action. However, we cannot assure you that we would be able to obtain any required approval or take any other required action.

10. Purchases of Debentures by the Company and its Affiliates. Neither we nor any of our subsidiaries nor, to our knowledge, any of our directors, executive officers or controlling persons, nor any affiliates of the foregoing, have engaged in any transaction in the Debentures during the 60 days prior to the date of this Optional Repurchase Notice.

Effective on the date of this Optional Repurchase Notice, we and our affiliates, including our executive officers and directors, are prohibited under applicable United States federal securities laws from purchasing Debentures (or the right to purchase Debentures) other than through the Option until at least the tenth business day after the Expiration Date. Following such time, if any Debentures remain outstanding, we may exercise our right to redeem such Debentures, in whole or in part, and we and our affiliates may purchase Debentures in the open market, in private transactions, through a subsequent tender offer or otherwise, any of which may be consummated at purchase prices higher or lower than the Optional Repurchase Price, or which may be paid in cash or other consideration. Any decision to purchase Debentures after the Expiration Date, if any, will depend upon many factors, including the market price of the Debentures, the amount of Debentures delivered for purchase pursuant to the Option, the market price of our Common Stock, our business and financial position, and general economic and market conditions. Any such purchase may be on the same terms or on terms more or less favorable to the Holders of the Debentures than the terms of the Option as described in this Optional Repurchase Notice.

11. Certain U.S. Federal Income Tax Consequences.

The following is a summary of certain U.S. federal income tax consequences that may be relevant to U.S. Holders or Non-U.S. Holders (each as defined below) who surrender Debentures for repurchase pursuant to the Option. For this purpose, a “holder” means a beneficial owner of a Debenture or the Common Stock into which a Debenture may be converted; a “U.S. Holder” means a holder that, for U.S. federal income tax purposes, is (i) a citizen or resident alien individual of the United States; (ii) a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state thereof or the District of Columbia; (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust if it either (x) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (y) has a valid election in effect under applicable U.S. Treasury regulations (the “Treasury Regulations”) to be treated as a United States person (within the meaning of the Code); and a “Non-U.S. Holder” means a holder that, for U.S. federal income tax purposes, is an individual, corporation (or other entity taxable as a corporation for U.S. federal income tax purposes), estate or trust and, in each case, is not a U.S. Holder.

This summary applies only to beneficial owners of Debentures that hold the Debentures and any Common Stock acquired as a result of the exercise of the Option as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). This summary is based upon provisions of the Code, the Treasury Regulations, administrative rulings and judicial decisions in effect as of the date hereof, any of which may subsequently be changed, possibly retroactively, or interpreted differently by the Internal Revenue Service (the “IRS”), so as to result in U.S. federal income tax consequences different from those discussed below. No assurance can be given that the IRS will agree with the views expressed in this summary, or that a court will not sustain any challenge by the IRS in the event of litigation. This summary also does not address the tax considerations arising under the laws of any U.S. state or local or non-U.S. jurisdiction or under any U.S. federal tax laws other than the U.S. federal income tax laws. In addition, this summary does not address tax considerations applicable to the particular circumstances of a beneficial owner of Debentures that may be subject to special tax rules, including, without limitation:

•	banks, insurance companies or other financial institutions;

•	controlled foreign corporations, passive foreign investment companies, regulated investment companies and real estate investment trusts and shareholders of such entities that hold the Debentures;

•	persons subject to the alternative minimum tax;

•	entities that are tax-exempt for U.S. federal income tax purposes and retirement plans, individual retirement accounts and tax-deferred accounts;

•	dealers and traders in securities or currencies;

•	non-U.S. persons or entities, except to the extent specifically set forth below;

•	S corporations, partnerships and other pass-through entities, including entities and arrangements classified as partnerships for U.S. federal income tax purposes, and beneficial owners of such entities that hold Debentures;

•	Certain former citizens or long-term residents of the United States;

•	U.S. holders whose functional currency is not the U.S. dollar; and

•	persons holding Debentures as part of a conversion, constructive sale, wash sale or other integrated transaction or a hedge, straddle or synthetic security.

WE RECOMMEND TO EACH HOLDER THAT INTENDS TO SURRENDER ANY DEBENTURE FOR REPURCHASE PURSUANT TO THE OPTION TO CONSULT ITS OWN TAX ADVISOR AS TO THE U.S. FEDERAL, STATE AND LOCAL, AND ANY NON-U.S. TAX CONSEQUENCES TO IT IN LIGHT OF ITS OWN PARTICULAR CIRCUMSTANCES.

11.1 U.S. Holders

Surrender of Debentures for Repurchase. A U.S. Holder generally will not recognize any income, gain or loss on the surrender of any Debenture for repurchase solely for shares of our Common Stock pursuant to the Option, except with respect to the fair market value of any Common Stock attributable to accrued and unpaid interest. The tax basis of shares of Common Stock a U.S. Holder receives on the surrender of any Debenture generally will equal the adjusted tax basis in that Debenture at the time of repurchase (reduced by the portion of the adjusted tax basis allocable to a fractional share). A U.S. Holder’s adjusted tax basis in the Debenture generally will be the initial purchase price for such Debenture (increased by the amount of market discount, if any, previously included in income, and decreased by the amount of any amortized bond premium, if any). The holding period of the Common Stock a U.S. Holder receives on the surrender of any Debenture (other than shares attributable to accrued but unpaid interest) will generally include the period during which such Debentures were held prior to the repurchase.

The value of any portion of our Common Stock that is attributable to accrued and unpaid interest on the Debentures not yet included in income by a U.S. Holder will be taxed as ordinary income. The basis in any shares of Common Stock attributable to accrued and unpaid interest will equal the fair market value of such shares when received. The holding period in any shares of Common Stock attributable to accrued and unpaid interest will begin on the day after the date of the repurchase.

Market Discount. Market discount refers to the difference between the price upon acquisition and the issue price of a Debenture if a U.S. Holder acquires a Debenture other than in connection with its original issue at a price that is less than its issue price, unless such difference is less than  1⁄4 of one percent of the principal amount at maturity multiplied by the number of complete years to maturity from the date of acquisition.

Amortizable Bond Premium. Bond premium refers to the difference between the price upon acquisition and the principal amount of the Debenture if a U.S. Holder purchases a Debenture at a price that exceeds the principal amount of the Debenture. The U.S. Holder may generally elect to amortize the bond premium against interest payable on the Debenture.

Distributions on Common Stock Received Pursuant to the Option. Any distributions a U.S. Holder receives in respect of our Common Stock received pursuant to the Option generally will be treated as a dividend, subject to tax as ordinary income, to the extent payable out of our current or accumulated earnings and profits (as determined for U.S. federal income tax purposes), then as a tax-free return of capital to the extent of your tax basis in the shares of our Common Stock, and thereafter as gain from the sale or exchange of the stock. Dividends received by a non-corporate U.S. Holder will qualify for taxation at a reduced 20% rate if the holder meets certain holding period and other applicable requirements. Dividends received by a corporate U.S. Holder will be eligible for the dividends-received deduction if the holder meets certain holding period and other applicable requirements.

Sale or Other Taxable Disposition of Common Stock Received Pursuant to the Option. A U.S. Holder will generally recognize gain or loss upon the sale or other taxable disposition of shares of our Common Stock equal to the difference between (1) the amount of cash and the fair market value of any property received and (2) the U.S. Holder’s adjusted tax basis in the shares of our Common Stock. Any gain or loss recognized by a U.S. Holder generally will be treated as a capital gain or loss. The capital gain or loss will be long-term if the U.S. Holder’s holding period in the Common Stock is more than one year at the time of sale, exchange or other taxable disposition and will be short-term if the U.S. Holder’s holding period is one year or less. Long-term capital gains of individuals and other non-corporate taxpayers are generally eligible for reduced rates of taxation. The deductibility of capital losses is subject to certain limitations.

Information Reporting and Backup Withholding. In general, information reporting requirements will apply to the amount paid to a U.S. Holder with respect to interest paid on the Debentures, dividends paid on our Common Stock, or, under certain circumstances, the proceeds of a sale or other disposition of our Common Stock. A U.S. Holder may also be subject to backup withholding on such payments unless the U.S. Holder (i) provides a correct U.S. taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with the applicable requirements or (ii) is a corporation or other exempt recipient and, if required, provides a certification to such effect. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a U.S. Holder’s U.S. federal income tax liability provided the required information is furnished on a timely basis to the IRS. U.S. Holders should consult their tax advisors regarding the application of information reporting and backup withholding rules in their particular situations, the availability of an exemption therefrom, and the procedure for obtaining such an exemption, if applicable.

11.2 Non-U.S. Holders

The following discussion is limited to the U.S. federal income tax consequences relevant to a Non-U.S. Holder (as defined above).

Taxation of Interest. Shares of Common Stock attributable to accrued and unpaid interest that are received by Non-U.S. Holders are generally subject to U.S. federal income tax at a rate of 30% (or a reduced or zero rate under the terms of an applicable income tax treaty between the United States and the non-U.S. holder’s country of residence), collected by means of withholding by the payor.

Payments of accrued and unpaid interest on the notes to most Non-U.S. Holders, however, will qualify as “portfolio interest,” and thus will be exempt from U.S. federal income tax, including withholding of such tax, if the non-U.S. holders certify their nonresident status as described below.

The portfolio interest exemption will not apply to payments of interest to a Non-U.S. Holder that:

•	owns, actually or constructively, shares of our stock representing at least 10% of the total combined voting power of all classes of our stock entitled to vote;

•	is a “controlled foreign corporation” that is related, directly or indirectly, to us through stock ownership;

•	is engaged in the conduct of a trade or business in the United States to which such interest payments are effectively connected, and, generally, if an income tax treaty applies, such interest payments are attributable to a U.S. permanent establishment maintained by the non-U.S. holder (see the discussion under “—Non-U.S. Holders—Income or Gains Effectively Connected with a U.S. Trade or Business” below); or

•	is a bank whose receipt of interest on the notes is described in Section 881(c)(3)(A) of the Code.

In general, a foreign corporation is a controlled foreign corporation if more than 50% of its stock (by vote or value) is owned, actually or constructively, by one or more U.S. persons that each owns, actually or constructively, at least 10% of the corporation’s voting stock.

The portfolio interest exemption, reduction of the withholding rate pursuant to the terms of applicable income tax treaty and several of the special rules for non-U.S. holders described below apply only if the holder certifies its nonresident status. A non-U.S. holder can meet this certification requirement by providing a properly executed IRS Form W-8BEN or other appropriate IRS Form W-8 or substitute form to us or our paying agent prior to the payment. If the non-U.S. holder holds the note through a financial institution or other agent acting on the holder’s behalf, the holder will be required to provide appropriate documentation to the agent. The Non-U.S. Holder’s agent will then be required to provide certification to us or our paying agent, either directly or through other intermediaries.

Sale, Exchange, Redemption, Conversion or Other Disposition of Notes or Common Stock. Non-U.S. Holders generally will not be subject to U.S. federal income or withholding tax on any gain realized on the sale, exchange, redemption, conversion or other disposition of Debentures or Common Stock (other than with respect to payments attributable to accrued interest, which will be taxed as described under “—Non-U.S. Holders—Taxation of Interest” above), unless:

•	the gain is effectively connected with the conduct by the Non-U.S. Holder of a U.S. trade or business (and, generally, if an income tax treaty applies, the gain is attributable to a U.S. permanent establishment maintained by the Non-U.S. Holder), in which case the gain would be subject to tax as described below under “—Non-U.S. Holders—Income or Gains Effectively Connected with a U.S. Trade or Business;”

•	the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the year of disposition and certain other conditions apply, in which case, except as otherwise provided by an applicable income tax treaty, the gain, which may be offset by U.S. source capital losses, would be subject to a flat 30% tax, even though the individual is not considered a resident of the United States; or

•	the rules of the Foreign Investment in Real Property Tax Act (or “FIRPTA”) (described below) treat the gain as effectively connected with a U.S. trade or business.

The FIRPTA rules may apply to a sale, exchange, redemption or other disposition of notes or Common Stock by a Non-U.S. Holder if we currently are, or were at any time within five years before the sale, exchange, redemption, conversion or other disposition (or, if shorter, the Non-U.S. Holder’s holding period for the Debentures or Common Stock disposed of), a “U.S. real property holding corporation” (or “USRPHC”). In general, we would be a USRPHC if interests in U.S. real property comprised at least 50% of the fair market value of our assets. We believe that we currently are not, and will not become in the future, a USRPHC.

Dividends. Dividends paid to a Non-U.S. Holder on any Common Stock received on conversion of a note generally will be subject to U.S. withholding tax at a 30% rate. The withholding tax on dividends, however, may be reduced under the terms of an applicable income tax treaty between the United States and the Non-U.S. Holder’s country of residence. A Non-U.S. older should demonstrate its eligibility for a reduced rate of withholding under an applicable income tax treaty by timely delivering a properly executed IRS Form W-8BEN or other appropriate IRS Form W-8 or substitute form. A Non-U.S. Holder that is eligible for a reduced rate of withholding under the terms of an applicable income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Dividends on the Common Stock that are effectively connected with a Non-U.S. Holder’s conduct of a U.S. trade or business are discussed below under “—Non-U.S. Holders—Income or Gains Effectively Connected with a U.S. Trade or Business.”

Income or Gains Effectively Connected with the Conduct of a U.S. Trade or Business. The preceding discussion of the U.S. federal income and withholding tax considerations of the acquisition, ownership or disposition of Debentures or Common Stock by a Non-U.S. Holder assumes that the holder is not engaged in a U.S. trade or business. If any interest on the Debentures, dividends on Common Stock, or gain from the sale, exchange, redemption, conversion or other disposition of the Debentures or Common Stock is effectively connected with a U.S. trade or business conducted by the Non-U.S. Holder, then the income or gain will be subject to U.S. federal income tax on a net income basis at the regular graduated rates and in the same manner applicable to U.S. Holders. If the Non-U.S. Holder is eligible for the benefits of a tax treaty between the United States and the holder’s country of residence, any “effectively connected” income or gain generally will be subject to U.S. federal income tax only if it is also attributable to a permanent establishment or fixed base maintained by the holder in the United States. Payments of interest or dividends that are effectively connected with a U.S. trade or business (and, if a tax treaty applies, attributable to a permanent establishment or fixed base), and therefore included in the gross income of a Non-U.S. Holder, will not be subject to 30% withholding, provided that the holder claims exemption from withholding by timely filing a properly executed IRS Form W-8ECI or appropriate substitute form. If the Non-U.S. Holder is a corporation (or an entity treated as a corporation for U.S. federal income tax purposes), that portion of its earnings and profits that is effectively connected with its U.S. trade or business generally also would be subject to a “branch profits tax.” The branch profits tax rate is generally 30%, although an applicable income tax treaty might provide for a lower rate.

Information Reporting and Backup Withholding. We must report annually to the IRS the interest and/or dividends paid to each Non-U.S. holder and the tax withheld, if any, with respect to such interest and/or dividends pursuant to the rules described above. Copies of these reports may be made available to tax authorities in the country where the Non-U.S. Holder resides. Payments to Non-U.S. Holders of dividends on our Common Stock or interest on the Debentures may be subject to backup withholding unless the Non-U.S. Holder certifies its non-U.S. status on a properly executed IRS Form W-8BEN or other appropriate IRS Form W-8 or substitute form. Payments to a Non-U.S. Holder upon a sale of our Common Stock through a U.S. office of a broker generally will be subject to information reporting and backup withholding unless the payee certifies under penalties of perjury that it is not a U.S. person or otherwise establishes an exemption. Any such payments made through a non-U.S. office of a U.S. broker or of a non-U.S. broker with certain specified U.S. connections generally will be subject to information reporting, but not backup withholding, unless the broker has evidence in its records that the payee is not a U.S. person and has no knowledge or reason to know to the contrary.

Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against the Non-U.S. Holder’s U.S. federal income tax liability, if any, provided the required information is furnished on a timely basis to the IRS. Non-U.S. Holders should consult their tax advisors regarding the application of information reporting and backup withholding rules in their particular situations, the availability of an exemption therefrom, and the procedure for obtaining such an exemption, if applicable.

11.3 Additional Withholding Requirements on Payments Made to Foreign Accounts

Pursuant to Sections 1471 through 1474 of the Code, we may be required to withhold U.S. federal income tax at the rate of 30% on payments of interest and/or dividends and, beginning on January 1, 2017, gross proceeds from the sale or other taxable disposition (including a retirement or redemption) of the Debentures or shares of Common Stock received pursuant to the Option made to non-U.S. financial institutions and certain other non-U.S. nonfinancial entities unless they satisfy certain reporting requirements. To avoid withholding, foreign financial institutions will need to (i) enter into agreements with the IRS that state that they will provide the IRS information, including the names, addresses and taxpayer identification numbers of direct and indirect U.S. account holders, comply with due diligence procedures with respect to the identification of U.S. accounts, report to the IRS certain information with respect to U.S. accounts maintained, agree to withhold tax on certain payments made to non-compliant foreign financial institutions or to account holders who fail to provide the required information, and determine certain other information as to their account holders, or (ii) in the event that an applicable intergovernmental agreement and implementing legislation are adopted, comply with modified requirements including in some cases providing local revenue authorities with similar account holder information. Other foreign entities will need to either provide the name, address, and taxpayer identification number of each substantial U.S. owner or certifications of no substantial U.S. ownership unless certain exceptions apply or agree to provide certain information to other revenue authorities for transmittal to the IRS. Accordingly, the entity through which the Debentures or shares of our Common Stock are held will affect the determination of whether such withholding is required. Additionally, this withholding tax will apply to all withholdable payments without regard to whether the beneficial owner of the payment would otherwise be entitled to an exemption from the imposition of other withholding tax pursuant to an applicable tax treaty with the United States or U.S. domestic law.

Under a grandfathering rule, this legislation does not apply to any payments made under an obligation that is outstanding on July 1, 2014 (provided such obligation is not materially modified subsequent to such date) and any gross proceeds from the disposition of such obligation. Holders of the Debentures are encouraged to consult with their tax advisors regarding the possible implications of this legislation on their investment in the Debentures or their ownership of shares of our Common Stock received pursuant to the Option.

11.4 Non-Tendering Holders. A holder whose Debentures are not repurchased by the Company pursuant to the Option will not incur any U.S. federal income tax liability as a result of the consummation of the offer to repurchase.

12. Additional Information. The Company is subject to the reporting and other informational requirements of the Exchange Act and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”). You may also read and copy any document we file at the SEC’s Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Such material may also be accessed electronically by means of the SEC’s home page on the Internet at www.sec.gov.

The Company has filed with the SEC a tender offer statement on Schedule TO, pursuant to Section 13(e) of the Exchange Act and Rule 13e-4 promulgated thereunder, furnishing certain information with respect to the Option. The Schedule TO, together with any exhibits and any amendments thereto, may be examined and copies may be obtained at the same places and in the same manner as set forth above.

The documents listed below (as such documents may be amended from time to time) contain important information about the Company and its financial condition:

•	The Company’s Annual Report on Form 10-K for the year ended November 30, 2013;

•	The Company’s Quarterly Report on Form 10-Q for the quarters ended February 28, 2014, May 31, 2014 and August 31, 2014;

•	The Company’s Current Reports on Form 8-K filed on February 4, 2014, February 7, February 27, March 21, 2014, March 31, 2014, April 9, 2014, April 11, 2014, April 21, 2014, April 28, 2014, June 3, 2014, June 11, 2014, July 9, 2014 and October 10, 2014;

•	All other reports filed pursuant to Sections 13, 14 or 15(d) of the Exchange Act since the end of the fiscal year covered by the Form 10-K mentioned above; and

•	The description of the Registrant’s capital stock contained in its Registration Statement on Form 10 filed on May 20, 1935 under the Securities Exchange Act of 1934, as amended, as amended by Amendment No. 1 on Form 8, dated March 29, 1989 (File No. 1-1520).

In the event of conflicting information in these documents, you should rely on the information in the latest filed documents.

If a material change occurs in the information set forth in this Optional Repurchase Notice, we will amend the Schedule TO accordingly.

13. No Solicitations. We have not employed or retained any persons to make solicitations or recommendations in connection with the Option.

14. Definitions. All capitalized terms used but not specifically defined herein shall have the meanings given to such terms in the Indenture or the Debentures, as applicable.

15. Conflicts. In the event of any conflict between this Optional Repurchase Notice on the one hand and the terms of the Indenture or the Debentures or any applicable laws on the other hand, the terms of the Indenture or the Debentures or applicable laws, as the case may be, will control.

None of the Company or our Board of Directors, its employees or the Paying Agent is making any recommendation to any Holder as to whether to exercise or refrain from exercising the Option. Each Holder must make his or her own decision whether to exercise the Option and, if so, the principal amount of Debentures for which to exercise the Option based on its own assessment of current market value and other relevant factors.

EXHIBIT A

Annual Financial Statements

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of GenCorp Inc.:

In our opinion, the consolidated financial statements listed in the accompanying index appearing under Item 15(a)(1) present fairly, in all material respects, the financial position of GenCorp Inc. and its subsidiaries (the “Company”) at November 30, 2013 and 2012, and the results of their operations and their cash flows for each of the three years in the period ended November 30, 2013 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule listed in the accompanying index appearing under Item 15(a)(2) presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of November 30, 2013, based on criteria established in Internal Control — Integrated Framework (1992) issued by the Committee of Sponsoring Organizations of the Treadway Commission. The Company’s management is responsible for these financial statements and financial statement schedule, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in Management’s Report on Internal Control over Financial Reporting appearing under Item 9A. Our responsibility is to express opinions on these financial statements, on the financial statement schedule, and on the Company’s internal control over financial reporting based on our integrated audits. We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

As described in Management’s Report on Internal Control over Financial Reporting appearing under Item 9A, management has excluded its acquisition of United Technologies Corporation’s Pratt & Whitney Rocketdyne division (the “Rocketdyne Business”) from its assessment of internal control over financial reporting as of November 30, 2013 because it was acquired by the Company in a purchase business combination effective June 14, 2013. We have also excluded the Rocketdyne Business from our audit of internal control over financial reporting. The Rocketdyne Business is a wholly-owned subsidiary whose total assets and total net sales represent 20% and 23%, respectively, of the Company’s related consolidated financial statement amounts as of and for the year ended November 30, 2013.

/s/ PricewaterhouseCoopers LLP

Sacramento, California

February 7, 2014

GENCORP INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended
	2013	2012	2011
	(In millions, except per share amounts)
Net sales	$1,383.1	$994.9	$918.1
Operating costs and expenses:
Cost of sales (exclusive of items shown separately below)	1,229.6	869.6	799.3
Selling, general and administrative	53.6	41.9	40.9
Depreciation and amortization	43.8	22.3	24.6
Other expense, net	33.8	26.2	14.5

Total operating costs and expenses	1,360.8	960.0	879.3
Operating income	22.3	34.9	38.8
Non-operating (income) expense
Interest expense	48.7	22.3	30.8
Interest income	(0.2)	(0.6)	(1.0)

Total non-operating expense, net	48.5	21.7	29.8
(Loss) income from continuing operations before income taxes	(26.2)	13.2	9.0
Income tax (benefit) provision	(193.9)	18.9	6.1

Income (loss) from continuing operations	167.7	(5.7)	2.9
Income from discontinued operations, net of income taxes	0.2	3.1	—

Net income (loss)	$167.9	$(2.6)	$2.9

Income (loss) per share of common stock

Basic:
Income (loss) per share from continuing operations	$2.76	$(0.09)	$0.05
Income from discontinued operations, net of income taxes	—	0.05	—

Net income (loss) per share	$2.76	$(0.04)	$0.05

Diluted:
Income (loss) per share from continuing operations	$2.11	$(0.09)	$0.05
Income from discontinued operations, net of income taxes	—	0.05	—

Net income (loss) per share	$2.11	$(0.04)	$0.05

Weighted average shares of common stock outstanding	59.6	59.0	58.7

Weighted average shares of common stock outstanding, assuming dilution	81.9	59.0	58.7

See Notes to Consolidated Financial Statements.

GENCORP INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

	Year Ended
	2013	2012	2011
	(In millions)
Net income (loss)	$167.9	$(2.6)	$2.9
Other comprehensive income (loss):
Amortization of net actuarial losses, net of $1.2 million of income taxes in fiscal 2013	91.3	58.9	62.8
Actuarial gains (losses) arising during the period, net of $2.2 million of income taxes in fiscal 2013	173.5	(245.7)	(81.1)
Amortization of prior service credits (costs), net of $0.1 million of income taxes in fiscal 2013	(0.9)	(0.1)	0.1

Comprehensive income (loss)	$431.8	$(189.5)	$(15.3)

See Notes to Consolidated Financial Statements.

GENCORP INC.

CONSOLIDATED BALANCE SHEETS

	November 30, 2013	November 30, 2012
	(In millions, except per share and share amounts)
ASSETS
Current Assets
Cash and cash equivalents	$197.6	$162.1
Accounts receivable	214.1	111.5
Inventories	105.9	46.9
Recoverable from the U.S. government and other third parties for environmental remediation costs	20.4	22.3
Receivable from Northrop Grumman Corporation (“Northrop”)	6.0	6.0
Other receivables, prepaid expenses and other	22.4	16.8
Income taxes	12.6	2.5
Deferred income taxes	17.0	—

Total Current Assets	596.0	368.1
Noncurrent Assets
Property, plant and equipment, net	374.7	143.9
Real estate held for entitlement and leasing	80.2	70.2
Recoverable from the U.S. government and other third parties for environmental remediation costs	88.7	107.9
Receivable from Northrop	72.0	69.3
Deferred income taxes	175.7	—
Goodwill	159.6	94.9
Intangible assets	135.7	13.9
Other noncurrent assets, net	72.7	51.1

Total Noncurrent Assets	1,159.3	551.2

Total Assets	$1,755.3	$919.3

LIABILITIES, REDEEMABLE COMMON STOCK, AND SHAREHOLDERS’ EQUITY (DEFICIT)
Current Liabilities
Short-term borrowings and current portion of long-term debt	$2.9	$2.7
Accounts payable	122.5	56.1
Reserves for environmental remediation costs	36.6	39.5
Postretirement medical and life insurance benefits	7.3	7.5
Advance payments on contracts	104.4	100.1
Deferred income taxes	—	9.4
Other current liabilities	206.0	103.3

Total Current Liabilities	479.7	318.6
Noncurrent Liabilities
Senior debt	42.5	45.0
Second-priority senior notes	460.0	—
Convertible subordinated notes	193.2	200.2
Other debt	0.6	0.8
Deferred income taxes	—	2.2
Reserves for environmental remediation costs	134.7	150.0
Pension benefits	261.7	454.5
Postretirement medical and life insurance benefits	59.3	68.3
Other noncurrent liabilities	73.8	68.5

Total Noncurrent Liabilities	1,225.8	989.5

Total Liabilities	1,705.5	1,308.1
Commitments and contingencies (Note 8)
Redeemable common stock, par value of $0.10; less than 0.1 million shares issued and outstanding as of November 30, 2013; 0.4 million shares issued and outstanding as of November 30, 2012	0.2	3.9
Shareholders’ Equity (Deficit)
Preference stock, par value of $1.00; 15.0 million shares authorized; none issued or outstanding	—	—
Common stock, par value of $0.10; 150.0 million shares authorized; 59.9 million shares issued and outstanding as of November 30, 2013; 58.9 million shares issued and outstanding as of November 30, 2012	5.9	5.9
Other capital	280.1	269.6
Accumulated deficit	(14.0)	(181.9)
Accumulated other comprehensive loss, net of income taxes	(222.4)	(486.3)

Total Shareholders’ Equity (Deficit)	49.6	(392.7)

Total Liabilities, Redeemable Common Stock and Shareholders’ Equity (Deficit)	$1,755.3	$919.3

See Notes to Consolidated Financial Statements.

GENCORP INC.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY (DEFICIT)

	Common Stock		Other Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Total Shareholders’ (Deficit) Equity
	Shares	Amount
	(In millions)
November 30, 2010	58.1	$5.9	$257.3	$(182.2)	$(281.2)	$(200.2)
Net income	—	—	—	2.9	—	2.9
Amortization of net actuarial losses	—	—	—	—	62.8	62.8
Actuarial losses arising during the period, net	—	—	—	—	(81.1)	(81.1)
Amortization of prior service costs	—	—	—	—	0.1	0.1
Reclassification from redeemable common stock	0.1	—	0.7	—	—	0.7
Tax benefit from shares issued under equity and performance incentive plans	—	—	0.2	—	—	0.2
Repurchase of convertible debt	—	—	(0.3)	—	—	(0.3)
Stock-based compensation and shares issued under equity plan	0.2	—	3.3	—	—	3.3

November 30, 2011	58.4	5.9	261.2	(179.3)	(299.4)	(211.6)
Net loss	—	—	—	(2.6)	—	(2.6)
Amortization of net actuarial losses	—	—	—	—	58.9	58.9
Actuarial losses arising during the period, net	—	—	—	—	(245.7)	(245.7)
Amortization of prior service credits	—	—	—	—	(0.1)	(0.1)
Reclassification from redeemable common stock	—	—	0.5	—	—	0.5
Tax benefit from shares issued under equity and performance incentive plans	—	—	3.3	—	—	3.3
Stock-based compensation and shares issued under equity plans, net	0.5	—	4.6	—	—	4.6

November 30, 2012	58.9	5.9	269.6	(181.9)	(486.3)	(392.7)
Net income	—	—	—	167.9	—	167.9
Amortization of net actuarial losses, net of $1.2 million of income taxes	—	—	—	—	91.3	91.3
Actuarial gains arising during the period, net of $2.2 million of income taxes	—	—	—	—	173.5	173.5
Amortization of prior service credits, net of less than $0.1 million of income taxes	—	—	—	—	(0.9)	(0.9)
Conversion of debt to common stock	0.2	—	1.6	—	—	1.6
Reclassification from redeemable common stock	0.4	—	3.7	—	—	3.7
Stock-based compensation and shares issued under equity plans, net	0.4	—	5.2	—	—	5.2

November 30, 2013	59.9	$5.9	$280.1	$(14.0)	$(222.4)	$49.6

See Notes to Consolidated Financial Statements.

GENCORP INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended
	2013	2012	2011
	(In millions)
Operating Activities
Net income (loss)	$167.9	$(2.6)	$2.9
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Income from discontinued operations, net of income taxes	(0.2)	(3.1)	—
Depreciation and amortization	43.8	22.3	24.6
Amortization of debt discount and financing costs	4.5	2.9	6.7
Retirement benefit expense	65.0	41.0	46.4
Stock-based compensation	14.1	6.5	3.7
Tax benefit on stock-based awards	—	(3.3)	(0.2)
Loss on debt repurchased	5.0	0.4	0.2
Loss on bank amendment	—	—	1.3
Changes in assets and liabilities, net of effects from acquisition:
Accounts receivable	(37.6)	(4.5)	(0.3)
Inventories	(25.5)	2.6	1.6
Other receivables, prepaid expenses and other	0.1	0.6	2.2
Income tax receivable	(12.6)	6.5	2.3
Real estate held for entitlement and leasing	(4.4)	(3.9)	(4.4)
Receivable from Northrop	(2.7)	(3.0)	(7.7)
Recoverable from the U.S. government and other third parties for environmental remediation costs	21.1	7.5	29.1
Other noncurrent assets	(7.8)	3.2	2.5
Accounts payable	50.1	22.3	6.7
Pension benefits	—	—	(3.1)
Postretirement medical and life insurance benefits	(5.4)	(5.1)	(5.5)
Advance payments on contracts	(43.9)	(8.4)	(1.5)
Other current liabilities	56.8	4.7	(1.6)
Deferred income taxes	(191.3)	4.0	—
Reserve for environmental remediation costs	(18.2)	(1.1)	(27.0)
Other noncurrent liabilities and other	(1.1)	(1.2)	(1.8)

Net cash provided by continuing operations	77.7	88.3	77.1
Net cash used in discontinued operations	(0.1)	(2.1)	(0.3)

Net Cash Provided by Operating Activities	77.6	86.2	76.8
Investing Activities
Capital expenditures	(63.2)	(37.2)	(21.1)
Proceeds from sale of land	—	0.6	—
Purchases of marketable securities	—	—	(15.0)
Sales of marketable securities	—	—	41.7
Purchase of Rocketdyne Business (see table below)	(411.2)	—	—
Purchases of investments	(0.5)	—	—
Purchase of restricted cash investments	(470.0)	—	—
Sale of restricted cash investments	470.0	—	—

Net Cash (Used in) Provided by Investing Activities	(474.9)	(36.6)	5.6
Financing Activities
Proceeds from the issuance of debt	460.0	—	—
Repayments on debt	(12.8)	(77.7)	(70.1)
Debt issuance costs	(14.9)	(1.3)	(4.2)
Tax benefit on stock-based awards	—	3.3	0.2
Proceeds from shares issued under equity plans	0.5	1.0	—
Vendor financing repayments	—	(0.8)	(1.8)

Net Cash Provided by (Used in) Financing Activities	432.8	(75.5)	(75.9)

Net increase (decrease) in cash and cash equivalents	35.5	(25.9)	6.5
Cash and cash equivalents at beginning of year	162.1	188.0	181.5

Cash and Cash Equivalents at End of Year	$197.6	$162.1	$188.0

Supplemental Disclosures of Cash Flow Information
Cash refund for income taxes	$0.1	$6.0	$0.2
Cash paid for income taxes	8.5	11.2	3.9
Cash paid for interest	33.7	18.5	22.4
Conversion of debt to common stock	1.6	—	—
Purchase of Rocketdyne Business (see Note 4)
Total tangible assets	$318.0	$—	$—
Intangible assets	128.3	—	—
Goodwill	64.7	—	—
Deferred income taxes	12.9	—	—
Liabilities assumed	(112.7)	—	—

Total preliminary purchase price	$411.2	$—	$—

See Notes to Consolidated Financial Statements.

GENCORP INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1.	Summary of Significant Accounting Policies

a.	Basis of Presentation and Nature of Operations

The consolidated financial statements of GenCorp Inc. (“GenCorp” or the “Company”) include the accounts of the parent company and its 100% owned and majority owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation. Certain reclassifications have been made to financial information for prior years to conform to the current year’s presentation.

The Company is a manufacturer of aerospace and defense products and systems with a real estate segment that includes activities related to the re-zoning, entitlement, sale, and leasing of the Company’s excess real estate assets. The Company’s continuing operations are organized into two segments:

Aerospace and Defense — includes the operations of our wholly-owned subsidiary Aerojet Rocketdyne, Inc. (“Aerojet Rocketdyne”), a leading technology-based designer, developer and manufacturer of aerospace and defense products and systems for the United States (“U.S.”) government, including the Department of Defense (“DoD”), the National Aeronautics and Space Administration (“NASA”), major aerospace and defense prime contractors as well as portions of the commercial sector. Aerojet Rocketdyne is a world-recognized engineering and manufacturing company that specializes in the development and production of propulsion systems for defense and space applications, armament systems for precision tactical systems and munitions, and is considered a domestic market leader in launch propulsion, in-space propulsion, missile defense propulsion, tactical missile propulsion and hypersonic propulsion systems.

Real Estate — includes the activities of the Company’s wholly-owned subsidiary Easton Development Company, LLC (“Easton”) related to the re-zoning, entitlement, sale, and leasing of the Company’s excess real estate assets. The Company owns approximately 11,900 acres of land adjacent to U.S. Highway 50 between Rancho Cordova and Folsom, California east of Sacramento (“Sacramento Land”). The Company is currently in the process of seeking zoning changes and other governmental approvals on a portion of the Sacramento Land to optimize its value.

In July 2012, the Company signed a stock and asset purchase agreement (the “Original Purchase Agreement”) with United Technologies Corporation (“UTC”) to acquire the Pratt & Whitney Rocketdyne division (the “Rocketdyne Business”) from UTC for $550 million (the “Acquisition”). The Rocketdyne Business was the largest liquid rocket propulsion designer, developer, and manufacturer in the U.S. On June 10, 2013, the Federal Trade Commission (“FTC”) announced that it closed its investigation into the Acquisition under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. On June 12, 2013, the Company and UTC entered into an amended and restated stock and asset purchase agreement (the “Amended and Restated Purchase Agreement”), which amended and restated the Original Purchase Agreement, as amended. On June 14, 2013, the Company completed the acquisition of substantially all of the Rocketdyne Business pursuant to the Amended and Restated Purchase Agreement. The aggregate consideration to UTC was $411 million, paid in cash, which represents the initial purchase price of $550 million reduced by $55 million relating to the pending future acquisition of UTC’s 50% ownership interest of RD Amross, LLC (a joint venture with NPO Energomash of Khimki, Russia which sells RD-180 engines to RD Amross) and the portion of the UTC business that markets and supports the sale of RD-180 engines. The acquisition of UTC’s 50% ownership interest of RD Amross and UTC’s related business is contingent upon certain conditions including receipt of certain Russian governmental regulatory approvals, which may not be obtained. Pursuant to the terms of the Amended and Restated Purchase Agreement, either party to such agreement may terminate the obligations to consummate the RDA Acquisition on or after June 12, 2015; provided, however, that such termination date may be extended for up to four additional periods of three months each (with the final termination date extended until June 12, 2016). Subject to the terms of Amended and Restated Purchase Agreement, in order to extend the termination date, either party may request the extension by providing written notice to the other party at least five business days prior to the termination date, provided that the requesting party must have a reasonable belief at the time such notice is given that a certain authorization for completion of the RDA Acquisition from the Russian government will be forthcoming. The purchase price was further adjusted for changes in advance payments on contracts, capital expenditures and other net assets, and is subject further to post-closing adjustments (see Note 4).

As of November 30, 2012, the Company classified its Liquid Divert and Attitude Control Systems (the “LDACS”) business as assets held for sale because the Company expected that it would be required to divest the LDACS product line in order to consummate the Acquisition. However, as of May 31, 2013, the Company believed that it would not be required to divest the LDACS product line in order to consummate the Acquisition based on conversations with the FTC. On June 10, 2013, the FTC announced that it closed its investigation into the Acquisition under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the Company was not required to divest its LDACS business (see Note 14).

On August 31, 2004, the Company completed the sale of its GDX Automotive (“GDX”) business. On November 30, 2005, the Company completed the sale of the Fine Chemicals business. The remaining subsidiaries after the sale of GDX Automotive, including Snappon SA, and the Fine Chemicals business are classified as discontinued operations in the Consolidated Financial Statements (see Note 13).

The Company’s fiscal year ends on November 30 of each year. The fiscal year of the Company’s subsidiary, Aerojet Rocketdyne, ends on the last Saturday of November. As a result of the 2013 calendar, Aerojet Rocketdyne had 53 weeks of operations in fiscal 2013 compared to 52 weeks of operations in fiscal 2012 and 2011. The additional week of operations, which occurred in the first quarter of fiscal 2013, accounted for $27.8 million in additional net sales. The operating results of the Rocketdyne Business are included in the Company’s Consolidated Financial Statements since the acquisition date within the Company’s Aerospace and Defense segment. Net sales of the Rocketdyne Business included in the Company’s operating results for fiscal 2013 from the acquisition date of June 14, 2013 were $319.4 million.

The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires the Company to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

Out of Period Adjustments

During fiscal 2012, the Company recorded out of period adjustments to cost of sales, interest expense, and the income tax provision and related balance sheet accounts. The out of period adjustments relate to the treatment of prior years’ intercompany interest within the state tax provisions and the accounting for a lease modification. The out of period adjustments resulted in the Company increasing its net loss in fiscal 2012 by an additional $0.2 million.

During the fourth quarter of fiscal 2011, the Company recorded out of period adjustments to the income tax provision and related balance sheet accounts. The out of period adjustments relate to the Company incorrectly calculating the tax benefit on a tax refund associated with an election made on the Company’s fiscal 2003 income tax return and the Company not recording a reserve for uncertain tax positions during the appropriate period. The out of period adjustments in fiscal 2011, combined with the effects of the fiscal 2012 adjustments described above, resulted in the Company under reporting net income by $0.8 million in fiscal 2011.

As a result of de minimis out of period adjustments recorded in fiscal 2013, the combined effect of the errors resulted in a negligible impact to net income in fiscal 2012 and an under reporting of net income of ($0.4) million in fiscal 2011. Management believes that such amounts are not material to previously reported financial statements.

b.	Cash and Cash Equivalents

All highly liquid debt instruments purchased with a remaining maturity at the date of purchase of three months or less are considered to be cash equivalents. The Company aggregates its cash balances by bank, and reclassifies any negative balances, if applicable, to accounts payable.

c.	Fair Value of Financial Instruments

The accounting standards use a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. These tiers include: Level 1, defined as observable inputs such as quoted prices in active markets; Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable; and Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions. The following are measured at fair value:

	Total	Fair value measurement at November 30, 2013
		Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	(In millions)
Money market funds	$174.4	$174.4	$—	$—

	Total	Fair value measurement at November 30, 2012
		Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	(In millions)
Money market funds	$166.0	$166.0	$—	$—

As of November 30, 2013, a summary of cash and cash equivalents and grantor trust by investment type is as follows:

	Total	Cash and Cash Equivalents	Money Market Funds
	(In millions)
Cash and cash equivalents	$197.6	$35.6	$162.0
Grantor trust	12.4	—	12.4

	$210.0	$35.6	$174.4

The carrying amounts of certain of the Company’s financial instruments, including cash and cash equivalents, accounts receivable, accounts payable, accrued compensation, and other accrued liabilities, approximate fair value because of their short maturities.

The estimated fair value and principal amount for the Company’s long-term debt is presented below:

	Fair Value		Principal Amount
	November 30, 2013	November 30, 2012	November 30, 2013	November 30, 2012
	(In millions)
Term loan	$45.0	$47.5	$45.0	$47.5
7.125% Second-Priority Senior Secured Notes (“7 1/8% Notes”)	494.5	—	460.0	—
4 1/16% Convertible Subordinated Debentures (“4 1/16% Debentures”)	398.1	246.0	193.2	200.0
Other debt	1.0	1.2	1.0	1.2

	$938.6	$294.7	$699.2	$248.7

The fair values of the 7 1/8% Notes and 4 1/16% Debentures were determined using broker quotes that are based on open markets of the Company’s debt securities as of November 30, 2013 and 2012 (both Level 2 securities). The fair value of the term loan and other debt was determined to approximate carrying value.

d.	Accounts Receivable

Accounts receivable associated with long-term contracts consist of billed and unbilled amounts. Billed amounts include invoices presented to customers that have not been paid. Unbilled amounts relate to revenues that have been recorded and billings that have not been presented to customers. Amounts for overhead disallowances or billing decrements are reflected in unbilled receivables and primarily represent estimates of potential overhead costs which may not be successfully negotiated and collected.

Other receivables represent amounts billed where revenues were not derived from long-term contracts.

e.	Inventories

Inventories are stated at the lower of cost or market, generally using the average cost method. Costs on long-term contracts and programs in progress represent recoverable costs incurred for production, contract-specific facilities and equipment, allocable operating overhead, advances to suppliers, environmental expenses and, in the case of contracts with the U.S. government, bid and proposal, research and development, and general and administrative expenses. Pursuant to contract provisions, agencies of the U.S. government and certain other customers have title to, or a security interest in, inventories related to such contracts as a result of performance-based and progress payments. Such progress payments are reflected as an offset against the related inventory balances.

The acquired Rocketdyne Business inventory was recorded at fair value on the date of Acquisition. The fair value adjustment of $6.3 million is not allocable to the Company’s U.S. government contracts and will be expensed to cost of sales as the inventory is delivered to the customer (see Note 4).

f.	Income Taxes

The Company files a consolidated U.S. federal income tax return with its 100% owned consolidated subsidiaries. The deferred tax assets and/or liabilities are determined by multiplying the differences between the financial reporting and tax reporting bases for assets and liabilities by the enacted tax rates expected to be in effect when such differences are recovered or settled. The effect on deferred taxes of a change in tax rates is recognized in the period of the enactment date of the change.

The carrying value of the Company’s deferred tax assets is dependent upon its ability to generate sufficient taxable income in the future. A valuation allowance is required when it is more likely than not that all or a portion of a deferred tax asset will not be realized. A review of all available positive and negative evidence is considered, including the Company’s past and future performance, the market environment in which it operates, the utilization of tax attributes in the past, the length of carryback and carryforward periods, and evaluation of potential tax planning strategies.

Despite the Company’s belief that its tax return positions are consistent with applicable tax laws, the Company believes that certain positions are likely to be challenged by taxing authorities. Settlement of any challenge can result in no change, a complete disallowance, or some partial adjustment reached through negotiations or litigation. The Company’s tax reserves reflect the difference between the tax benefit claimed on tax returns and the amount recognized in the financial statements. The accounting standards provide guidance for the recognition and measurement in financial statements for uncertain tax positions taken or expected to be taken in a tax return. The evaluation of a tax position is a two-step process, the first step being recognition. The Company determines whether it is more likely than not that a tax position will be sustained upon tax examination, including resolution of any related appeals or litigation, based on only the technical merits of the position. The technical merits of a tax position are derived from both statutory and judicial authority (legislation and statutes, legislative intent, regulations, rulings, and case law) and their applicability to the facts and circumstances of the tax position. If a tax position does not meet the more likely than not recognition threshold, the benefit of that position is not recognized in the financial statements. The second step is measurement. A tax position that meets the more likely than not recognition threshold is measured to determine the amount of benefit to recognize in the financial statements. The tax position is measured as the largest amount of benefit that is greater than 50% likely of being realized upon ultimate resolution with a taxing authority. As the examination process progresses with tax authorities, adjustments to tax reserves may be necessary to reflect taxes payable upon settlement. Tax reserve adjustments related to positions impacting the effective tax rate affect the provision for income taxes. Tax reserve adjustments related to positions impacting the timing of deductions impact deferred tax assets and liabilities.

g.	Property, Plant and Equipment, net

Property, plant and equipment are recorded at cost. Refurbishment costs are capitalized in the property accounts, whereas ordinary maintenance and repair costs are expensed as incurred. Depreciation is computed principally by accelerated methods based on the following useful lives:

Buildings and improvements	9 — 40 years
Machinery and equipment	5 — 19 years

The acquired Rocketdyne Business property, plant and equipment were recorded at fair value on the date of Acquisition. The fair value adjustment of $81.9 million is not allocable to the Company’s U.S. government contracts and will be depreciated using a weighted average life of approximately 15 years (see Note 4).

h.	Real Estate Held for Entitlement and Leasing

The Company capitalizes all costs associated with the real estate entitlement and leasing process. The Company classifies activities related to the entitlement, sale, and leasing of its excess real estate assets as operating activities in the consolidated statements of cash flows.

i.	Goodwill

Goodwill represents the excess of the purchase price of an acquired enterprise or assets over the fair values of the identifiable assets acquired and liabilities assumed. Tests for impairment of goodwill are performed on an annual basis, or at any other time if events occur or circumstances indicate that the carrying amount of goodwill may not be recoverable. The Company evaluated goodwill for impairment as of September 1, 2013 and 2012, and determined that goodwill was not impaired.

The Company evaluates qualitative factors (including macroeconomic conditions, industry and market considerations, cost factors, and overall financial performance) to determine whether it is necessary to perform the first step of the two-step goodwill test. This step is referred to as the “Step Zero analysis”. If it is determined that it is more likely than not (a likelihood of more than 50%) that the fair value of a reporting unit is less than its carrying amount, the Company will need to proceed to the first step (“Step One”) of the two-step goodwill impairment test. In evaluating whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount, relevant events and circumstances as discussed above shall be assessed. If, after assessing the totality of events or circumstances, the Company determines that it is not more likely than not that the fair value of a reporting unit is less than its carrying amount, then the first and second steps of the impairment test are unnecessary.

Circumstances that could trigger an impairment test include but are not limited to: a significant adverse change in the business climate or legal factors; adverse cash flow trends; an adverse action or assessment by a regulator; unanticipated competition; loss of key personnel; decline in stock price; and results of testing for recoverability of a significant asset group within a reporting unit. If the carrying amount of the reporting unit’s goodwill exceeds the implied fair value of that goodwill, an impairment loss is recorded.

All of the Company’s recorded goodwill resides in the Aerospace and Defense reporting unit. As of September 1, 2013 and 2012, the Company evaluated goodwill using a “Step Zero analysis” and determined that it was more likely than not that the fair value of the Aerospace and Defense reporting unit exceeded its carrying amount.

There can be no assurance that the Company’s estimates and assumptions made for purposes of its goodwill impairment testing will prove to be accurate predictions of the future. If the Company’s assumptions and estimates are incorrect, the Company may be required to record goodwill impairment charges in future periods.

j.	Intangible Assets

Identifiable intangible assets, such as patents, trademarks, and licenses are recorded at cost or when acquired as part of a business combination at estimated fair value. Identifiable intangible assets are amortized based on when they provide the Company economic benefit, or using the straight-line method, over their estimated useful life. Amortization periods for identifiable intangible assets range from 3 years to 30 years.

Intangible assets weighted average amortization periods are as follows (in years):

	As of November 30,
	2013	2012
Customer related	10.2	20.0
Intellectual property\trade secrets	13.0	—
Non-Compete Agreements	3.0	—
Trade name	30.0	—
Technology	25.1	25.1

k.	Environmental Remediation

The Company expenses, on a current basis, recurring costs associated with managing hazardous substances and contamination in ongoing operations. The Company accrues for costs associated with the remediation of environmental contamination when it becomes probable that a liability has been incurred, and the amount can be reasonably estimated. In most cases only a range of reasonably probable costs can be estimated. In establishing the Company’s reserves, the most probable estimated amount is used when determinable, and the minimum amount is used when no single amount in the range is more probable. The Company’s environmental reserves include the costs of completing remedial investigation and feasibility studies, remedial and corrective actions, regulatory oversight costs, the cost of operation and maintenance of the remedial action plan, and employee compensation costs for employees who are expected to devote a significant amount of time to remediation efforts. Calculation of environmental reserves is based on the evaluation of currently available information with respect to each individual environmental site and considers factors such as existing technology, presently enacted laws and regulations, and prior experience in remediation of contaminated sites. Such estimates are based on the expected costs of investigation and remediation and the likelihood that other potentially responsible parties will be able to fulfill their commitments at sites where the Company may be jointly or severally liable. At the time a liability is recorded for future environmental costs, the Company records an asset for estimated future recoveries that are estimable and probable. Some of the Company’s environmental costs are eligible for future recovery in the pricing of its products and services to the U.S. government and under existing third party agreements. The Company considers the recovery probable based on the Global Settlement Agreement, Northrop Agreement, government contracting regulations, and its long history of receiving reimbursement for such costs (see Notes 8(c) and (d)).

l.	Retirement Benefits

The Company has a frozen defined benefit pension plan that previously covered substantially all salaried and hourly employees. In addition, the Company provides medical and life insurance benefits (“postretirement benefits”) to certain eligible retired employees, with varied coverage by employee group. Annual charges are made for the cost of the plans, including administrative costs, interest costs on benefit obligations, and net amortization and deferrals, increased or reduced by the return on assets. In conjunction with the Acquisition, the Company recorded a $5.3 million pension liability associated with the Rocketdyne Business’ bargaining unit employees. The annual expenses associated with the pension liability are allowable to be included in the Company’s contracts with the U.S. government (see Note 4). The Company also sponsors a defined contribution 401(k) plan and participation in the plan is available to all employees (see Note 7).

m.	Conditional Asset Retirement Obligations

Conditional asset retirement obligations (“CAROs”) are legal obligations associated with the retirement of long-lived assets. These liabilities are initially recorded at fair value and the related asset retirement costs are capitalized by increasing the carrying amount of the related assets by the same amount as the liability. Asset retirement costs are subsequently depreciated over the useful lives of the related assets. Subsequent to initial recognition, the Company records period-to-period changes in the CARO liability resulting from the passage of time and revisions to either the timing or the amount of the estimate of the undiscounted cash flows.

The Company’s estimate of CAROs associated with owned properties relates to estimated costs necessary for the legally required removal or remediation of various regulated materials, primarily asbestos disposal and radiological decontamination of an ordnance manufacturing facility. For CAROs that are not expected to be retired in the next fifteen (15) years, the Company estimated the retirement date of such asset retirement obligations to be thirty (30) years from the date of adoption of the applicable accounting standard. For leased properties, such obligations relate to the estimated cost of contractually required property restoration.

The changes in the carrying amount of CAROs since November 30, 2010 were as follows (in millions):

Balance as of November 30, 2010	$15.3
Additions and other, net	1.2
Accretion	1.3

Balance as of November 30, 2011	17.8
Additions and other, net	1.5
Accretion	1.5

Balance as of November 30, 2012	20.8
Rocketdyne Business Acquisition	1.2
Additions and other, net	(0.6)
Accretion	1.5

Balance as of November 30, 2013	$22.9

n.	Advance Payments on Contracts

The Company receives advances from customers which may exceed costs incurred on certain contracts. Such advances or billings in excess of cost and estimated earnings, other than those reflected as a reduction of inventories as progress payments, are classified as current liabilities.

o.	Loss Contingencies

The Company is currently involved in certain legal proceedings and, as required, has accrued its estimate of the probable costs and recoveries for resolution of these claims. These estimates are based upon an analysis of potential results, assuming a combination of litigation and settlement strategies. It is possible, however, that future results of operations or cash flows for any particular period could be materially affected by changes in estimates or the effectiveness of strategies related to these proceedings.

p.	Warranties

The Company provides product warranties in conjunction with certain product sales. The majority of the Company’s warranties are a one-year standard warranty for parts, workmanship, and compliance with specifications. On occasion, the Company has made commitments beyond the standard warranty obligation. While the Company has contracts with warranty provisions, there is not a history of any significant warranty claims experience. A reserve for warranty exposure is made on a product by product basis when it is both estimable and probable. These costs are included in the program’s estimate at completion and are expensed in accordance with the Company’s revenue recognition methodology as allowed under GAAP for that particular contract.

q.	Revenue Recognition

In the Company’s Aerospace and Defense segment, recognition of profit on long-term contracts requires the use of assumptions and estimates related to the contract value or total contract revenue, the total cost at completion and the measurement of progress towards completion. Due to the nature of the programs, developing the estimated total cost at completion requires the use of significant judgment. Estimates are continually evaluated as work progresses and are revised as necessary. Factors that must be considered in estimating the work to be completed include labor productivity, the nature and technical complexity of the work to be performed, availability and cost volatility of materials, subcontractor and vendor performance, warranty costs, volume assumptions, anticipated labor agreements and inflationary trends, schedule and performance delays, availability of funding from the customer, and the recoverability of costs incurred outside the original contract included in any estimates to complete. The Company reviews contract performance and cost estimates for some contracts at least monthly and for others at least quarterly and more frequently when circumstances significantly change. When a change in estimate is determined to have an impact on contract profit, the Company will record a positive or negative adjustment to the statement of operations. Changes in estimates and assumptions related to the status of certain long-term contracts may have a material effect on the Company’s operating results. The following table summarizes the impact from changes in estimates and assumptions on the statement of operations on key contracts, representing 68% of the Company’s net sales over the last three fiscal years, accounted for under the percentage-of-completion method of accounting:

	Year Ended
	2013	2012	2011
	(In millions, except per share amounts)
Favorable effect of the changes in contract estimates on (loss) income from continuing operations	$18.4	$8.9	$3.9
Favorable effect of the changes in contract estimates on net income (loss)	10.8	5.3	2.4
Favorable effect of the changes in contract estimates on basic income (loss) per share	0.18	0.09	0.04
Favorable effect of the changes in contract estimates on diluted income (loss) per share	0.13	0.09	0.04

The fiscal 2013 favorable changes in contract estimates was primarily driven by greater than expected performance on tactical systems programs due to manufacturing efficiencies and lower overhead costs. The improvements in fiscal 2013 were offset by unexpected cost growth on a space launch contract. The fiscal 2012 favorable changes in contract estimates was primarily driven by greater than expected performance on the Atlas V program and several tactical systems programs due to manufacturing efficiencies and lower overhead costs. These improvements in fiscal 2012 were offset by unanticipated inefficiencies and cost growth on a space launch contract. The fiscal 2011 favorable changes in contract estimates was primarily driven by greater than expected performance on the Atlas V program and various space system programs due to manufacturing efficiencies and lower overhead costs. These improvements in fiscal 2011 were offset by a decrease on a space launch contract for a test failure/rework on rocket motors.

The Company considers the nature of the individual underlying contract and the type of products and services provided in determining the proper accounting for a particular contract. Each method is applied consistently to all contracts having similar characteristics, as described below. The Company typically accounts for these contracts using the percentage-of-completion method, and progress is measured on a cost-to-cost or units-of-delivery basis. Sales are recognized using various measures of progress depending on the contractual terms and scope of work of the contract. The Company recognizes revenue on a units-of-delivery basis when contracts require unit deliveries on a frequent and routine basis. Sales using this measure of progress are recognized at the contractually agreed upon unit price. Where the scope of work on contracts principally relates to research and/or development efforts, or the contract is predominantly a development effort with few deliverable units, the Company recognizes revenue on a cost-to-cost basis. In this case, sales are recognized as costs are incurred and include estimated earned fees or profits calculated on the basis of the relationship between costs incurred and total estimated costs at completion. Revenue on service or time and material contracts is recognized when performed. If at any time expected costs exceed the value of the contract, the loss is recognized immediately.

Certain government contracts contain cost or performance incentive provisions that provide for increased or decreased fees or profits based upon actual performance against established targets or other criteria. Incentive and award fees, which are generally awarded at the discretion of the customer, are included in estimated contract revenue at the time the amounts can be reasonably determined and are reasonably assured based on historical experience and anticipated performance. The Company continually evaluates its performance and incorporates any anticipated changes in penalties and cost incentives into its revenue and earnings calculations. Performance incentives, which increase or decrease earnings based solely on a single significant event, generally are not recognized until an event occurs.

Revenue from real estate asset sales is recognized when a sufficient down-payment has been received, financing has been arranged and title, possession and other attributes of ownership have been transferred to the buyer. The allocation to cost of sales on real estate asset sales is based on a relative fair market value computation of the land sold which includes the basis on the Company’s book value, capitalized entitlement costs, and an estimate of the Company’s continuing financial commitment.

Revenue that is not derived from long-term development and production contracts, or real estate asset transactions, is recognized when persuasive evidence of a final agreement exists, delivery has occurred, the selling price is fixed or determinable and payment from the customer is reasonably assured. Sales are recorded net of provisions for customer pricing allowances.

r.	Research and Development (“R&D”)

Company-sponsored R&D expenses were $42.9 million in fiscal 2013, $30.3 million in fiscal 2012, and $27.4 million in fiscal 2011. Company-sponsored R&D expenses include the costs of technical activities that are useful in developing new products, services, processes, or techniques, as well as expenses for technical activities that may significantly improve existing products or processes. These expenses are generally allocated among all contracts and programs in progress under U.S. government contractual arrangements.

Customer-sponsored R&D expenditures, which are funded under government contracts, totaled $339.1 million in fiscal 2013, $271.8 million in fiscal 2012, and $276.0 million in fiscal 2011. Expenditures under customer-sponsored R&D funded government contracts are accounted for as sales and cost of products sold.

s.	Stock-based Compensation

The Company recognizes stock-based compensation in the statements of operations at the grant-date fair value of stock awards issued to employees and directors over the vesting period (see Note 10(c) for additional information). The Company utilizes the short-cut method for determining the historical pool of windfall tax benefits and the tax law ordering approach for purposes of determining whether an excess tax benefit has been realized.

t.	Impairment or Disposal of Long-Lived Assets

Impairment of long-lived assets is recognized when events or circumstances indicate that the carrying amount of the asset, or related groups of assets, may not be recoverable. Circumstances which could trigger a review include, but are not limited to: significant decreases in the market price of the asset; significant adverse changes in the business climate or legal factors; accumulation of costs significantly in excess of the amount originally expected for the acquisition or construction of the asset; current period cash flow or operating losses combined with a history of losses or a forecast of continuing losses associated with the use of the asset; or a current expectation that the asset will more likely than not be sold or disposed of significantly before the end of its estimated useful life. The carrying amount of a long-lived asset is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset. If the Company determines that an asset is not recoverable, then the Company would record an impairment charge if the carrying value of the asset exceeds its fair value.

A long-lived asset classified as “held for sale” is initially measured at the lower of its carrying amount or fair value less costs to sell. In the period that the “held for sale” criteria are met, the Company recognizes an impairment charge for any initial adjustment of the long-lived asset amount. Gains or losses not previously recognized resulting from the sale of a long-lived asset is recognized on the date of sale.

u.	Foreign Currency Transactions

Foreign currency transaction (losses) and gains were ($0.2) million in fiscal 2013, $0.4 million in fiscal 2012, and ($0.3) million in fiscal 2011 and are reported as a component of discontinued operations. The Company’s foreign currency transactions were associated with the Company’s former GDX business, including Snappon SA, which is classified as discontinued operations in these consolidated financial statements and notes to consolidated financial statements.

v.	Related Parties

A member of the Company’s board of directors is manager of Steel Partners LLC, the manager of Steel Partners Holdings L.P. (“Steel Holdings”). Steel Holdings owns 99% of SPH Group Holdings LLC (“SPH Holdings”) that was a beneficial owner of more than 5% of the Company’s common stock outstanding as of November 30, 2013 and 2012. The Company repurchased $15.5 million of its 2 1/4% Convertible Subordinated Debentures (“2 1/4% Debentures”) from SPH Holdings during fiscal 2011 at market prices as of the transaction date.

w.	Concentrations

Dependence upon government programs and contracts

Sales to the U.S. government and its agencies, including sales to the Company’s significant customers discussed below, were as follows (dollars in millions):

	U.S. Government Sales	Percentage of Net Sales
Fiscal 2013	$1,311.0	95%
Fiscal 2012	936.9	94
Fiscal 2011	855.8	93

The Standard Missile program, which is included in the U.S. government sales, represented 22%, 25%, and 24% of net sales for fiscal 2013, 2012, and 2011, respectively. The demand for certain of the Company’s services and products is directly related to the level of funding of government programs.

Major customers

Customers that represented more than 10% of net sales for the fiscal years presented are as follows:

	Year Ended
	2013	2012	2011
Raytheon Company (“Raytheon”)	32%	37%	36%
Lockheed Martin Corporation (“Lockheed Martin”)	23	32	28
United Launch Alliance (“ULA”)	18	*	*

*	Less than 10%.

Credit Risk

Aside from investments held in the Company’s defined benefit pension plan, financial instruments that could potentially subject the Company to concentration of credit risk consist primarily of cash, cash equivalents, and trade receivables. The Company’s cash and cash equivalents are held and managed by recognized financial institutions and are subject to the Company’s investment policy. The investment policy outlines minimum acceptable credit ratings for each type of investment and limits the amount of credit exposure to any one security issue. The Company does not believe significant concentration of credit risk exists with respect to these investments.

Customers that represented more than 10% of accounts receivable for the periods presented are as follows:

	As of November 30,
	2013	2012
NASA	22%	*
Raytheon	20	48%
Lockheed Martin	19	31
ULA	18	*

*	Less than 10%.

Dependence on Single Source and Other Third Party Suppliers

The Company uses a significant quantity of raw materials that are highly dependent on market fluctuations and government regulations. Further, as a U.S. government contractor, the Company is often required to procure materials from suppliers capable of meeting rigorous customer and government specifications. As market conditions change for these companies, they often discontinue materials with low sales volumes or profit margins. The Company is often forced to either qualify new materials or pay higher prices to maintain the supply. To date the Company has been successful in establishing replacement materials and securing customer funding to address specific qualification needs of the programs. Prolonged disruptions in the supply of any of the Company’s key raw materials, difficulty qualifying new sources of supply, implementing use of replacement materials or new sources of supply, and/or a continuing volatility in the prices of raw materials could have a material adverse effect on the Company’s operating results, financial condition, and/or cash flows.

Workforce

As of November 30, 2013, 14% of the Company’s 5,386 employees were covered by collective bargaining agreements.

x.	Accounting Pronouncements

Recently Adopted Accounting Pronouncements

As of September 1, 2011, the Company adopted the Financial Accounting Standards Board’s (“FASB”) amended guidance on testing goodwill for impairment. Previous guidance required that an entity test for goodwill impairment by comparing the fair value of a reporting unit with its carrying amount including goodwill. If the fair value is less than its carrying amount, then a second step is performed to measure the amount of the impairment loss. Under this new amendment an entity is not required to calculate the fair value of the reporting unit unless the entity determines that it is more likely than not (a likelihood of more than 50%) that its fair value is less than its carrying amount. The adoption of the new standard did not have a material impact on the Company’s financial position or results of operations.

In December 2010, the FASB issued authoritative guidance on disclosure of supplementary pro forma information for business combinations. The new guidance requires that pro forma financial information be prepared as if the business combination occurred as of the beginning of the prior annual period. The guidance was effective for the Company for business combinations subsequent to December 1, 2011.

In May 2011, the FASB issued amended guidance on fair value measurement and related disclosures. The new guidance clarified the concepts applicable for fair value measurement and required new disclosures, with a particular focus on Level 3 measurements. This guidance was effective for the Company beginning in the second quarter of fiscal 2012, and was applied prospectively.

In June 2011, the FASB issued amended guidance on the presentation of comprehensive income. The amended guidance eliminates one of the presentation options provided by then-current GAAP, which was to present the components of other comprehensive income as part of the statement of changes in stockholders’ equity. In addition, it gave an entity the option to present the total of comprehensive income, the components of net income, and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. This guidance was effective for the Company beginning in the first quarter of fiscal 2013, and was applied retrospectively. As the accounting standard only impacted disclosures, the new standard did not have an impact on the Company’s financial position, results of operations, or cash flows.

In February 2013, the FASB issued guidance on reporting of amounts reclassified out of accumulated other comprehensive income (“AOCI”). The guidance requires an entity to provide information about the amounts reclassified out of AOCI by component. In addition, entities are required to present, either on the face of the statement where net income is presented or in the notes, significant amounts reclassified out of AOCI by the respective line items of net income. The Company adopted this guidance beginning in the second quarter of fiscal 2013. As the accounting standard only impacted disclosures, the new standard did not have an impact on the Company’s financial position, results of operations, or cash flows.

New Accounting Pronouncement

In July 2013, the FASB issued an amendment to the accounting guidance related to the financial statement presentation of an unrecognized tax benefit when a net operating loss carryforward, a similar tax loss or a tax credit carryforward exists. The guidance requires an unrecognized tax benefit to be presented as a decrease in a deferred tax asset where a net operating loss, a similar tax loss, or a tax credit carryforward exists and certain criteria are met. This guidance is effective prospectively for annual and interim reporting periods beginning after December 15, 2013. The Company is currently evaluating the potential impact of the adoption of this guidance on its consolidated financial statements.

z.	Subsequent Events

The Company evaluates events or transactions that occur after the balance sheet date but before financial statements are issued for potential recognition or disclosure in the financial statements. The issuance of financial statements is the earlier of when the financial statements are widely distributed to all shareholders and other financial statements users or filed with the Securities and Exchange Commission (“SEC”) (see Note 17).

Note 2.	Income (Loss) Per Share of Common Stock

A reconciliation of the numerator and denominator used to calculate basic and diluted income (loss) per share of common stock (“EPS”) is presented in the following table:

	Year Ended
	2013	2012	2011
	(In millions, except per share amounts)
Numerator for Basic and Diluted EPS
Income (loss) from continuing operations	$167.7	$(5.7)	$2.9
Income from discontinued operations, net of income taxes	0.2	3.1	—

Net income (loss)	167.9	(2.6)	2.9
Income allocated to participating securities	(3.2)	—	—

Net income (loss) for basic earnings per share	164.7	(2.6)	2.9
Interest on convertible subordinated debentures	8.1	—	—

Net income (loss) for diluted earnings per share	$172.8	$(2.6)	$2.9

Denominator:
Basic weighted average shares	59.6	59.0	58.7
Effect of:
Convertible subordinated notes	22.1	—	—
Employee stock options	0.2	—	—

Diluted weighted average shares	81.9	59.0	58.7

Basic EPS:
Income (loss) per share from continuing operations	$2.76	$(0.09)	$0.05
Income from discontinued operations, net of income taxes	—	0.05	—

Net income (loss) per share	$2.76	$(0.04)	$0.05

Diluted EPS:
Income (loss) per share from continuing operations	$2.11	$(0.09)	$0.05
Income from discontinued operations, net of income taxes	—	0.05	—

Net income (loss) per share	$2.11	$(0.04)	$0.05

The following table sets forth the potentially dilutive securities excluded from the computation because their effect would have been anti-dilutive:

	Year Ended
	2013	2012	2011
	(In millions)
4 1⁄16% Debentures	—	22.2	22.2
Unvested restricted shares	1.1	1.1	0.8
Employee stock options	—	0.9	1.1

Total potentially dilutive securities	1.1	24.2	24.1

The Company’s 2 1⁄4% Debentures were not included in the computation of diluted earnings per share because the market price of the common stock did not exceed the conversion price and only the conversion premium for these debentures is settled in common shares.

Note 3.	Balance Sheet Accounts and Supplemental Disclosures

a.	Accounts Receivable

	As of November 30,
	2013	2012
	(In millions)
Billed	$96.3	$49.4
Unbilled	138.0	69.0
Reserve on overhead rate disallowance	(20.5)	(7.0)

Total receivables under long-term contracts	213.8	111.4

Other receivables	0.3	0.1

Accounts receivable	$214.1	$111.5

The unbilled receivable amounts as of November 30, 2013 expected to be collected after one year is $51.0 million. Such amounts are billed either upon delivery of completed units or settlement of contracts.

b.	Inventories

	As of November 30,
	2013	2012
	(In millions)
Long-term contracts at average cost	$347.7	$256.4
Progress payments	(242.4)	(209.9)

Total long-term contract inventories	105.3	46.5

Other inventories	0.6	0.4

Inventories	$105.9	$46.9

As of November 30, 2013 and 2012, long-term contract inventories included $5.2 million and $6.4 million, respectively, of deferred costs related to the qualification of a Standard Missile program. Realization of the deferred costs at November 30, 2013 is dependent upon receipt of future firm orders. The Company believes recovery of these costs to be probable and specifically identifiable to future contracts. In addition, long-term contract inventories included an allocation of general and administrative costs incurred throughout fiscal 2013 and fiscal 2012 to be $222.8 million and $151.1 million, respectively, and the cumulative amount of general and administrative costs in long-term contract inventories is estimated to be $15.4 million and $4.4 million at November 30, 2013 and 2012, respectively.

c.	Property, Plant and Equipment, net

	As of November 30,
	2013	2012
	(In millions)
Land	$67.2	$29.6
Buildings and improvements	219.5	158.5
Machinery and equipment	464.7	343.5
Construction-in-progress	76.1	36.9

	827.5	568.5
Less: accumulated depreciation	(452.8)	(424.6)

Property, plant and equipment, net	$374.7	$143.9

Depreciation expense for fiscal 2013, 2012, and 2011 was $35.8 million, $19.3 million, and $21.8 million, respectively.

d.	Goodwill

The goodwill balance at November 30, 2013 and 2012 relates to the Company’s Aerospace and Defense segment. The changes in the carrying amount of goodwill since November 30, 2011 were as follows (in millions):

Balance as of November 30, 2012 and 2011	$94.9
Purchase of the Rocketdyne Business (see Note 4)	64.7

Balance as of November 30, 2013	$159.6

e.	Intangible Assets

As of November 30, 2013	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
	(In millions)
Customer related	$83.8	$9.4	$74.4
Intellectual property\trade secrets	34.2	1.1	33.1
Non-Compete Agreements	0.5	0.1	0.4
Trade name	20.5	0.3	20.2
Acquired technology	18.3	10.7	7.6

Intangible assets	$157.3	$21.6	$135.7

As of November 30, 2012	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
	(In millions)
Customer related	$10.7	$5.4	$5.3
Acquired technology	18.3	9.7	8.6

Intangible assets	$29.0	$15.1	$13.9

Amortization expense related to intangible assets was $6.5 million in fiscal 2013. Amortization expense related to intangible assets was $1.5 million in fiscal 2012 and 2011.

Future amortization expense for the five succeeding years is estimated to be as follows:

Year Ending November 30,	Future Amortization Expense
(In millions)
2014	$13.5
2015	13.4
2016	13.3
2017	13.1
2018	13.1

$66.4

f.	Other Noncurrent Assets, net

	As of November 30,
	2013	2012
	(In millions)
Deferred financing costs	$18.3	$7.0
Recoverable from the U.S. government for conditional asset retirement obligations	15.6	13.8
Indemnification receivable from UTC	10.0	—
Grantor trust	11.4	12.1
Other	17.4	18.2

Other noncurrent assets, net	$72.7	$51.1

The Company amortizes deferred financing costs over the estimated life of the related debt. Amortization of deferred financing costs was $4.5 million, $2.9 million, and $3.2 million in fiscal 2013, 2012, and 2011, respectively.

g.	Other Current Liabilities

	As of November 30,
	2013	2012
	(In millions)
Accrued compensation and employee benefits	$97.4	$49.6
Payable to UTC for Transition Service Agreements	20.4	—
Interest payable	12.3	6.3
Contract loss provisions	10.5	5.7
Legal settlements	2.4	7.0
Other	63.0	34.7

Other current liabilities	$206.0	$103.3

h.	Other Noncurrent Liabilities

	As of November 30,
	2013	2012
	(In millions)
Conditional asset retirement obligations	$22.9	$20.8
Pension benefits, non-qualified	17.2	18.9
Deferred compensation	9.8	8.4
Deferred revenue	8.0	8.6
Legal settlements	0.3	2.3
Other	15.6	9.5

Other noncurrent liabilities	$73.8	$68.5

i.	Accumulated Other Comprehensive Loss, Net of Income Taxes

Changes in accumulated other comprehensive loss by components, net of income taxes, related to the Company’s retirement benefit plans are as follows:

	Actuarial Losses, Net	Prior Service Credits, Net	Total
	(In millions)
November 30, 2011	$(304.2)	$4.8	$(299.4)
Other comprehensive income before reclassification	(245.7)	—	(245.7)
Amounts reclassified from accumulated other comprehensive loss	58.9	(0.1)	58.8

November 30, 2012	(491.0)	4.7	(486.3)
Other comprehensive income before reclassification	173.5	—	173.5
Amounts reclassified from accumulated other comprehensive loss	91.3	(0.9)	90.4

November 30, 2013	$(226.2)	$3.8	$(222.4)

The estimated amounts that will be amortized from accumulated other comprehensive loss into net periodic benefit expense in fiscal 2014 are as follows:

	Pension Benefits	Medical and Life Insurance Benefits
	(In millions)
Actuarial losses (gains), net	$53.8	$(2.9)
Prior service credits, net	—	(0.9)

	$53.8	$(3.8)

Note 4.	Acquisition

In July 2012, the Company signed the Original Purchase Agreement with UTC to acquire the Rocketdyne Business from UTC for $550.0 million. On June 10, 2013, the FTC announced that it closed its investigation into the Acquisition under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. On June 12, 2013, the Company entered into an Amended and Restated Purchase Agreement with UTC, which amended and restated the Original Purchase Agreement, as amended. On June 14, 2013, the Company completed the Acquisition of substantially all of the Rocketdyne Business pursuant to the Amended and Restated Purchase Agreement.

The aggregate consideration to UTC was $411.2 million, paid in cash, which represents the initial purchase price of $550.0 million reduced by $55.0 million relating to the pending future acquisition of UTC’s 50% ownership interest of RD Amross (a joint venture with NPO Energomash of Khimki, Russia which sells RD-180 engines to RD Amross), and the portion of the UTC business that markets and supports the sale of RD-180 engines. The purchase price was further adjusted for changes in advance payments on contracts, capital expenditures and other net assets, and is subject to further post-closing adjustments. The components of the estimated purchase price to UTC are as follows (in millions):

Purchase Price	$495.0
Advance payments on contracts adjustment	(57.3)
Capital expenditures adjustment	(29.8)
Target net asset adjustment	3.3

Cash payment to UTC	$411.2

The Company received a revised purchase price computation from UTC on September 12, 2013 and, per the terms and conditions of the Amended and Restated Purchase Agreement, the Company responded with its objections on December 9, 2013. The Company and UTC have 60 days to resolve the disputed items. If unable to do so within the 60 days, the dispute will be resolved by a mutually selected national accounting firm.

On January 28, 2013, the Company issued $460.0 million in aggregate principal amount of its 7 1/8% Notes. The 7 1/8% Notes were sold to qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”) and outside the U.S. in accordance with Regulation S under the Securities Act. The net proceeds of the 7 1/8% Notes offering were used to fund, in part, the acquisition of the Rocketdyne Business, and to pay related fees and expenses in June 2013 (see Note 6(b)).

The Company incurred substantial expenses in connection with the Acquisition. A summary of the expenses related to the Acquisition recorded in fiscal 2012 ($11.6 million) and fiscal 2013 ($20.0 million) is as follows (in millions):

Legal expenses	$16.4
Professional fees and consulting	8.9
Internal labor	3.4
Costs related to the previously planned divestiture of the LDACS business, including $0.3 million of internal labor	1.7
Other	1.2

$31.6

The operating results of the Rocketdyne Business are included in the Company’s Consolidated Financial Statements since June 13, 2013, the acquisition date, within the Company’s Aerospace and Defense segment. Effective June 14, 2013, deposits on leased facilities of $1.8 million and letters of credit of $12.3 million for various financial assurance obligations were issued in conjunction with the Acquisition.

The preliminary purchase price allocation has been developed based on preliminary estimates of the fair value of the assets and liabilities of the Rocketdyne Business that the Company acquired. In addition, the allocation of the preliminary purchase price to acquired intangible assets is based on preliminary fair value estimates.

The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the acquisition date (in millions):

Current assets	$105.3
Property, plant and equipment, net	202.7
Other non-current assets	10.0

Total tangible assets acquired	318.0
Intangible assets acquired	128.3
Deferred income taxes	12.9

Total assets acquired	459.2
Liabilities assumed, current	(105.5)
Liabilities assumed, non-current	(7.2)

Total identifiable net assets acquired	346.5

Goodwill	$64.7

The preliminary purchase price allocation resulted in the recognition of $64.7 million in goodwill, all of which is deductible for tax purposes and included within the Company’s Aerospace and Defense segment. Goodwill recognized from the Acquisition primarily relates to the expected contributions of the Rocketdyne Business to the Company’s overall corporate strategy.

Intangible assets acquired in connection with the Rocketdyne Business included the following:

	Gross Carrying Amount (In millions)	Weighted Average Amortization Period (years)
Customer related	$73.1	8.7
Intellectual property\trade secrets	34.2	13.0
Non-Compete Agreements	0.5	3.0
Trade name	20.5	30.0

Total intangible assets	$128.3

Amortization of intangible assets is not recoverable in the future through the Company’s U.S. government contracts. Additionally, the Company has a $12.4 million and $20.4 million, respectively, indemnification receivable from and payable to UTC as of November 30, 2013. Pursuant to the terms of the Amended and Restated Purchase Agreement, the Company is indemnified for certain matters.

Net sales and net income of the Rocketdyne Business included in the Company’s operating results for fiscal 2013 from the acquisition date of June 14, 2013 were $319.4 million and $18.3 million, respectively.

The unaudited pro forma information for the periods set forth below gives effect to the Acquisition as if it had occurred at the beginning of each respective fiscal year. These amounts have been calculated after applying the Company’s accounting policies and adjusting the results of the Rocketdyne Business to reflect depreciation and amortization that would have been charged assuming the fair value adjustments to property, plant and equipment and intangible assets had been applied as at the beginning of each respective fiscal year, together with the tax effects, as applicable. The pro forma information is presented for informational purposes only and is not necessarily indicative of the results of operations that actually would have been achieved had the Acquisition been consummated as of that time or that may result in the future.

	Year Ended
	2013	2012	2011
	(In millions, except per share amounts)
Net sales:
As reported	$1,383.1	$994.9	$918.1
Pro forma	$1,762.7	$1,694.0	$1,572.7
Net income (loss):
As reported	$167.9	$(2.6)	$2.9
Pro forma	$30.7	$38.2	$(142.1)
Basic EPS:
Income (loss) per share:
As reported	$2.76	$(0.04)	$0.05
Pro forma	$0.50	$0.64	$(2.42)
Diluted EPS:
Income (loss) per share:
As reported	$2.11	$(0.04)	$0.05
Pro forma	$0.47	$0.56	$(2.42)

Note 5.	Income Taxes

The Company files a consolidated U.S. federal income tax return with its wholly-owned subsidiaries. The components of the Company’s income tax (benefit) provision from continuing operations are as follows:

	Year Ended
	2013	2012	2011
	(In millions)
Current
U.S. federal	$(1.4)	$10.9	$2.0
State and local	1.0	3.8	4.2

	(0.4)	14.7	6.2

Deferred
U.S. federal	(143.4)	3.2	(0.4)
State and local	(50.1)	1.0	0.3

	(193.5)	4.2	(0.1)

Income tax (benefit) provision	$(193.9)	$18.9	$6.1

A reconciliation of the U.S. federal statutory income tax rate to the Company’s effective income tax rate on earnings from continuing operations is as follows:

	Year Ended
	2013	2012	2011
Statutory U.S. federal income tax rate	(35.0)%	35.0%	35.0%
State and local income taxes, net of U.S. federal income tax effect	(7.4)	20.4	29.9
Changes in state income tax rates	(29.2)	—	—
Tax settlements and refund claims, including interest	—	—	3.5
Reserve adjustments	5.6	21.5	0.8
Valuation allowance adjustments	(680.8)	98.4	(44.0)
Rescindable common stock interest and realized (gains) losses	(1.4)	1.7	3.3
Non-deductible convertible subordinated notes interest	17.3	21.5	31.6
Deferred net operating loss to additional paid in capital	—	23.0	2.1
Research credits	(4.7)	(75.3)	—
Retroactive change in federal tax law	(5.3)	—	—
Benefit of manufacturing deductions	—	(9.5)	—
Other, net	0.8	6.5	5.3

Effective income tax rate	(740.1)%	143.2%	67.5%

In fiscal 2013, the Company’s effective tax rate was an income tax benefit of 740.1% on a pre-tax loss of $26.2 million. The Company’s effective tax rate differed from the 35% statutory federal income tax rate due largely to the release of a significant portion of the valuation allowance previously recorded against deferred tax assets, the impact of state income taxes, and certain non-deductible interest expense. The Company released approximately $282.4 million of the valuation allowance that existed at the beginning of the year, of which approximately $178.7 million was recorded as an income tax benefit to continuing operations, $1.1 million to discontinued operations, and $102.6 million was recorded in other comprehensive income.

The timing of recording or releasing a valuation allowance requires significant management judgment. The amount of the valuation allowance released by the Company represents a portion of deferred tax assets that was deemed more-likely-than-not that the Company will realize the benefits based on the analysis in which the positive evidence outweighed the negative evidence.

A valuation allowance is required when it is more-likely-than-not that all or a portion of deferred tax assets may not be realized. Establishment and removal of a valuation allowance requires management to consider all positive and negative evidence and to make a judgmental decision regarding the amount of valuation allowance required as of a reporting date. The weight given to the evidence is commensurate with the extent to which it can be objectively verified. In the evaluation as of November 30, 2013, management has considered all available evidence, both positive and negative, including but not limited to the following:

Positive evidence

•	The three year other comprehensive cumulative income position as of the end of fiscal 2013;

•	The improved pro forma historical operating results when combined with that of the Rocketdyne Business, continued growth in contract backlog, and the anticipated impact of the Rocketdyne Business financial results on the Company’s forecasted financial performance;

•	The decrease in the projected pension obligation at November 30, 2013 due to the upward trend in the discount rate during fiscal 2013, which lowered future projected pension expense;

•	The Company’s recent history of generating taxable income which has allowed for the utilization of tax credit carryforwards; and

•	Favorable trends with respect to Congressional action regarding sequestration from the Budget Control Act of 2011.

Negative evidence

•	The lack of objective, verifiable evidence to predict future aerospace and defense spending associated with the Budget Control Act of 2011, including which governmental spending accounts may be subject to sequestration, the percentage reduction with respect thereto, and the latitude agencies will have in selecting specific expenditures to cut;

•	The significance of the Company’s defined benefit pension obligation and related impact it could have in future years; and

•	The additional indebtedness incurred in fiscal 2013 related to the acquisition of the Rocketdyne Business.

As of November 30, 2013, management believes that the weight of the positive evidence outweighed the negative evidence regarding the realization of the net deferred tax assets. Management will continue to evaluate the ability to realize the Company’s net deferred tax assets and the remaining valuation allowance on a quarterly basis.

The income tax provision of $18.9 million in fiscal 2012 is primarily related to: (i) current federal income taxes payable of $5.2 million; (ii) $3.0 million of current federal tax on earnings sheltered by net operating losses generated from equity based compensation, the benefit of which was recorded directly to equity; (iii) current change in the federal uncertain tax position reserve of $2.7 million; (iv) current state income taxes of $3.8 million; and (v) deferred taxes of $4.2 million, which represents the deferred tax expense from the tax amortization of goodwill plus the current period utilization of federal Alternative Minimum Tax (“AMT”) credits and California research and development credits.

The income tax provision of $6.1 million in fiscal 2011 is primarily related to: (i) current federal income taxes payable of $1.5 million; (ii) $0.2 million of current federal tax on earnings sheltered by net operating losses generated from equity based compensation, the benefit of which was recorded directly to equity; (iii) $0.3 million true-up of interest accrual on the pending federal refund claims filed in 2010; (iv) current state income taxes of $4.2 million; and (v) deferred tax benefits of $0.1 million from the increase in the federal AMT credits and California research and development credits, offset by deferred tax expense from the tax amortization of goodwill.

The Company is routinely examined by domestic and foreign tax authorities. While it is difficult to predict the outcome or timing of a particular tax matter, the Company believes it has adequately provided reserves for any reasonable foreseeable outcome related to these matters.

A reconciliation of the change in unrecognized tax benefits from December 1, 2010 is as follows (in millions):

Unrecognized tax benefits at November 30, 2010	$4.8
Gross increases for tax positions taken during the year	0.1
Gross decreases for tax positions taken in prior year	(0.4)

Unrecognized tax benefits at November 30, 2011	4.5
Gross increases for tax positions taken during the year	0.2
Gross increases for tax positions taken in the prior year	0.3
Gross decreases for tax positions taken in prior year	(0.1)

Unrecognized tax benefits at November 30, 2012	4.9
Gross increases for tax positions taken during the year	0.2
Gross increases for tax positions taken in the prior year	2.3
Expiration of statutes of limitation	(0.9)

Unrecognized tax benefits at November 30, 2013	$6.5

As of November 30, 2013, the total amount of unrecognized tax benefits that, if recognized, would affect the effective tax rate was $5.6 million. The Company recognizes interest and penalties related to uncertain tax positions in income tax expense. As of November 30, 2013, the Company’s accrued interest and penalties related to uncertain tax positions is $0.2 million. It is reasonably possible that a reduction of up to $0.4 million of unrecognized tax benefits and related interest may occur within the next 12 months as a result of the expiration of certain statutes of limitations. During fiscal 2013, the Company substantially completed a study relative to its federal and California research and development credits. Based upon the study results, the Company concluded that additional reserves of approximately $1.6 million were required.

The years ended November 30, 2010 through November 30, 2013 remain open to examination for U.S. federal income tax purposes. In addition, the years ended November 30, 2002 through November 30, 2005 remain open as they relate to selected tax attributes utilized during fiscal years 2010 through 2013. For the Company’s other major taxing jurisdictions, the tax years ended November 30, 2003 through November 30, 2013 remain open to examination.

Deferred tax assets and liabilities are as follows:

	As of November 30,
	2013	2012
	(In millions)
Deferred Tax Assets
Accrued estimated costs	$91.4	$68.1
Basis difference in assets and liabilities	23.0	30.1
Tax losses and credit carryforwards	32.4	24.9
Net cumulative defined benefit pension plan losses	107.4	175.5
Retiree medical and life insurance benefits	27.4	30.1
Valuation allowance	(2.6)	(288.1)

Total deferred tax assets	279.0	40.6
Deferred Tax Liabilities
U.S. federal effect of state deferred taxes	12.6	10.6
Revenue recognition differences	53.4	26.1
Basis differences in intangible assets	20.3	15.5

Total deferred tax liabilities	86.3	52.2

Total net deferred tax assets (liabilities)	$192.7	$(11.6)

As discussed above, the Company released a significant portion of its valuation allowance during fiscal 2013. The valuation allowance release of $282.4 million was recorded to operations and other comprehensive income in the amounts of $179.8 million and $102.6 million, respectively. The net change in the deferred tax assets is due largely to the release of the valuation allowance, changes to temporary differences for defined benefit pension plans and revenue recognition, and the inclusion of additional deferred tax assets as a result of the purchase of the Rocketdyne business of approximately $12.9 million.

The year of expiration for the Company’s federal and state net operating loss carryforwards as of November 30, 2013 is as follows (in millions):

	Federal	State
2015	$—	$24.7
2016	—	28.9
2017	—	29.9
2018	—	48.3
2019	—	105.6
2033	9.2	—

	$9.2	$237.4

Approximately $5.5 million of the state net operating loss carryforwards and $0.7 million of the federal net operating loss carryforwards relate to the exercise of stock options the benefit of which will be credited to equity when realized. In addition, the Company has U.S. federal and state capital loss carryforwards of approximately $1.6 million and $0.9 million, respectively, which begin expiring in fiscal 2015. The Company has approximately $2.2 million of loss carryover in foreign jurisdictions which have no expiration date.

The Company has federal and California research and development credit carryover of $4.6 million and $0.2 million, respectively. The federal credits begin to expire in 2031 and the state credits have no expiration date. The Company also has $2.7 million of federal alternative minimum tax credit which do not expire.

Note 6.	Long-Term Debt

	As of November 30,
	2013	2012
	(In millions)
Senior debt	$45.0	$47.5
Senior secured notes	460.0	—
Convertible subordinated notes	193.4	200.2
Other debt	0.8	1.0

Total debt, carrying amount	699.2	248.7
Less: Amounts due within one year
Senior debt	2.5	2.5
Other debt	0.4	0.2

Total long-term debt, carrying amount	$696.3	$246.0

As of November 30, 2013, the earlier of the Company’s contractual debt principal maturities or the next debt redemption date that could be exercised at the option of the debt holder, are summarized by fiscal year as follows:

	Total	2014	2015	2016	2017	2021
	(In millions)
Term loan	$45.0	$2.5	$2.5	$40.0	$—	$—
4 1⁄16% Debentures	193.2	—	193.2	—	—	—
7 1⁄8% Notes	460.0	—	—	—	—	460.0
2 1⁄4% Debentures	0.2	0.2	—	—	—	—
Other debt	0.8	0.2	0.2	0.3	0.1	—

Total debt	$699.2	$2.9	$195.9	$40.3	$0.1	$460.0

a.	Senior Debt:

	As of November 30,
	2013	2012
	(In millions)
Term loan, bearing interest at variable rates (rate of 3.67% as of November 30, 2013), payable in quarterly installments of $0.6 million plus interest, maturing in November 2016	$45.0	$47.5

Senior Credit Facility

On November 18, 2011, the Company entered into the senior credit facility (the “Senior Credit Facility”) with the lenders identified therein and Wells Fargo Bank, National Association, as administrative agent, which replaced the Company’s prior credit facility.

On May 30, 2012, the Company executed an amendment (the “First Amendment”) to the Senior Credit Facility with the lenders identified therein, and Wells Fargo Bank, National Association, as administrative agent. The First Amendment, among other things, (1) provided for an incremental facility of up to $50.0 million through additional borrowings under the term loan facility and/or increases under the revolving credit facility, (2) provided greater flexibility with respect to the Company’s ability to incur indebtedness to support permitted acquisitions, and (3) increased the aggregate limitation on sale leasebacks from $20.0 million to $30.0 million during the term of the Senior Credit Facility.

On August 16, 2012, the Company executed an amendment (the “Second Amendment”) to the Senior Credit Facility with the lenders identified therein, and Wells Fargo Bank, National Association, as administrative agent. The Second Amendment, among other things, (1) allowed for the incurrence of up to $510 million of second lien indebtedness in connection with the Acquisition, and (2) provided for a committed delayed draw term loan facility of $50 million under which the Company was entitled to draw in connection with the Acquisition or up through August 9, 2013. This delayed draw term loan facility expired undrawn in August 2013.

On January 14, 2013, the Company, executed an amendment (the “Third Amendment”) to the Senior Credit Facility with the lenders identified therein, and Wells Fargo Bank, National Association, as administrative agent. The Third Amendment, among other things, allowed for the 7 1⁄8% Notes to be secured by a first priority security interest in the escrow account into which the proceeds of the 7 1⁄8% Notes offering were deposited pending the consummation of the Acquisition.

In connection with the consummation of the Acquisition, GenCorp added Pratt & Whitney Rocketdyne, Inc. (“PWR”), Arde, Inc. (“Arde”) and Arde-Barinco, Inc. (“Arde-Barinco”) as subsidiary guarantors under its Senior Credit Facility pursuant to that certain Joinder Agreement, dated as of June 14, 2013, by and among PWR, Arde, Arde-Barinco, GenCorp and Wells Fargo Bank, National Association, as administrative agent. In connection with the consummation of the Acquisition, the name of PWR was changed to Aerojet Rocketdyne of DE, Inc. and the name of Aerojet-General Corporation, an existing subsidiary guarantor at the time of the Acquisition, was changed to Aerojet Rocketdyne, Inc.

The Senior Credit Facility, as amended, provides for credit of up to $250.0 million in aggregate principal amount of senior secured financing, consisting of:

•	a 5-year $50.0 million term loan facility;

•	a 5-year $150.0 million revolving credit facility; and

•	an incremental uncommitted facility under which the Company is entitled to incur, subject to certain conditions, up to $50.0 million of additional borrowings under the term loan facility and/or increases under the revolving credit facility.

The revolving credit facility includes a $100.0 million sublimit for the issuance of letters of credit and a $5.0 million sublimit for swingline loans. The term loan facility amortizes in quarterly installments at a rate of 5.0% of the original principal amount per annum, with the balance due on the maturity date. Outstanding indebtedness under the Senior Credit Facility may be voluntarily prepaid at any time, in whole or in part, in general without premium or penalty (subject to customary breakage costs).

As of November 30, 2013, the Company had $58.1 million outstanding letters of credit under the $100.0 million subfacility for standby letters of credit and had $45.0 million outstanding under the term loan facility.

In general, borrowings under the Senior Credit Facility bear interest at a rate equal to LIBOR plus 350 basis points (subject to downward adjustment), or the base rate as it is defined in the credit agreement governing the Senior Credit Facility plus 250 basis points (subject to downward adjustment). In addition, the Company is charged a commitment fee of 50 basis points per annum on unused amounts of the revolving credit facility and 350 basis points per annum (subject to downward adjustment), along with a fronting fee of 25 basis points per annum, on the undrawn amount of all outstanding letters of credit.

Aerojet Rocketdyne, Aerojet Rocketdyne of DE, Inc., Arde and Arde-Barinco guarantee the payment obligations under the Senior Credit Facility. All obligations under the Senior Credit Facility are further secured by (i) all equity interests owned or held by the loan parties, including interests in the Company’s Easton subsidiary and 66% of the voting stock (and 100% of the non-voting stock) of all present and future first-tier foreign subsidiaries of the loan parties; (ii) substantially all of the tangible and intangible personal property and assets of the loan parties; and (iii) certain real property owned by the loan parties located in Orange, Virginia and Redmond, Washington. Except for certain real property located in Canoga Park, California acquired in connection with the consummation of the Acquisition, the Company’s real property located in California, including the real estate holdings of Easton, is excluded from collateralization under the Senior Credit Facility.

The Company is subject to certain limitations including the ability to incur additional debt, make certain investments and acquisitions, and make certain restricted payments, including stock repurchases and dividends. The Senior Credit Facility includes events of default usual and customary for facilities of this nature, the occurrence of which could lead to an acceleration of the Company’s obligations thereunder. Additionally, the Senior Credit Facility includes certain financial covenants, including that the Company maintain (i) a maximum total leverage ratio, calculated net of cash up to a maximum of $100.0 million, of 4.25 to 1.00 through fiscal periods ending November 30, 2014 and 4.00 to 1.00 thereafter; and (ii) a minimum interest coverage ratio of 2.40 to 1.00.

Financial Covenant	Actual Ratios as of November 30, 2013	Required Ratios
Interest coverage ratio, as defined under the Senior Credit Facility	4.54 to 1.00	Not less than: 2.4 to 1.00
Leverage ratio, as defined under the Senior Credit Facility	2.86 to 1.00	Not greater than: 4.25 to 1.00

The Company was in compliance with its financial and non-financial covenants as of November 30, 2013.

b.	Senior Secured Notes:

	As of November 30,
	2013	2012
	(In millions)
Senior secured notes, bearing interest at 7.125% per annum, interest payments due in March and September, maturing in March 2021	$460.0	$—

7.125% Second-Priority Senior Secured Notes

On January 28, 2013, the Company issued $460.0 million in aggregate principal amount of its 7 1⁄8% Notes. The 7 1⁄8% Notes were sold to qualified institutional buyers in accordance with Rule 144A under the Securities Act and outside the U.S. in accordance with Regulation S under the Securities Act. The 7 1⁄8% Notes mature on March 15, 2021, subject to early redemption described below. The 7 1⁄8% Notes pay interest semi-annually in cash in arrears on March 15, and September 15, of each year, beginning on March 15, 2013. In November 2013, the 7 1⁄8% Notes were registered under the Securities Act.

The gross proceeds from the sale of the 7 1⁄8% Notes (after deducting underwriting discounts), plus an amount sufficient to fund a Special Mandatory Redemption (as defined in the 7 1⁄8% Notes indenture), including accrued interest on the 7 1⁄8% Notes, were deposited into escrow pending the consummation of the Acquisition pursuant to an escrow agreement (the “Escrow Agreement”) by and among the Company and U.S. Bank National Association, as trustee for the 7 1⁄8% Notes, as escrow agent and as bank and securities intermediary. Pursuant to the Escrow Agreement, the Company continued to deposit accrued interest on the 7 1⁄8% Notes on a monthly basis until the satisfaction of the conditions to release the proceeds from escrow. On June 14, 2013, the conditions to release the proceeds from escrow were satisfied and escrow funds were released in connection with the consummation of the Acquisition.

The 7 1/8% Notes are redeemable at the Company’s option, in whole or in part, at any time prior to March 15, 2016 at a price equal to 100% of the principal amount, plus any accrued and unpaid interest to the date of redemption, plus an applicable premium (as defined in the 7 1/8% Notes indenture). Thereafter, the Company may redeem the 7 1/8% Notes, at any time on or after March 15, 2016, at redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and additional interest, if any, thereon, to the applicable redemption date, if redeemed during the twelve-month period beginning March 15 of the years indicated below:

Year	Redemption Price
2016	105.344%
2017	103.563%
2018	101.781%
2019 and thereafter	100.000%

In addition, before March 15, 2016, the Company may redeem up to 35% of the original aggregate principal amount of the 7 1/8% Notes at a redemption price equal to 107.125% of the aggregate principal amount of the 7 1/8% Notes, plus accrued interest, with the proceeds from certain types of public equity offerings.

The 7 1/8% Notes are fully and unconditionally and jointly and severally guaranteed on a second-priority senior secured basis by each of the Company’s existing and future subsidiaries that guarantee its obligations under the Company’s existing Senior Credit Facility. These 100% owned subsidiary guarantors are Aerojet Rocketdyne, Aerojet Rocketdyne of DE, Inc. (formerly PWR), Arde and Arde-Barinco (see Note 16). The 7 1/8% Notes are also secured on a second-priority basis by the assets (other than real property) that secure the Company’s and its guarantors’ obligations under the Senior Credit Facility, subject to certain exceptions and permitted liens.

Upon the occurrence of a change of control (as defined in the 7 1/8% Notes indenture), if the Company has not previously exercised its right to redeem all of the outstanding 7 1/8% Notes pursuant to the Special Mandatory Redemption or an optional redemption as described in the indenture, the Company must offer to repurchase the 7 1/8% Notes at 101% of the principal amount of the 7 1/8% Notes, plus accrued and unpaid interest to the date of repurchase.

The 7 1/8% Notes indenture contains certain covenants limiting the Company’s ability and the ability of its restricted subsidiaries (as defined in the 7 1/8% Notes indenture) to, subject to certain exceptions and qualifications: (i) incur additional indebtedness; (ii) pay dividends or make other distributions on, redeem or repurchase, capital stock; (iii) make investments or other restricted payments; (iv) create or incur certain liens; (v) incur restrictions on the payment of dividends or other distributions from its restricted subsidiaries; (vi) enter into transactions with affiliates; (vii) sell assets; or (viii) effect a consolidation or merger.

The 7 1/8% Notes indenture also contains customary events of default, including, among other things, failure to pay interest, failure to comply with certain repurchase provisions, breach of certain covenants, failure to pay at maturity or acceleration of other indebtedness, failure to pay certain judgments, and certain events of insolvency or bankruptcy. Generally, if any event of default occurs, the 7 1/8% Notes trustee or the holders of at least 25% in principal amount of the 7 1/8% Notes may declare the 7 1/8% Notes due and payable by providing notice to the Company. In case of default arising from certain events of bankruptcy or insolvency, the 7 1/8% Notes will become immediately due and payable.

The Company used the net proceeds of the 7 1/8% Notes offering to fund, in part, the acquisition of the Rocketdyne Business, and to pay related fees and expenses.

c.	Convertible Subordinated Notes:

	As of November 30,
	2013	2012
	(In millions)
Convertible subordinated debentures, bearing interest at 2.25% per annum, interest payments due in May and November, maturing in November 2024	$0.2	$0.2
Convertible subordinated debentures, bearing interest at 4.0625% per annum, interest payments due in June and December, maturing in December 2039	193.2	200.0

Total convertible subordinated notes	$193.4	$200.2

2 1⁄4% Convertible Subordinated Debentures

As of November 30, 2013 and 2012, the Company had $0.2 million outstanding principal amount of its 2 1⁄4% Debentures.

The initial carrying value of the liability component at issuance of the 2 1⁄4% Debentures was the present value of its cash flows using a discount rate of 8.86%, effective interest rate. The carrying value of the liability component was determined to be $97.5 million. The equity component, or debt discount, of the 2 1⁄4% Debentures was determined to be $48.9 million. The debt discount was amortized as a non-cash charge to interest expense over the period from the issuance date through November 20, 2011 which was the date holders required the Company to repurchase substantially all of the 2 1⁄4% Debentures.

The $4.9 million of costs incurred in connection with the issuance of the 2 1⁄4% Debentures were capitalized and bifurcated into deferred financing costs of $3.3 million and equity issuance costs of $1.6 million. The deferred financing costs were being amortized to interest expense from the issuance date through November 20, 2011.

The following table presents the carrying amounts of the equity and liability components as of November 30, 2013 and 2012 (dollars in millions):

Carrying amount of equity component, net of equity issuance costs	$44.1
Principal amount of 2 1⁄4% Debentures	$0.2

The following table presents the interest expense components for the 2 1⁄4% Debentures for fiscal 2011 (in millions):

Interest expense-contractual interest$1.3
Interest expense-amortization of debt discount	3.5
Interest expense-amortization of deferred financing costs	0.3
Effective interest rate	8.9%

4 1⁄16% Convertible Subordinated Debentures

In December 2009, the Company issued $200.0 million in aggregate principal amount of 4 1⁄16% Debentures in a private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended. The 4 1⁄16% Debentures mature on December 31, 2039, subject to earlier redemption, repurchase, or conversion. Interest on the 4 1⁄16% Debentures accrues at 4.0625% per annum and is payable semiannually in arrears on June 30 and December 31 of each year, beginning June 30, 2010 (or if any such day is not a business day, payable on the following business day), and the Company may elect to pay interest in cash or, generally on any interest payment that is at least one year after the original issuance date of the 4 1⁄16% Debentures, in shares of the Company’s common stock or a combination of cash and shares of the Company’s common stock, at the Company’s option, subject to certain conditions.

The 4 1⁄16% Debentures are general unsecured obligations of the Company and rank equal in right of payment to all of the Company’s other existing and future unsecured subordinated indebtedness, including the 2 1⁄4% Debentures. The 4 1⁄16% Debentures rank junior in right of payment to all of the Company’s existing and future senior indebtedness, including all of its obligations under its Senior Credit Facility and all of its existing and future senior subordinated indebtedness. In addition, the 4 1⁄16% Debentures are effectively subordinated to any of the Company’s collateralized debt, to the extent of such collateral, and to any and all debt and liabilities including trade debt of its subsidiaries.

Each holder of the 4 1⁄16% Debentures may convert its 4 1⁄16% Debentures into shares of the Company’s common stock at a conversion rate of 111.0926 shares per $1,000 principal amount, representing a conversion price of approximately $9.00 per share, subject to adjustment. In addition, if the holders elect to convert their 4 1⁄16% Debentures in connection with the occurrence of certain fundamental changes to the Company as described in the indenture, the holders will be entitled to receive additional shares of common stock upon conversion in some circumstances. Upon any conversion of the 4 1⁄16% Debentures, subject to certain exceptions, the holders will not receive any cash payment representing accrued and unpaid interest.

The Company may at any time redeem any 4 1⁄16% Debentures for cash (except as described below with respect to any make-whole premium that may be payable) if the last reported sales price of the Company’s common stock has been at least 150% of the conversion price then in effect for at least twenty (20) trading days during any thirty (30) consecutive trading day period ending within five (5) trading days prior to the date on which the Company provides the notice of redemption.

The Company may redeem the 4 1⁄16% Debentures either in whole or in part at a redemption price equal to (i) 100% of the principal amount of the 4 1⁄16% Debentures to be redeemed, plus (ii) accrued and unpaid interest, if any, up to, but excluding, the redemption date, plus (iii) if the Company redeems the 4 1⁄16% Debentures prior to December 31, 2014, a “make-whole premium” equal to the present value of the remaining scheduled payments of interest that would have been made on the 4 1⁄16% Debentures to be redeemed had such 4 1⁄16% Debentures remained outstanding from the redemption date to December 31, 2014. Any make-whole premium is payable in cash, shares of the Company’s common stock or a combination of cash and shares, at the Company’s option, subject to certain conditions.

Each holder may require the Company to repurchase all or part of its 4 1⁄16% Debentures on December 31, 2014, 2019, 2024, 2029 and 2034 (each, an “optional repurchase date”) at an optional repurchase price equal to (1) 100% of their principal amount, plus (2) accrued and unpaid interest, if any, up to, but excluding, the date of repurchase. The Company may elect to pay the optional repurchase price in cash, shares of the Company’s common stock, or a combination of cash and shares of the Company’s common stock, at the Company’s option, subject to certain conditions.

If a fundamental change to the Company, as described in the indenture governing the 4 1⁄16% Debentures, occurs prior to maturity, each holder will have the right to require the Company to purchase all or part of its 4 1⁄16% Debentures for cash at a repurchase price equal to 100% of their principal amount, plus accrued and unpaid interest, if any, up to, but excluding, the repurchase date.

If the Company elects to deliver shares of its common stock as all or part of any interest payment, any make-whole premium or any optional repurchase price, such shares will be valued at the product of (x) the price per share of the Company’s common stock determined during: (i) in the case of any interest payment, the twenty (20) consecutive trading days ending on the second trading day immediately preceding the record date for such interest payment; (ii) in the case of any make-whole premium payable as part of the redemption price, the twenty (20) consecutive trading days ending on the second trading day immediately preceding the redemption date; and (iii) in the case of any optional repurchase price, the forty (40) consecutive trading days ending on the second trading day immediately preceding the optional repurchase date; (in each case, the “averaging period” with respect to such date) using the sum of the daily price fractions (where “daily price fraction” means, for each trading day during the relevant averaging period, 5% in the case of any interest payment or any make-whole pre-mium or 2.5% in the case of any optional repurchase, multiplied by the daily volume weighted average price per share of the Company’s common stock for such day), multiplied by (y) 97.5%. The Company will notify holders at least five (5) business days prior to the start of the relevant averaging period of the extent to which the Company will pay any portion of the related payment using shares of common stock.

Effective December 21, 2010, in accordance with the terms of the indenture, the restrictive legend on the 4 1⁄16% Debentures was removed and the 4 1⁄16% Debentures are freely tradable pursuant to Rule 144 under the Securities Act of 1933 without volume restrictions by any holder that is not an affiliate of the Company at the time of sale and has not been an affiliate during the preceding three months.

Issuance of the 4 1⁄16% Debentures generated net proceeds of $194.1 million, which were used to repurchase long-term debt and other debt related costs.

During fiscal 2013, $1.6 million of 4 1⁄16% Debentures were converted to common stock. Additionally, during fiscal 2013, the Company repurchased $5.2 million principal amount of its 4 1/16% Debentures at various prices ranging from 176% of par to 195% of par (see Note 15).

d.	Other Debt:

	As of November 30,
	2013	2012
	(In millions)
Capital lease, payable in monthly installments, maturing in March 2017	$0.8	$1.0

Total other debt	$0.8	$1.0

Note 7.	Retirement Benefits

a.	Plan Descriptions

Pension Benefits

Effective February 1, 2009 and July 31, 2009, future benefit accruals for non-collective bargaining-unit employees and collective bargaining-unit employees, respectively, were discontinued. No employees lost their previously earned pension benefits.

As of November 30, 2013, the Company’s total defined benefit pension plan assets, total projected benefit obligations, and unfunded pension obligation for the tax-qualified pension plan were approximately $1,258.4 million, $1,538.6 million, and $261.7 million, respectively.

The Company does not expect to make any significant cash contributions to its government contractor business segment tax-qualified defined benefit pension plan until fiscal 2015, which are recoverable through the Company’s U.S government contracts (see below). Additionally, the Company does not expect to make any significant cash contributions to the GenCorp tax-qualified defined benefit pension plan until fiscal 2018 or later, which are not recoverable through the Company’s U.S. government contracts. Further, with the Office of Federal Procurement Policy issuance of the final rule harmonizing Cost Accounting Standard (“CAS”) 412, Composition and Measurement of Pension Cost, and CAS 413, Adjustment and Allocation of Pension Cost, with the Pension Protection Act (the “PPA”), the Company will recover portions of any required pension funding through its government contracts. Approximately 91% of the Company’s unfunded pension benefit obligation for its tax-qualified pension plan as of November 30, 2013 is related to its government contracting business segment, Aerojet Rocketdyne.

The PPA requires underfunded pension plans to improve their funding ratios based on the funded status of the plan as of specified measurement dates through contributions or application of prepayment credits. As of November 30, 2013, the Company has accumulated $30.6 million in prepayment credits as a result of advanced funding. Changes in prepayment credits during fiscal 2013 were as follows (in millions):

Balance as of November 30, 2012	$32.5
Amount used to offset minimum required contribution as of December 1, 2012	(5.4)
Adjustment for investment experience	3.5

Balance as of November 30, 2013	$30.6

The funded status of the pension plan is affected by the investment experience of the plan’s assets, by any changes in U.S. law, and by changes in the statutory interest rates used by tax-qualified pension plans in the U.S. to calculate funding requirements or other plan experience. Accordingly, if the performance of the Company’s plan assets does not meet the assumptions, if there are changes to the Internal Revenue Service regulations or other applicable law, or if other actuarial assumptions are modified, the contributions to the Company’s underfunded pension plan could be significant in future periods.

In conjunction with the Acquisition, the Company recorded a $5.3 million pension liability associated with Rocketdyne’s bargaining unit employees. In addition, the Company now participates in one multi-employer defined benefit pension plan under the terms of collective bargaining agreements that cover a portion of Rocketdyne’s bargaining unit employees. The annual expenses associated with the pension liability are allowable to be included in the Company’s contracts with the U.S. government.

The risks for participating in this multi-employer plan are different from single-employer plans in that assets contributed are pooled and may be used to provide benefits to employees of other participating employers. If a participating employer stops contributing to the plan, the unfunded obligations of the plan may be borne by the remaining participating employers. Lastly, if the Company chooses to stop participating in a plan, it may be required to pay that plan a withdrawal liability based on the underfunded status of the plan.

The Company’s participation in the multi-employer plan for the year ended November 30, 2013 from the acquisition date of June 14, 2013 was less than $0.1 million. This plan was determined to not be individually significant.

Medical and Life Insurance Benefits

The Company provides medical and life insurance benefits to certain eligible retired employees, with varied coverage by employee group. Generally, employees hired after January 1, 1997 are not eligible for retiree medical and life insurance benefits. The medical benefit plan provides for cost sharing between the Company and its retirees in the form of retiree contributions, deductibles, and coinsurance. Medical and life insurance benefit obligations are unfunded. Medical and life insurance benefit cash payments for eligible retired Aerojet Rocketdyne and GenCorp employees are recoverable under the Company’s U.S. government contracts.

Defined Contribution 401(k) Benefits

The Company sponsors a defined contribution 401(k) plan and participation in the plan is available to all employees. The Company makes matching contributions in cash equal to 100% of the first 3% of the participants’ compensation contributed and 50% of the next 3% of the compensation contributed. The cost of the 401(k) plan was $14.7 million in fiscal 2013, $10.8 million in fiscal 2012, and $9.9 million in fiscal 2011. The cost of the 401(k) plan is expected to increase in the future as a result of the Rocketdyne Business acquisition.

b.	Plan Results

Summarized below is the balance sheet impact of the Company’s pension benefits and medical and life insurance benefits. Pension benefits include the consolidated tax-qualified plan and the unfunded non-qualified plan for benefits provided to employees beyond those provided by the Company’s tax-qualified plan. Plan assets, benefit obligations, and the funded status of the plans were determined at November 30, 2013 and 2012 for fiscal 2013 and 2012, respectively.

	Pension Benefits		Medical and Life Insurance Benefits
	As of November 30,
	2013	2012	2013	2012
	(In millions)
Change in fair value of plan assets:
Fair value — beginning of year	$1,243.1	$1,296.8	$—	$—
Gain on plan assets	150.2	81.2	—	—
Employer contributions	1.2	1.2	5.4	5.1
Benefits paid(1)	(136.1)	(136.1)	(5.4)	(5.1)

Fair Value — end of year	$1,258.4	$1,243.1	$—	$—

Change in benefit obligation:
Benefit obligation — beginning of year	$1,717.7	$1,550.4	$75.8	$75.2
Service cost(2)	6.3	4.5	0.1	0.1
Interest cost	61.0	73.5	2.4	3.3
Acquisition(3)	5.3	—	—	—
Actuarial(gains) losses	(115.6)	225.4	(6.3)	2.3
Benefits paid	(136.1)	(136.1)	(5.4)	(5.1)

Benefit obligation — end of year(4)	$1,538.6	$1,717.7	$66.6	$75.8

Funded status of the plans	$(280.2)	$(474.6)	$(66.6)	$(75.8)

Amounts Recognized in the Consolidated Balance Sheets:
Postretirement medical and life insurance benefits, current	$—	$—	$(7.3)	$(7.5)
Postretirement medical and life insurance benefits, noncurrent	—	—	(59.3)	(68.3)
Pension liability, non-qualified current (component of other current liabilities)	(1.3)	(1.2)	—	—
Pension liability, non-qualified (component of other noncurrent liabilities)	(17.2)	(18.9)	—	—
Pension benefits, noncurrent	(261.7)	(454.5)	—	—

Net Liability Recognized in the Consolidated Balance Sheets	$(280.2)	$(474.6)	$(66.6)	$(75.8)

(1)	Benefits paid for medical and life insurance benefits are net of the Medicare Part D Subsidy of $0.4 million received in both fiscal 2013 and 2012.
(2)	Service cost for pension benefits represents the administrative costs of the tax-qualified pension plan and the service cost for Rocketdyne’s bargaining unit employees from the acquisition date of June 14, 2013 to November 30, 2013.
(3)	Estimate of pension liability associated with Rocketdyne’s bargaining unit employees as of the acquisition date of June 14, 2013
(4)	Pension benefit obligation includes $18.5 million in fiscal 2013 and $20.1 million in fiscal 2012 for the non-qualified plan.

Due to freezing of the plan benefits in fiscal 2009, the accumulated benefit obligation for the defined benefit pension plans was equal to the benefit obligation as of the November 30, 2013 and 2012 measurement dates.

Components of net periodic benefit expense (income) are as follows:

	Pension Benefits			Medical and Life Insurance Benefits
	Year Ended
	2013	2012	2011	2013	2012	2011
	(In millions)
Service cost(1)	$6.3	$4.5	$3.9	$0.1	$0.1	$0.1
Interest cost on benefit obligation	61.0	73.5	78.4	2.4	3.3	3.5
Assumed return on plan assets(2)	(96.4)	(99.2)	(102.4)	—	—	—
Amortization of prior service (credits) costs	—	—	—	(0.9)	(0.1)	0.1
Amortization of net losses (gains)	94.6	62.1	66.4	(2.1)	(3.2)	(3.6)

Net periodic benefit expense (income)	$65.5	$40.9	$46.3	($0.5)	$0.1	$0.1

(1)	Service cost for pension benefits represents the administrative costs of the tax-qualified pension plan and the service cost for Rocketdyne’s bargaining unit employees from the acquisition date of June 14, 2013 to November 30, 2013.
(2)	The actual return and rate of return on plan assets are as follows:

	Year Ended
	2013	2012	2011
	(In millions, except rate of return)
Actual return on plan assets	$150.2	$81.2	$54.5
Actual rate of return on plan assets	12.5%	6.5%	3.8%

Market conditions and interest rates significantly affect assets and liabilities of the pension plans. Pension accounting permits market gains and losses to be deferred and recognized over a period of years. This “smoothing” results in the creation of other accumulated income or loss which will be amortized to pension costs in future years. The accounting method the Company utilizes recognizes one-fifth of the unamortized gains and losses in the market-related value of pension assets and all other gains and losses including changes in the discount rate used to calculate benefit costs each year. Investment gains or losses for this purpose are the difference between the expected return and the actual return on the market-related value of assets which smoothes asset values over three years. Although the smoothing period mitigates some volatility in the calculation of annual retirement benefit expense, future expenses are impacted by changes in the market value of pension plan assets and changes in interest rates.

c.	Plan Assumptions

The Company used the following assumptions, calculated based on a weighted-average, to determine the benefit obligations for the applicable fiscal year.

	Pension Benefits		Medical and Life Insurance Benefits
	2013	2012	2013	2012
Discount rate	4.54%	3.68%	3.98%	3.24%
Discount rate (benefit restoration plan)	4.65%	3.77%	*	*
Ultimate healthcare trend rate	*	*	5.00%	5.00%
Initial healthcare trend rate (pre 65/post 65)	*	*	8.50%	8.75%
Year ultimate rate attained (pre 65/post 65)	*	*	2021	2021

The Company used the following assumptions, calculated based on a weighted-average, to determine the periodic benefit expense (income) for the applicable fiscal year.

	Pension Benefits			Medical and Life Insurance Benefits
	2013	2012	2011	2013	2012	2011
Discount rate	3.68%	4.95%	5.21%	3.24%	4.58%	4.65%
Discount rate (benefit restoration plan)	3.77%	4.98%	5.34%	*	*	*
Expected long-term rate of return on plan assets	8.00%	8.00%	8.00%	*	*	*
Ultimate healthcare trend rate	*	*	*	5.00%	5.00%	5.00%
Initial healthcare trend rate (pre 65/post 65)	*	*	*	8.75%	9.00%	9.00%
Initial healthcare trend rate (pre 65/post 65)	*	*	*	2021	2021	2021

*	Not applicable

Certain actuarial assumptions, such as assumed discount rate, long-term rate of return, and assumed healthcare cost trend rates can have a significant effect on amounts reported for periodic cost of pension benefits and medical and life insurance benefits, as well as respective benefit obligation amounts. The assumed discount rate represents the market rate available for investments in high-quality fixed income instruments with maturities matched to the expected benefit payments for pension and medical and life insurance benefit plans.

The expected long-term rate of return on plan assets represents the rate of earnings expected in the funds invested, and funds to be invested, to provide for anticipated benefit payments to plan participants. The Company evaluated the plan’s historical investment performance, its current and expected asset allocation, and, with input from the Company’s external advisors and investment managers, developed best estimates of future investment performance of the plan’s assets. Based on this analysis, the Company has assumed a long-term rate of return on plan assets of 8.0%.

The Company reviews external data and its own historical trends for healthcare costs to determine the healthcare cost trend rates for the medical benefit plans. For fiscal 2013 medical benefit obligations, the Company assumed a 8.5% annual rate of increase for pre and post 65 participants in the per capita cost of covered healthcare claims with the rate decreasing over seven years until reaching 5.0%.

A one percentage point change in the key assumptions would have the following effects on the projected benefit obligations as of November 30, 2013 and on expense for fiscal 2013:

	Pension Benefits and Medical and Life Insurance Benefits Discount Rate		Expected Long-term Rate of Return	Assumed Healthcare Cost Trend Rate
	Net Periodic Benefit Expense	Projected Benefit Obligation	Net Periodic Pension Benefit Expense	Net Periodic Medical and Life Insurance Benefit Expense	Accumulated Benefit Obligation
	(In millions)
1% decrease	$26.8	$159.5	$12.1	$(0.5)	$(1.6)
1% increase	(22.8)	(134.8)	(12.1)	0.5	1.8

d.	Plan Assets and Investment Policy

The Company’s investment policy is to maximize the total rate of return with a view toward long-term funding objectives of the plan to ensure that funds are available to meet benefit obligations when due. The plan assets are diversified to the extent necessary to minimize risk and to achieve an optimal balance between risk and return. This return seeking strategy focuses on higher return seeking investments in actively managed investment vehicles with an emphasis toward alternative investments and allows for diversification as to the type of assets, tactical trades, and number of investment managers used to carry out this strategy. This strategy is achieved using diversified asset types, which may include cash, equities, fixed income, real estate, private equity holdings, and derivatives. Allocations between these asset types may change as a result of changing market conditions and tactical investment opportunities.

While we do not target specific investment allocations, we monitor asset allocations periodically to provide diversification by investment type and investment managers as well as managing overall liquidity to meet the Company’s objective of maximizing the total rate of return. The Company’s pension plans asset allocations as of November 30, 2013 and 2012, by asset category, are as follows:

	As of November 30,
	2013	2012
Cash and cash equivalents	21%	26%
Equity securities	30	25
Fixed income	18	21
Real estate investments	1	2
Private equity holdings	8	6
Alternative investments	22	20

Total	100%	100%

The fair value of the Company’s pension plan assets and liabilities by asset category and by level were as follows:

	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	(In millions)
November 30, 2013
Cash and cash equivalents	$272.6	$147.6	$125.0	$—
Equity securities:
Domestic equity securities	422.1	417.0	4.8	0.3
International equity securities	42.5	42.2	0.3	—
Derivatives:
Written options	(0.1)	(0.1)	—	—
Short sales	(81.7)	(81.7)	—	—
Fixed income:
U.S. government securities	5.9	0.3	5.6	—
Corporate debt securities	91.6	1.2	90.0	0.4
Asset-backed securities	131.9	—	131.9	—
Derivatives:
Purchased options	0.1	—	0.1	—
Short sales	(9.1)	(4.5)	(4.6)	—
Forward exchange contracts	(0.2)	—	(0.2)	—
Real estate investments	15.7	—	—	15.7
Private equity holdings	97.7	—	—	97.7
Alternative investments	276.5	—	—	276.5

Total	1,265.5	$522.0	$352.9	$390.6

Receivables	7.4
Payables	(14.5)

Total	$1,258.4

	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	(In millions)
November 30, 2012
Cash and cash equivalents	$319.3	$200.3	$119.0	$—
Equity securities:
Domestic equity securities	388.3	380.1	7.9	0.3
International equity securities	56.6	56.2	0.3	0.1
Derivatives:
Purchased options	0.7	0.7	—	—
Written options	(1.0)	(1.0)	—	—
Short sales	(134.7)	(134.7)	—	—
Fixed income:
U.S. government securities	6.0	0.4	5.6	—
Corporate debt securities	79.1	—	78.7	0.4
Asset-backed securities	183.7	—	183.7	—
Short sales	(7.6)	(0.4)	(7.2)	—
Forward exchange contracts	0.2	—	0.2	—
Real estate investments	16.7	—	—	16.7
Private equity holdings	74.9	—	—	74.9
Alternative investments	253.2	—	—	253.2

Total	1,235.4	$501.6	$388.2	$345.6

Receivables	28.6
Payables	(20.9)

Total	$1,243.1

The following is a description of the significant investment strategies and valuation methodologies used for the investments measured at fair value, including the general classification of such investments pursuant to the valuation hierarchy. There have been no changes in the methodologies used at November 30, 2013 and 2012.

Cash and cash equivalents

Cash and cash equivalents are held in money market accounts or invested in Short-Term Investment Funds (“STIFs”). Cash and cash equivalents held in money market accounts are classified as Level 1 investments. STIFs are not traded on an exchange and active market, and therefore are classified as Level 2 investments.

Equity securities

Equity securities are invested broadly in U.S. and non-U.S. companies which are in various industries and through a range of market capitalization in common stocks, exchange-traded funds (“ETFs”), common collective trusts (“CCTs”), derivatives and other investment vehicles. Common stocks and ETFs are stated at fair value as quoted on a recognized securities exchange and are valued at the last reported sales price on the last business day of the fiscal year and are classified as Level 1 investments. CCTs are not traded on an exchange and active market, however, the fair value is determined using net asset value (“NAV”) based on the fair value of the underlying investments as traded in an exchange and active market, and therefore are classified as Level 2 investments. Derivatives include call and put options on common stocks or ETFs, which are all listed on an exchange and active market and classified as Level 1 investments. Short sales are short equity positions which are all listed on an exchange and active market and classified as Level 1 investments. Equity securities that are invested in common stock of private companies are priced using unobservable inputs and classified as Level 3 investments.

Fixed income securities

Fixed income securities are invested in a variety of instruments, including, but not limited to, government securities, corporate debt securities, ETFs, CCTs, derivatives, asset-backed securities, and other investment vehicles.

U.S. government securities are invested in treasury bills, ETFs and CCTs. Treasury bills are valued at bid evaluations which are evaluated prices using observable and market-based inputs and are classified as Level 2 investments. ETFs are traded in an exchange and active market and classified as Level 1 investments. CCTs are priced at NAV by investment managers using observable inputs of the underlying U.S. government securities and are classified as Level 2 investments.

Foreign government securities are priced by investment managers using unobservable inputs such as extrapolated data, proprietary models, or indicative quotes and are classified as Level 3 investments.

Corporate debt securities are invested in corporate bonds, ETFs and CCTs. ETFs are traded in an exchange and active market and classified as Level 1 investments. Corporate bonds that are valued at bid evaluations using observable and market-based inputs are classified as Level 2 investments. Corporate bonds that are priced by brokers using unobservable inputs are classified as Level 3 investments. CCTs are priced at NAV by investment managers using observable inputs of the underlying bond securities and are classified as Level 2 investments.

Asset-backed securities, including government-backed mortgage securities, non-government-backed collateralized mortgage obligations, asset-backed securities, and commercial mortgage-backed securities, are valued at bid evaluations which are evaluated prices using observable or unobservable inputs. These securities are classified as Level 2 investments if the evaluated prices are calculated using observable and market-based inputs and are classified as Level 3 investments if the evaluated prices are calculated using unobservable inputs such as extrapolated data, proprietary models, or indicative quotes.

Short sales are short fixed income positions which are classified as Level 1 investments if they are listed on an exchange and active market, and are classified as Level 2 investments if they are valued at bid evaluation using observable and market-based inputs.

Forward exchange contracts

Forward exchange contracts are not exchange-traded but are priced based on observable inputs. They are classified as Level 2 investments.

Real estate investments

Real estate investments are interests in real property holdings where the underlying properties are valued by independent appraisers employing valuation techniques such as capitalization of future rental income and/or sales of comparable properties. If applicable, the properties may also be valued based on current indicative interest received by the Company from third parties. These investments are classified as Level 3 investments.

Private equity holdings

Private equity holdings are primarily limited partnerships and fund-of-funds that mainly invest in U.S. and non-U.S. leveraged buyout, venture capital and special situation strategies. Generally, the holdings are valued at public market, private market, or appraised value. Private equity holdings are valued at total market value or NAV, which are estimated by investment managers using unobservable inputs such as extrapolated data, proprietary data, or indicative quotes and are classified as Level 3 investments.

Alternative investments

Alternative investments primarily consist of multi-strategy hedge funds that invest across a range of equity and debt securities in a variety of industry sectors. Alternative investments are valued at NAV calculated by investment managers using unobservable inputs such as extrapolated data, proprietary data, or indicative quotes and are classified as Level 3 investments.

Changes in the fair value of the Level 3 investments were as follows:

	November 30, 2012	Unrealized Gains (Losses) on Plan Assets	Realized Gains (Losses) on Plan Assets	Purchases, Issuances, and Settlements	Transfers out of Level 3	November 30, 2013
	(In millions)
Equity securities:
Domestic equity securities	$0.3	$—	$—	$—	$—	$0.3
International equity securities	0.1	—	—	—	(0.1)	—
Fixed income:
Corporate debt securities	0.4	—	—	—		0.4
Asset-backed securities	—	0.1	(0.1)	—		—
Real estate investments	16.7	(0.2)	—	(0.8)		15.7
Private equity holdings	74.9	(9.1)	—	31.9		97.7
Alternative investments	253.2	41.8	2.5	(21.0)		276.5

Total	$345.6	$32.6	$2.4	$10.1	$(0.1)	$390.6

	November 30, 2011	Unrealized Gains (Losses) on Plan Assets	Realized Gains (Losses) on Plan Assets	Purchases, Issuances, and Settlements	November 30, 2012
	(In millions)
Equity securities:
Domestic equity securities	$0.4	$(0.1)	$—	$—	$0.3
International equity securities	—	—	—	0.1	0.1
Fixed income:
Foreign government securities	0.2	(0.2)	—	—	—
Corporate debt securities	6.7	0.1	0.7	(7.1)	0.4
Asset-backed securities	—	0.3	(0.3)	—	—
Real estate investments	19.6	(2.1)	—	(0.8)	16.7
Private equity holdings	72.0	2.7	—	0.2	74.9
Alternative investments	259.1	(5.9)	—	—	253.2

Total	$358.0	$(5.2)	$0.4	$(7.6)	$345.6

e.	Benefit Payments

The following presents estimated future benefit payments:

	Pension Benefit Payments	Medical and Life Insurance Benefits
Year Ending November 30,		Gross Benefit Payments	Medicare D Subsidy	Net Benefit Payments
	(In millions)
2014	$128.6	$7.7	$0.4	$7.3
2015	126.4	7.5	0.4	7.1
2016	123.7	7.4	0.4	7.0
2017	120.6	7.1	0.4	6.7
2018	117.2	6.7	0.2	6.5
Years 2019 — 2023	533.6	26.9	0.9	26.0

Note 8.	Commitments and Contingencies

a.	Lease Commitments and Income

The Company and its subsidiaries lease certain facilities, machinery and equipment, and office buildings under long-term, non-cancelable operating leases. The leases generally provide for renewal options ranging from one to ten years and require the Company to pay for utilities, insurance, taxes, and maintenance. Rent expense was $20.1 million in fiscal 2013, $11.8 million in fiscal 2012, and $12.9 million in fiscal 2011.

The Company also leases certain surplus facilities to third parties. The Company recorded lease income of $5.7 million in fiscal 2013, $5.0 million in fiscal 2012, and $6.7 million in fiscal 2011 related to these arrangements, which have been included in net sales.

The future minimum rental commitments under non-cancelable operating leases with initial or remaining terms of one year or more and lease revenue in effect as of November 30, 2013 were as follows:

Year Ending November 30,	Future Minimum Rental Commitments	Future Minimum Rental Income
	(In millions)
2014	$21.4	$5.7
2015	18.4	4.6
2016	15.5	2.5
2017	11.2	0.2
2018	10.4	—
Thereafter	45.2	—

	$122.1	$13.0

b.	Legal Matters

The Company and its subsidiaries are subject to legal proceedings, including litigation in U.S. federal and state courts, which arise out of, and are incidental to, the ordinary course of the Company’s on-going and historical businesses. The Company is also subject from time to time to governmental investigations by federal and state agencies. The Company cannot predict the outcome of such proceedings with any degree of certainty. Loss contingency provisions are recorded for probable losses at management’s best estimate of a loss, or when a best estimate cannot be made, a minimum loss contingency amount is recorded. These estimates are often initially developed substantially earlier than when the ultimate loss is known, and are refined each quarterly reporting period as additional information becomes available. For legal settlements where there is no stated amount for interest, the Company will estimate an interest factor and discount the liability accordingly.

Groundwater Litigation

In December 2011, Aerojet Rocketdyne received notice of a lawsuit, Sun Ridge LLC, et al. v. Aerojet-General Corporation, et al., Case No. 34-2011-00114675, filed in Sacramento County Superior Court. The complaint, which also names McDonnell Douglas Corporation (now Boeing), was filed by owners of properties adjacent to the Aerojet Rocketdyne property in Rancho Cordova, California and alleges damages attributable to contamination of groundwater including diminution of property value and increased costs associated with ensuring water supplies in connection with real estate development. That matter was dismissed without prejudice and the parties entered into settlement discussions through which a settlement was reached. As of November 30, 2013, the Company has accrued $0.2 million, which represents its share of the settlement. Expenditures associated with this matter are partially recoverable.

Asbestos Litigation

The Company has been, and continues to be, named as a defendant in lawsuits alleging personal injury or death due to exposure to asbestos in building materials, products, or in manufacturing operations. The majority of cases are pending in Texas and Pennsylvania. There were 129 asbestos cases pending as of November 30, 2013.

Given the lack of any significant consistency to claims (i.e., as to product, operational site, or other relevant assertions) filed against the Company, the Company is unable to make a reasonable estimate of the future costs of pending claims or unasserted claims. Accordingly, no estimate of future liability has been accrued.

In 2011, Aerojet Rocketdyne received a letter demand from AMEC, plc, (“AMEC”) the successor entity to the 1981 purchaser of the business assets of Barnard & Burk, Inc., a former Aerojet Rocketdyne subsidiary, for Aerojet Rocketdyne to assume the defense of sixteen asbestos cases, involving 271 plaintiffs, pending in Louisiana, and reimbursement of over $1.7 million in past legal fees and expenses. AMEC is asserting that Aerojet Rocketdyne retained those liabilities when it sold the Barnard & Burk assets and agreed to indemnify the purchaser therefor. Under the relevant purchase agreement, the purchaser assumed only certain, specified liabilities relating to the operation of Barnard & Burk before the sale, with Barnard & Burk retaining all unassumed pre-closing liabilities, and Aerojet Rocketdyne agreed to indemnify the purchaser against unassumed liabilities that are asserted against it. Based on the information provided, Aerojet Rocketdyne declined to accept the liability and requested additional information from AMEC pertaining to the basis of the demand. On April 3, 2013, AMEC filed a complaint for breach of contract against Aerojet Rocketdyne in Sacramento County Superior Court, AMEC Construction Management, Inc. v. Aerojet-General Corporation, Case No. 342013001424718. Although AMEC served the complaint on Aerojet Rocketdyne, Aerojet Rocketdyne was granted an open extension of time in which to file a response in order to facilitate additional sharing of information and potential settlement negotiations. No estimate of liability has been accrued for this matter as of November 30, 2013.

c.	Environmental Matters

The Company is involved in over forty environmental matters under the Comprehensive Environmental Response Compensation and Liability Act (“CERCLA”), the Resource Conservation Recovery Act (“RCRA”), and other federal, state, local, and foreign laws relating to soil and groundwater contamination, hazardous waste management activities, and other environmental matters at some of its current and former facilities. The Company is also involved in a number of remedial activities at third party sites, not owned by the Company, where it is designated a potentially responsible party (“PRP”) by either the U.S. Environmental Protection Agency (“EPA”) and/or a state agency. In many of these matters, the Company is involved with other PRPs. In many instances, the Company’s liability and proportionate share of costs have not been determined largely due to uncertainties as to the nature and extent of site conditions and the Company’s involvement. While government agencies frequently claim PRPs are jointly and severally liable at such sites, in the Company’s experience, interim and final allocations of liability and costs are generally made based on relative contributions of waste or contamination. Anticipated costs associated with environmental remediation that are probable and estimable are accrued. In cases where a date to complete remedial activities at a particular site cannot be determined by reference to agreements or otherwise, the Company projects costs over an appropriate time period not exceeding fifteen years; in such cases, generally the Company does not have the ability to reasonably estimate environmental remediation costs that are beyond this period. Factors that could result in changes to the Company’s estimates include completion of current and future soil and groundwater investigations, new claims, future agency demands, discovery of more or less contamination than expected, discovery of new contaminants, modification of planned remedial actions, changes in estimated time required to remediate, new technologies, and changes in laws and regulations.

As of November 30, 2013, the aggregate range of these anticipated environmental costs was $171.3 million to $289.8 million and the accrued amount was $171.3 million. See Note 8(d) for a summary of the environmental reserve activity. Of these accrued liabilities, approximately 95% relates to the Company’s U.S. government contracting business and a portion of this liability is recoverable. The significant environmental sites are discussed below. The balance of the accrued liabilities relates to other sites for which the Company’s obligations are probable and estimable.

Sacramento, California Site

In 1989, a federal district court in California approved a Partial Consent Decree (“PCD”) requiring Aerojet Rocketdyne, among other things, to conduct a Remedial Investigation and Feasibility Study (“RI/FS”) to determine the nature and extent of impacts due to the release of chemicals from the Sacramento, California site, monitor the American River and offsite public water supply wells, operate Groundwater Extraction and Treatment facilities (“GETs”) that collect groundwater at the site perimeter, and pay certain government oversight costs. The primary chemicals of concern for both on-site and off-site groundwater are trichloroethylene (“TCE”), perchlorate, and n-nitrosodimethylamine (“NDMA”). The PCD has been revised several times, most recently in 2002. The 2002 PCD revision (a) separated the Sacramento site into multiple operable units to allow quicker implementation of remedy for critical areas; (b) required the Company to guarantee up to $75 million (in addition to a prior $20 million guarantee) to assure that Aerojet Rocketdyne’s Sacramento remediation activities are fully funded; and (c) removed approximately 2,600 acres of non-contaminated land from the EPA superfund designation.

Aerojet Rocketdyne is involved in various stages of soil and groundwater investigation, remedy selection, design, and remedy construction associated with the operable units. In 2002, the EPA issued a Unilateral Administrative Order (“UAO”) requiring Aerojet Rocketdyne to implement the EPA-approved remedial action in the Western Groundwater Operable Unit. An identical order was issued by the California Regional Water Quality Control Board, Central Valley (“Central Valley RWQCB”). On July 7, 2011, the EPA issued Aerojet Rocketdyne its Approval of Remedial Action Construction Completion Report for Western Groundwater Operable Unit and its Determination of Remedy as Operational and Functional. On September 20, 2011, the EPA issued two UAOs to Aerojet Rocketdyne to complete a remedial design and implement remedial action for the Perimeter Groundwater Operable Unit. One UAO addresses groundwater and the other addresses soils within the Perimeter Groundwater Operable Unit. Issuance of the UAOs is the next step in the superfund process for the Perimeter Groundwater Operable Unit. Aerojet Rocketdyne submitted a final Remedial Investigation Report for the Boundary Operable Unit in 2010 and a revised Feasibility Study for the Boundary Operable Unit in 2012. A draft Remedial Investigation Report for the Island Operable Unit was submitted in January 2013 and Final Remedial Investigation Report is anticipated for spring 2014. The remaining operable units are under various stages of investigation.

The entire southern portion of the site known as Rio Del Oro was under state orders issued in the 1990s from the Department of Toxic Substances Control (“DTSC”) to investigate and remediate environmental contamination in the soils and the Central Valley RWQCB to investigate and remediate groundwater environmental contamination. On March 14, 2008, the DTSC released all but approximately 400 acres of the Rio Del Oro property from DTSC’s environmental orders regarding soil contamination. Aerojet Rocketdyne expects the approximately 400 acres of Rio Del Oro property that remain subject to the DTSC orders to be released once the soil remediation has been completed. The Rio Del Oro property remains subject to the Central Valley RWQCB’s orders to investigate and remediate groundwater environmental contamination emanating offsite from such property. Pursuant to a settlement agreement entered into in 2009, Aerojet Rocketdyne and Boeing have defined responsibilities with respect to future costs and environmental projects relating to this property.

As of November 30, 2013, the estimated range of anticipated costs discussed above for the Sacramento, California site was $128.0 million to $199.5 million and the accrued amount was $128.0 million included as a component of the Company’s environmental reserves. Expenditures associated with this matter are partially recoverable. See Note 8(d) below for further discussion on recoverability.

Baldwin Park Operable Unit (“BPOU”)

As a result of its former Azusa, California operations, in 1994 Aerojet Rocketdyne was named a PRP by the EPA in the area of the San Gabriel Valley Basin superfund site known as the BPOU. Between 1995 and 1997, the EPA issued Special Notice Letters to Aerojet Rocketdyne and eighteen other companies requesting that they implement a groundwater remedy. On June 30, 2000, the EPA issued a UAO ordering the PRPs to implement a remedy consistent with the 1994 record of decision. Aerojet Rocketdyne, along with seven other PRPs (“the Cooperating Respondents”) signed a Project Agreement in late March 2002 with the San Gabriel Basin Water Quality Authority, the Main San Gabriel Basin Watermaster, and five water companies. The Project Agreement, which has a term of fifteen years, became effective May 9, 2002 and will terminate in May 2017. It is uncertain as to what remedial actions will be required beyond May 2017. However, the Project Agreement stipulates that the parties agree to negotiate in good faith in an effort to reach agreement as to the terms and conditions of an extension of the term in the event that a Final Record of Decision anticipates, or any of the parties desire, the continued operation of all or a substantial portion of the project facilities. Pursuant to the Project Agreement, the Cooperating Respondents fund through an escrow account the capital, operational, maintenance, and administrative costs of certain treatment and water distribution facilities to be owned and operated by the water companies. There are also provisions in the Project Agreement for maintaining financial assurance.

Aerojet Rocketdyne and the other Cooperating Respondents entered into an interim allocation agreement that establishes the interim payment obligations of the Cooperating Respondents for the costs incurred pursuant to the Project Agreement. Under the interim allocation, Aerojet Rocketdyne is responsible for approximately two-thirds of all project costs, including government oversight costs. All project costs are subject to reallocation among the Cooperating Respondents. Since entering into the Project Agreement, two of the cooperating respondents, Huffy Corporation (“Huffy”) and Fairchild Corporation (“Fairchild”), have filed for bankruptcy. Aerojet Rocketdyne and the other cooperating respondents have assumed Fairchild’s financial obligations while only the non-Aerojet Rocketdyne cooperating respondents have assumed Huffy’s obligations. Prior to filing for bankruptcy, Fairchild filed suit against the other Cooperating Respondents, but there had been little action in that litigation until the Court recently directed the parties to mediation. The interim allocation agreement expired, but all Cooperating Respondents (other than Huffy and Fairchild) are paying in accordance with their adjusted interim allocations.

On June 24, 2010, Aerojet Rocketdyne filed a complaint against Chubb Custom Insurance Company in Los Angeles County Superior Court, Aerojet-General Corporation v. Chubb Custom Insurance Company Case No. BC440284, seeking declaratory relief and damages regarding Chubb’s failure to pay certain project modification costs and failure to issue an endorsement to add other water sources that may require treatment as required under insurance policies issued to Aerojet Rocketdyne and the other Cooperating Respondents. Aerojet Rocketdyne agreed to dismiss the case without prejudice and a settlement was reached. The Fairchild Bankruptcy Court must approve the settlement before it becomes effective. In August 2013, the Fairchild Bankruptcy Court denied a motion by the Cooperating Respondents (including Aerojet Rocketdyne) to approve the settlement with Chubb and directed the parties to mediation in an effort to resolve differences over the amounts of remediation costs previously paid by Fairchild and the Cooperating Respondents. The parties met with the mediator in December 2013 and negotiations are continuing. The dismissal was without prejudice which allows Aerojet Rocketdyne and the Cooperating Respondents to re-file the motion at a later date if mediation is not successful.

As part of Aerojet Rocketdyne’s sale of its Electronics and Information Systems (“EIS”) business to Northrop in October 2001, the EPA approved a Prospective Purchaser Agreement with Northrop to absolve it of pre-closing liability for contamination caused by the Azusa, California operations, which liability remains with Aerojet Rocketdyne. As part of that agreement, the Company agreed to provide a $25 million guarantee of Aerojet Rocketdyne’s obligations under the Project Agreement.

As of November 30, 2013, the estimated range of anticipated costs through the term of the Project Agreement for the BPOU site, which expires in 2017, was $26.9 million to $57.3 million and the accrued amount was $26.9 million included as a component of the Company’s environmental reserves. As the Company is unable to reasonably estimate the costs and expenses of this matter after the expiration of the Project Agreement, no reserve has been accrued for this matter for the period after such expiration. Expenditures associated with this matter are partially recoverable. See Note 8(d) below for further discussion on recoverability.

Toledo, Ohio Site

The Company previously manufactured products for the automotive industry at a Toledo, Ohio site, which was adjacent to the Ottawa River. This facility was divested in 1990 and the Company indemnified the buyer for claims and liabilities arising out of certain pre-divestiture environmental matters. In August 2007, the Company, along with numerous other companies, received from the United States Department of Interior Fish and Wildlife Service a notice of a Natural Resource Damage (“NRD”) Assessment Plan for the Ottawa River and Northern Maumee Bay. A group of PRPs, including the Company, was formed to respond to the NRD assessment and to pursue funding from the Great Lakes Legacy Act for primary restoration. The restoration project performed by the group consisted of river dredging and land-filling river sediments with a total project cost in the range of approximately $47 million to $49 million, one half of which was funded through the Great Lakes Legacy Act and the net project costs to the PRP group was estimated at $23.5 million to $24.5 million. The dredging of the river that began in December 2009 has been completed. In February 2011, the parties reached an agreement on allocation. Still unresolved at this time is the actual NRD Assessment itself. In August 2013, the PRPs voted to accept the State and Federal Trustees’ proposal resolving the NRD Assessment and other claims which increased the Company’s share by $0.1 million. A Consent Decree must be negotiated and approved before the settlement becomes final. As of November 30, 2013, the estimated range of the Company’s share of anticipated costs for the NRD matter was $0.2 million to $0.5 million. None of the expenditures related to this matter are recoverable.

In 2008, Textileather, the current owner of the former Toledo, Ohio site, filed a lawsuit against the Company claiming, among other things, that the Company failed to indemnify and defend Textileather for certain contractual environmental obligations. A second suit related to past and future RCRA closure costs was filed in late 2009. On May 5, 2010, the District Court granted the Company’s Motion for Summary Judgment, thereby dismissing the claims in the initial action. Textileather appealed to the Sixth Circuit Court of Appeals. On September 11, 2012, the Court of Appeals affirmed the District Court’s decision with respect to Textileather’s CERCLA cost recovery claims, but reversed the decision to dismiss its breach of contract claims. The case was remanded to the District Court for further proceedings consistent with the opinion of the Court of Appeals. On September 10, 2013, the parties executed the definitive settlement agreement resolving the dispute for a release for all non-polychlorinated biphenyl (“PCB”) related environmental issues for $4.3 million to be paid in two payments. The Company has a reserve of $2.7 million for the settlement and PCB related environmental issues as of November 30, 2013. None of the expenditures related to this matter are recoverable.

d.	Environmental Reserves and Estimated Recoveries

Reserves

The Company reviews on a quarterly basis estimated future remediation costs and has an established practice of estimating environmental remediation costs over a fifteen-year period, except for those environmental remediation costs with a specific contractual term. Environmental liabilities at the BPOU site are estimated through the term of the Project Agreement, which expires in 2017. As the period for which estimated environmental remediation costs increases, the reliability of such estimates decreases. These estimates consider the investigative work and analysis of engineers, outside environmental consultants, and the advice of legal staff regarding the status and anticipated results of various administrative and legal proceedings. In most cases, only a range of reasonably possible costs can be estimated. In establishing the Company’s reserves, the most probable estimate is used when determinable; otherwise, the minimum amount is used when no single amount in the range is more probable. Accordingly, such estimates can change as the Company periodically evaluates and revises these estimates as new information becomes available. The Company cannot predict whether new information gained as projects progress will affect the estimated liability accrued. The timing of payment for estimated future environmental costs is influenced by a number of factors such as the regulatory approval process, and the time required to design, construct, and implement the remedy.

A summary of the Company’s environmental reserve activity is shown below:

	Aerojet Rocketdyne Sacramento	Aerojet Rocketdyne BPOU	Other Aerojet Rocketdyne Sites	Total Aerojet Rocketdyne	Other	Total Environmental Reserve
	(In millions)
November 30, 2010	$139.8	$46.1	$20.1	$206.0	$11.7	$217.7
Additions	21.2	5.9	5.9	33.0	(0.1)	32.9
Expenditures	(30.3)	(13.4)	(13.9)	(57.6)	(2.4)	(60.0)

November 30, 2011	130.7	38.6	12.1	181.4	9.2	190.6
Additions	24.5	5.9	3.8	34.2	0.5	34.7
Expenditures	(14.7)	(13.3)	(5.1)	(33.1)	(2.7)	(35.8)

November 30, 2012	140.5	31.2	10.8	182.5	7.0	189.5
Additions	9.8	5.1	0.1	15.0	3.8	18.8
Expenditures	(22.3)	(9.4)	(2.7)	(34.4)	(2.6)	(37.0)

November 30, 2013	$128.0	$26.9	$8.2	$163.1	$8.2	$171.3

The effect of the final resolution of environmental matters and the Company’s obligations for environmental remediation and compliance cannot be accurately predicted due to the uncertainty concerning both the amount and timing of future expenditures and due to regulatory or technological changes. The Company continues its efforts to mitigate past and future costs through pursuit of claims for recoveries from insurance coverage and other PRPs and continued investigation of new and more cost effective remediation alternatives and associated technologies.

As part of the acquisition of the Atlantic Research Corporation (“ARC”) propulsion business in 2003, Aerojet Rocketdyne entered into an agreement with ARC pursuant to which Aerojet Rocketdyne is responsible for up to $20.0 million of costs (“Pre-Close Environmental Costs”) associated with environmental issues that arose prior to Aerojet Rocketdyne’s acquisition of the ARC propulsion business. Pursuant to a separate agreement with the U.S. government which was entered into prior to the completion of the ARC acquisition, these costs are recovered through the establishment of prices for Aerojet Rocketdyne’s products and services sold to the U.S. government. A summary of the Pre-Close Environmental Costs is shown below (in millions):

Pre-Close Environmental Costs	$20.0
Amount spent through November 30, 2013	(15.6)
Amount included as a component of reserves for environmental remediation costs in the consolidated balance sheet as of November 30, 2013	(2.9)

Remaining Pre-Close Environmental Costs	$1.5

Estimated Recoveries

On January 12, 1999, Aerojet Rocketdyne and the U.S. government implemented the October 1997 Agreement in Principle (“Global Settlement”) resolving certain prior environmental and facility disagreements, with retroactive effect to December 1, 1998. Under the Global Settlement, Aerojet Rocketdyne and the U.S. government resolved disagreements about an appropriate cost-sharing ratio with respect to the clean-up costs of the environmental contamination at the Sacramento and the former Azusa sites. The Global Settlement cost-sharing ratio does not have a defined term over which costs will be recovered. Additionally, in conjunction with the sale of the EIS business in 2001, Aerojet Rocketdyne entered into an agreement with Northrop (the “Northrop Agreement”) whereby Aerojet Rocketdyne is reimbursed by Northrop for a portion of environmental expenditures eligible for recovery under the Global Settlement, subject to annual and cumulative limitations. The current annual billing limitation to Northrop is $6.0 million.

Pursuant to the Global Settlement, prior to the third quarter of fiscal 2010, approximately 12% of environmental costs related to Aerojet Rocketdyne’s Sacramento site and its former Azusa site were charged to the consolidated statements of operations. Subsequent to the third quarter of fiscal 2010, because the Company’s estimated environmental costs reached the reimbursement ceiling under the Northrop Agreement, approximately 37% of such costs will not be reimbursable and were therefore directly charged to the consolidated statements of operations.

Allowable environmental costs are charged to the Company’s contracts as the costs are incurred. Aerojet Rocketdyne’s mix of contracts can affect the actual reimbursement made by the U.S. government. Because these costs are recovered through forward-pricing arrangements, the ability of Aerojet Rocketdyne to continue recovering these costs from the U.S. government depends on Aerojet Rocketdyne’s sustained business volume under U.S. government contracts and programs and the relative size of Aerojet Rocketdyne’s commercial business. Annually, the Company evaluates Aerojet Rocketdyne’s forecasted business volume under U.S. government contracts and programs and the relative size of Aerojet Rocketdyne’s commercial business as part of its long-term business review.

Since the Acquisition closed in the third quarter of fiscal 2013, the prospective mix of contracts may affect the actual reimbursement made by the U.S. government. Under the Global Settlement, environmental costs are allocable to the newly acquired business. Additionally, the Company is reviewing the percentage of Global Settlement environmental costs allocable to its Aerojet Rocketdyne business and Northrop Grumman. Any change in the percentage allocable will require approval from the U.S. government and if received, this change may materially and favorably affect the Company’s results of operations in the period received along with future periods.

Pursuant to the Northrop Agreement, environmental expenditures to be reimbursed are subject to annual limitations and the total reimbursements are limited to a ceiling of $189.7 million. A summary of the Northrop Agreement activity is shown below (in millions):

Total reimbursable costs under the Northrop Agreement	$189.7
Amount reimbursed to the Company through November 30, 2013	(101.2)

Potential future cost reimbursements available(1)	88.5
Long-term receivable from Northrop in excess of the annual limitation included in the consolidated balance sheet as of November 30, 2013	(72.0)
Amounts recoverable from Northrop in future periods included as a component of recoverable from the U.S. government and other third parties for environmental remediation costs in the consolidated balance sheet as of November 30, 2013	(16.5)

Potential future recoverable amounts available under the Northrop Agreement	$—

(1)	Includes the short-term receivable from Northrop of $6.0 million as of November 30, 2013.

The Company’s applicable cost estimates reached the cumulative limitation under the Northrop Agreement during the third quarter of fiscal 2010. The Company has expensed $22.8 million of environmental remediation provision adjustments above the cumulative limitation under the Northrop Agreement through November 30, 2013. Accordingly, subsequent to the third quarter of fiscal 2010, the Company has incurred a higher percentage of expense related to additions to the Sacramento site and BPOU site environmental reserve until, and if, an arrangement is reached with the U.S. government. While the Company is currently seeking an arrangement with the U.S. government to recover environmental expenditures in excess of the reimbursement ceiling identified in the Northrop Agreement, there can be no assurances that such a recovery will be obtained, or if not obtained, that such unreimbursed environmental expenditures will not have a materially adverse effect on the Company’s operating results, financial condition, and/or cash flows.

Environmental reserves and estimated recoveries impact to the Consolidated Statements of Operations

The expenses associated with adjustments to the environmental reserves are recorded as a component of other expense, net in the consolidated statements of operations. Summarized financial information for the impact of environmental reserves and recoveries to the consolidated statements of operations is set forth below:

	Year Ended
	2013	2012	2011
	(In millions)
Estimated recoverable amounts under U.S. government contracts	$10.4	$23.1	$24.3
Charge to consolidated statement of operations	8.4	11.6	8.6

Total environmental reserve additions	$18.8	$34.7	$32.9

e.	Arrangements with Off-Balance Sheet Risk

As of November 30, 2013, arrangements with off-balance sheet risk consisted of:

•	$58.1 million in outstanding commercial letters of credit expiring through January 2015, the majority of which may be renewed, primarily to collateralize obligations for environmental remediation and insurance coverage.

•	$43.7 million in outstanding surety bonds to satisfy indemnification obligations for environmental remediation coverage.

•	Up to $120.0 million aggregate in guarantees by GenCorp of Aerojet Rocketdyne’s obligations to U.S. government agencies for environmental remediation activities (see Note 8(b) for additional information).

•	$55.0 million related to the pending future acquisition of UTC’s 50% ownership interest of RD Amross and potential future post-close adjustments to the purchase price of the Rocketdyne Business (see Note 4 for additional information).

•	Guarantees, jointly and severally, by the Company’s material domestic subsidiaries of their obligations under the Senior Credit Facility and 7 1⁄8% Notes.

In addition to the items discussed above, the Company has and will from time to time enter into certain types of contracts that require the Company to indemnify parties against potential third-party and other claims. These contracts primarily relate to: (i) divestiture agreements, under which the Company may provide customary indemnification to purchasers of its businesses or assets including, for example, claims arising from the operation of the businesses prior to disposition, and liability to investigate and remediate environmental contamination existing prior to disposition; (ii) certain real estate leases, under which the Company may be required to indemnify property owners for claims arising from the use of the applicable premises; and (iii) certain agreements with officers and directors, under which the Company may be required to indemnify such persons for liabilities arising out of their relationship with the Company. The terms of such obligations vary. Generally, a maximum obligation is not explicitly stated.

Additionally, the Company issues purchase orders to suppliers for equipment, materials, and supplies in the normal course of business. These purchase commitments are generally for volumes consistent with anticipated requirements to fulfill purchase orders or contracts for product deliveries received, or expected to be received, from customers and would be subject to reimbursement if a cost-plus contract is terminated.

Note 9.	Redeemable Common Stock

The Company inadvertently failed to register with the SEC the issuance of certain of its common shares in its defined contribution 401(k) employee benefit plan (the “Plan”). As a result, certain Plan participants who purchased such securities pursuant to the Plan may have the right to rescind certain of their purchases for consideration equal to the purchase price paid for the securities (or if such security has been sold, to receive consideration with respect to any loss incurred on such sale) plus interest from the date of purchase. As of November 30, 2013 and 2012, the Company has classified less than 0.1 million and 0.4 million shares as redeemable common stock, respectively, because the redemption features are not within the control of the Company. The Company may also be subject to civil and other penalties by regulatory authorities as a result of the failure to register these shares. These shares have historically been treated as outstanding for financial reporting purposes. In June 2008, the Company filed a registration statement on Form S-8 to register future transactions in the GenCorp Stock Fund in the Plan. During fiscal 2013, 2012, and 2011, the Company recorded ($1.0) million, $0.7 million, and $0.8 million, respectively, for realized (gains) losses and interest associated with this matter.

Note 10.	Shareholders’ Equity (Deficit)

a.	Preference Stock

As of November 30, 2013 and 2012, 15.0 million shares of preferred stock were authorized and none were issued or outstanding.

b.	Common Stock

As of November 30, 2013, the Company had 150.0 million authorized shares of common stock, par value $0.10 per share, of which 61.3 million shares (includes redeemable common stock and unvested restricted shares) were issued and outstanding, and 33.5 million shares were reserved for future issuance for the exercise of stock options (seven and ten year contractual life) and restricted stock (no maximum contractual life), payment of awards under stock-based compensation plans, and conversion of the Company’s Notes. See Note 9 for information about the Company’s redeemable common stock.

c.	Stock-based Compensation

Total stock-based compensation expense by type of award was as follows:

	Year Ended
	2013	2012	2011
	(In millions)
Stock appreciation rights (“SARS”)	$9.4	$2.7	$0.4
Stock options	0.3	0.8	0.9
Restricted stock, service-based	2.3	2.2	1.7
Restricted stock, performance-based	2.1	0.8	0.7

Total stock-based compensation expense	$14.1	$6.5	$3.7

Stock Appreciation Rights: As of November 30, 2013, a total of 1.5 million SARS were outstanding under the 1999 Equity and Performance Incentive Plan (“1999 Plan”) and 2009 Equity and Performance Incentive Plan (“2009 Plan”). SARS granted to employees generally vest in one-third increments at one year, two years, and three years from the date of grant and have a ten year contractual life under the 1999 Plan and a seven year contractual life under the 2009 Plan. SARS granted to directors of the Company typically vest over a one year service period (half after six months and half after one year) and have a ten year contractual life under the 1999 Plan and a seven year contractual life under the 2009 Plan. These awards are similar to the Company’s employee stock options, but are settled in cash rather than in shares of common stock, and are classified as liability awards. Compensation cost for these awards is determined using a fair-value method and remeasured at each reporting date until the date of settlement. Stock-based compensation expense recognized is based on SARS ultimately expected to vest, and therefore it has been reduced for estimated forfeitures.

A summary of the status of the Company’s SARS as of November 30, 2013 and changes during fiscal 2013 is presented below:

	SARS (In thousands)	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (years)	Aggregate Intrinsic Value (In millions)
Outstanding at November 30, 2012	1,529	$10.47
Granted	73	13.17
Exercised	(138)	7.92
Cancelled	(7)	4.95

Outstanding at November 30, 2013	1,457	$10.88	3.6	$11.1

Exercisable at November 30, 2013	1,366	$10.99	3.4	$10.3

Expected to vest at November 30, 2013	89	$9.18	5.6	$0.8

The weighted average grant date fair value for SARS granted in fiscal 2013, 2012, and 2011 was $12.08, $5.76, and $3.50, respectively. The total intrinsic value for SARS liabilities paid in fiscal 2013 and 2011 was $1.1 million and less than $0.1 million, respectively. No SARS were exercised in fiscal 2012. As of November 30, 2013, there was $0.6 million of total stock-based compensation related to nonvested SARS. That cost is expected to be recognized over an estimated weighted-average amortization period of 13 months.

Restricted Stock, service-based: As of November 30, 2013, a total of 0.5 million shares of service-based restricted stock were outstanding which vest based on years of service under the 2009 Plan. Restricted shares are granted to key employees and directors of the Company. The fair value of the restricted stock awards was based on the closing market price of the Company’s common stock on the date of award and is being amortized on a straight line basis over the service period. Stock-based compensation expense recognized is based on service-based restricted stock ultimately expected to vest, and therefore it has been reduced for estimated forfeitures.

The following is summary of the status of the Company’s service-based restricted stock as of November 30, 2013 and changes during fiscal 2013:

	Service Based Restricted Stock (In thousands)	Weighted Average Grant Date Fair Value
Outstanding at November 30, 2012	638	$6.41
Granted	294	15.47
Vested	(374)	6.99
Canceled	(14)	6.09

Outstanding at November 30, 2013	544	$10.91

Expected to vest at November 30, 2013	523	$10.91

As of November 30, 2013, there was $4.3 million of total stock-based compensation related to nonvested service-based restricted stock. That cost is expected to be recognized over an estimated weighted-average amortization period of 25 months. The intrinsic value of the service-based restricted stock outstanding and expected to vest at November 30, 2013 was $10.0 million and $9.6 million, respectively. The weighted average grant date fair values for service-based restricted stock granted in fiscal 2012 and 2011 was $7.05 and $5.91, respectively.

Restricted Stock, performance-based: As of November 30, 2013, a total of 0.8 million shares of performance-based restricted shares were outstanding under the 2009 Plan. The performance-based restricted stock vests if the Company meets various operations and earnings targets set by the Organization & Compensation Committee of the Board. The fair value of the performance-based restricted stock awards was based on the closing market price of the Company’s common stock on the date of award and is being amortized over the estimated service period to achieve the operations and earnings targets. If certain operations and earnings targets are exceeded, additional restricted stock may be required to be granted to individuals up to a maximum additional grant of 25% of the initial grant. Stock-based compensation expense recognized for all years presented is based on performance-based restricted stock ultimately expected to vest, and therefore it has been reduced for estimated forfeitures.

The following is a summary of the status of the Company’s performance-based restricted stock as of November 30, 2013 and changes during fiscal 2013:

	Performance Based Restricted Stock (In thousands)	Weighted Average Grant Date Fair Value
Outstanding at November 30, 2012	630	$6.33
Granted	293	17.44
Vested	(63)	5.12
Cancelled	(37)	9.32

Outstanding at November 30, 2013	823	$10.42

Expected to vest at November 30, 2013	773	$9.95

As of November 30, 2013, there was $4.9 million of total stock-based compensation related to nonvested performance-based restricted stock. That cost is expected to be recognized over an estimated weighted-average amortization period of 17 months. The intrinsic value of the performance-based restricted stock outstanding and expected to vest at November 30, 2013 was $15.1 million and $14.2 million, respectively. The weighted average grant date fair values for performance-based restricted stock granted in fiscal 2012 and 2011 was $6.87 and $6.01, respectively.

Stock Options: As of November 30, 2013, a total of 0.6 million of stock options were outstanding under the 1999 Plan and 2009 Plan. The 2009 stock option grants are primarily performance-based and vest if the Company meets various operations and earnings targets set by the Organization & Compensation Committee of the Board. The fair value is being amortized over the estimated service period to achieve the operations and earnings targets. If certain operations and earnings targets are exceeded, additional stock options may be required to be granted to individuals up to a maximum additional grant of 25% of the initial grant.

A summary of the status of the Company’s stock options as of November 30, 2013 and changes during fiscal 2013 is presented below:

	Stock Options (In thousands)	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (years)	Intrinsic Value (In millions)
Outstanding at November 30, 2012	849	$5.87
Exercised	(93)	7.39
Cancelled	(125)	6.30

Outstanding at November 30, 2013	631	$5.57	4.2	$8.1

Exercisable at November 30, 2013	532	$5.48	4.1	$6.8

Expected to vest at November 30, 2013	99	$6.01	4.3	$1.2

The total intrinsic value for options exercised in fiscal 2013 and fiscal 2012 was $0.6 million and $0.4 million, respectively. No stock options were exercised in fiscal 2011. The weighted average grant date fair value for stock options granted in fiscal 2012 and 2011 was $3.46 and $3.54, respectively.

The following table summarizes the range of exercise prices and weighted-average exercise prices for options outstanding as of November 30, 2013 under the Company’s stock option plans:

		Outstanding
Year Granted	Range of Exercise Prices	Stock Options Outstanding (In thousands)	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (years)
2004	$10.92	20	$10.92	0.2
2009	$4.54	133	$4.54	5.6
2010	$4.91 – $7.14	371	$5.51	3.7
2011	$6.01	100	$6.01	4.3
2012	$6.00	7	$6.00	8.2

		631

Valuation Assumptions

The fair value of stock options was estimated using a Black-Scholes Model with the following weighted average assumptions:

	Year Ended
	2012	2011
Expected life (in years)	7.0	7.0
Volatility	57.47%	57.19%
Risk-free interest rate	1.54%	2.53%
Dividend yield	0.00%	0.00%

The fair value of SARS was estimated using a Black-Scholes Model with the following weighted average assumptions:

	Year Ended
	2013	2012	2011
Expected life (in years)	3.6	3.7	4.4
Volatility	44.30%	55.47%	62.60%
Risk-free interest rate	0.84%	0.51%	0.91%
Dividend yield	0.00%	0.00%	0.00%

Expected Term: The Company’s expected term represents the period that the Company’s stock-based awards are expected to be outstanding and was determined based on historical experience of similar awards, giving consideration to the contractual terms of the stock-based awards and vesting schedules.

Expected Volatility: The fair value of stock-based payments was determined using the Black-Scholes Model with a volatility factor based on the Company’s historical stock prices. The range of expected volatility used in the Black-Scholes Model was 29% to 64% as of November 30, 2013.

Expected Dividend: The Black-Scholes Model requires a single expected dividend yield as an input. The Senior Credit Facility restricts the payment of dividends and the Company does not anticipate paying cash dividends in the foreseeable future.

Risk-Free Interest Rate: The Company bases the risk-free interest rate used in the Black-Scholes Model on the implied yield currently available on U.S. Treasury zero-coupon issues with an equivalent remaining term. The range of risk-free interest rates used in the Black-Scholes Model was 0.14% to 2.26% as of November 30, 2013.

Estimated Pre-vesting Forfeitures: When estimating forfeitures, the Company considers historical terminations as well as anticipated retirements.

Note 11.	Operating Segments and Related Disclosures

The Company’s operations are organized into two operating segments based on different products and customer bases: Aerospace and Defense, and Real Estate. The accounting policies of the operating segments are the same as those described in the summary of significant accounting policies (see Note 1).

The Company evaluates its operating segments based on several factors, of which the primary financial measure is segment performance. Segment performance represents net sales from continuing operations less applicable costs, expenses and provisions for unusual items relating to the segment operations. Segment performance excludes corporate income and expenses, legacy income or expenses, provisions for unusual items not related to the segment operations, interest expense, interest income, and income taxes.

Selected financial information for each reportable segment was as follows:

	Year Ended
	2013	2012	2011
	(In millions)
Net Sales:
Aerospace and Defense	$1,377.4	$986.1	$909.7
Real Estate	5.7	8.8	8.4

Total	$1,383.1	$994.9	$918.1

Segment Performance:
Aerospace and Defense	$147.6	$115.5	$108.6
Environmental remediation provision adjustments	(4.6)	(11.4)	(8.9)
Retirement benefit plan expense	(44.2)	(18.9)	(21.0)
Unusual items (see Note 15)	(1.6)	(0.7)	(4.1)

Aerospace and Defense Total	97.2	84.5	74.6

Real Estate	3.8	3.7	5.6

Total	$101.0	$88.2	$80.2

Reconciliation of segment performance to (loss) income from continuing operations before income taxes:
Segment Performance	$101.0	$88.2	$80.2
Interest expense	(48.7)	(22.3)	(30.8)
Interest income	0.2	0.6	1.0
Stock-based compensation	(14.1)	(6.5)	(3.7)
Corporate retirement benefit plan expense	(20.8)	(22.1)	(25.4)
Corporate and other expenses	(20.9)	(12.7)	(10.8)
Corporate unusual items (see Note 15)	(22.9)	(12.0)	(1.5)

(Loss) income from continuing operations before income taxes	$(26.2)	$13.2	$9.0

Aerospace and Defense	$63.2	$37.2	$21.1
Real Estate	—	—	—
Corporate	—	—	—

Capital Expenditures	$63.2	$37.2	$21.1

Aerospace and Defense	$43.1	$21.7	$24.3
Real Estate	0.7	0.6	0.3
Corporate	—	—	—

Depreciation and Amortization	$43.8	$22.3	$24.6

	As of November 30,
	2013	2012
	(In millions)
Aerospace and Defense(1)	$1,349.1	$637.6
Real Estate	109.3	82.3

Identifiable assets	1,458.4	719.9
Corporate	296.9	199.4

Assets	$1,755.3	$919.3

(1)	The Aerospace and Defense operating segment had $159.6 million and $94.9 million of goodwill as of November 30, 2013 and 2012, respectively. In addition, as of November 30, 2013 and 2012 intangible assets balances were $135.7 million and $13.9 million, respectively, for the Aerospace and Defense operating segment.

The Company’s continuing operations are located in the United States. Inter-area sales are not significant to the total sales of any geographic area. Unusual items included in segment performance pertained only to the United States.

Note 12.	Quarterly Financial Data (Unaudited)

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter(1)
	(In millions, except per share amounts)
2013
Net sales	$243.7	$286.6	$367.5	$485.3
Cost of sales (exclusive of items shown separately on Statement of Operations)	217.5	254.4	326.7	431.0
(Loss) income from continuing operations before income taxes	(9.2)	(9.6)	(9.0)	1.6
(Loss) income from continuing operations	(14.1)	(11.7)	197.6	(4.1)
Income (loss) from discontinued operations, net of income taxes	0.1	(0.1)	(0.2)	0.4
Net (loss) income	(14.0)	(11.8)	197.4	(3.7)
Basic (loss) income per share from continuing operations	(0.24)	(0.20)	3.25	(0.07)
Basic income per share from discontinued operations, net of income taxes	—	—	—	0.01
Basic net (loss) income per share	(0.24)	(0.20)	3.25	(0.06)
Diluted (loss) income per share from continuing operations	(0.24)	(0.20)	2.39	(0.07)
Diluted income per share from discontinued operations, net of income taxes	—	—	—	0.01
Diluted net (loss) income per share	(0.24)	(0.20)	2.39	(0.06)

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter(2)
	(In millions, except per share amounts)
2012
Net sales	$201.9	$249.9	$244.9	$298.2
Cost of sales (exclusive of items shown separately on Statement of Operations)	173.9	220.3	214.1	261.3
Income (loss) from continuing operations before income taxes	4.7	4.6	(0.5)	4.4
Income (loss) from continuing operations	2.4	1.3	(8.7)	(0.7)
Income (loss) from discontinued operations, net of income taxes	—	0.4	(0.8)	3.5
Net income (loss)	2.4	1.7	(9.5)	2.8
Basic and diluted income (loss) per share from continuing operations	0.04	0.02	(0.15)	(0.01)
Basic and diluted income (loss) per share from discontinued operations, net of income taxes	—	0.01	(0.01)	0.06
Basic and diluted net income (loss) per share	0.04	0.03	(0.16)	0.05

(1)	During the fourth quarter of fiscal 2013, the Company recorded out of period adjustments to selling, general and administrative expense and the income tax provision and related balance sheet accounts. The out of period adjustments relate to the accounting for a legal settlement, basis of taxable goodwill and state income taxes. The Company recorded an adjustment to correct the identified errors resulting in the Company under reporting income by $0.3 million.
(2)	During the fourth quarter of fiscal 2012, the Company recorded out of period adjustments to cost of sales, interest expense, and the income tax provision and related balance sheet accounts. The out of period adjustments relate to the treatment of intercompany interest within the state tax provisions and the accounting for a lease modification. The Company recorded an adjustment to correct the identified errors resulting in the Company under reporting income by $0.4 million.

Note 13.	Discontinued Operations

On August 31, 2004, the Company completed the sale of its GDX Automotive (“GDX”) business. On November 30, 2005, the Company completed the sale of the Fine Chemicals business. The remaining subsidiaries after the sale of GDX Automotive, including Snappon SA, and the Fine Chemicals business are classified as discontinued operations.

Summarized financial information for discontinued operations is set forth below:

	Year Ended
	2013	2012	2011
	(In millions)
Net sales	$—	$—	$—
(Loss) income before income taxes(1)	(0.9)	2.6	—
Income tax benefit	1.1	0.5	—
Income from discontinued operations	0.2	3.1	—

(1)	Includes foreign currency transaction (losses) and gains of ($0.2) million in fiscal 2013, $0.4 million in fiscal 2012, and ($0.3) million in fiscal 2011.

Note 14.	Assets Held for Sale

As of November 30, 2012, the Company classified its LDACS program as assets held for sale, as at that time the Company expected that it would be required to divest the LDACS product line in order to consummate the Acquisition. For operating segment reporting, the LDACS program has been reported as a part of the Aerospace and Defense segment. The components of assets and liabilities held for sale in the consolidated balance sheet as of November 30, 2012 were as follows:

Accounts receivable	$3.5
Equipment	0.1
Estimated costs to divest	(3.6)

Assets held for sale	$—

Accounts payable	$0.1
Other liabilities	1.0

Liabilities held for sale	$1.1

As of May 31, 2013, the Company believed that it would not be required to divest the LDACS product line in order to consummate the Acquisition based on conversations with the FTC. On June 10, 2013, the FTC announced that it closed its investigation into the Acquisition under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the Company was not required to divest its LDACS business. The Company expensed $3.6 million, recorded as part of unusual items, in fiscal 2012 for the estimated costs to divest the LDACS program. The Company recorded a benefit of $3.6 million, as part of unusual items, in the second quarter of fiscal 2013 as the Company believed that the FTC would not require the divestiture of the LDACS program.

Note 15.	Unusual Items

Total unusual items expense, a component of other expense, net in the consolidated statements of operations was as follows:

	Year Ended
	2013	2012	2011
	(In millions)
Aerospace and Defense:
(Gain) loss on legal matters and settlements	$(1.0)	$0.7	$4.1
Rocketdyne Business acquisition related costs	2.6	—	—

Aerospace and defense unusual items	1.6	0.7	4.1

Corporate:
Rocketdyne Business acquisition related costs	17.4	11.6	—
Loss on debt repurchased	5.0	0.4	0.2
Loss on legal settlement	0.5	—	—
Loss on bank amendment	—	—	1.3

Corporate unusual items	22.9	12.0	1.5

Total unusual items	$24.5	$12.7	$5.6

Fiscal 2013 Activity:

The Company recorded a charge of $0.5 million related to a legal settlement.

The Company recorded ($1.0) million for gains and interest associated with the failure to register with the SEC the issuance of certain of the Company’s common shares under the defined contribution 401(k) employee benefit plan.

The Company incurred expenses of $20.0 million, including internal labor costs of $1.4 million, related to the Rocketdyne Business acquisition.

A summary of the Company’s losses on the 4 1/16% Debentures repurchased during fiscal 2013 is as follows (in millions):

Principal amount repurchased	$5.2
Cash repurchase price	(10.1)
Write-off of the deferred financing costs	(0.1)

Loss on 4 1/16% Debentures repurchased	$(5.0)

Fiscal 2012 Activity:

The Company recorded $0.7 million for losses and interest associated with the failure to register with the SEC the issuance of certain of the Company’s common shares under the defined contribution 401(k) employee benefit plan.

The Company incurred expenses of $11.6 million, including internal labor costs of $2.0 million, related to the Rocketdyne Business acquisition announced in July 2012.

The Company redeemed $75.0 million of its 9 1/2% Notes at a redemption price of 100% of the principal amount. The redemption resulted in a charge of $0.4 million associated with the write-off of the 9 1/2% Notes deferred financing costs.

Fiscal 2011 Activity:

The Company recorded a charge of $3.3 million related to a legal settlement and $0.8 million for losses and interest associated with the failure to register with the SEC the issuance of certain of its common shares under the defined contribution 401(k) employee benefit plan.

During fiscal 2011, the Company repurchased $22.0 million principal amount of its 2 1/4% Debentures at various prices ranging from 99.0% of par to 99.6% of par resulting in a loss of $0.2 million.

In addition, during fiscal 2011, the Company recorded $1.3 million of losses related to an amendment to the Senior Credit Facility.

Note 16.	Condensed Consolidating Financial Information

The Company is providing condensed consolidating financial information for its domestic subsidiaries that have guaranteed the 7 1/8% Notes, and for those subsidiaries that have not guaranteed the 7 1/8% Notes. These 100% owned subsidiary guarantors have, jointly and severally, fully and unconditionally guaranteed the 7 1/8% Notes subject to release under the following circumstances: (i) to enable the disposition of such property or assets to a party that is not the Company or a subsidiary guarantor to the extent permitted by and consummated in compliance with the indenture governing the 7 1/8% Notes; (ii) in case of a subsidiary guarantor that is released from its subsidiary guarantee, the release of the property and assets of such subsidiary guarantor; (iii) as permitted or required by the intercreditor agreement; (iv) with the consent of the holder of at least a majority in principal amount of the outstanding 7 1/8% Notes; or (v) when permitted or required by the indenture governing the 7 1/8% Notes. Prior to the consummation of the Acquisition and escrow release date, the 7 1/8% Notes were secured by a first priority security interest in the escrow account and all deposits and investment property therein. Following the consummation of the Acquisition and escrow release date on June 14, 2013, the subsidiary guarantees are a senior secured obligation of each subsidiary guarantor and rank (i) effectively junior to all of existing and future first-priority senior secured debt, including borrowings under the Senior Credit Facility, to the extent of the value of the assets securing such debt; (ii) effectively senior to all of the Company’s existing and future unsecured senior debt; (iii) senior in right of payment to all of the Company’s existing and future subordinated debt; and (iv) structurally subordinated to all existing and future liabilities of non-guarantor subsidiaries.

The Company has not presented separate financial and narrative information for each of the subsidiary guarantors, because it believes that such financial and narrative information would not provide investors with any additional information that would be material in evaluating the sufficiency of the guarantees. Therefore, the following condensed consolidating financial information summarizes the financial position, results of operations, and cash flows for the Company’s guarantor and non-guarantor subsidiaries.

Condensed Consolidating Statements of Operations

November 30, 2013 (In millions):	Parent	Guarantor Subsidiaries	Non-guarantor Subsidiaries	Eliminations	Consolidated
Net sales	$—	$1,354.7	$28.4	$—	$1,383.1
Cost of sales (exclusive of items shown separately below)	—	1,206.3	23.9	(0.6)	1,229.6
Selling, general and administrative	31.1	21.2	1.3	—	53.6
Depreciation and amortization	0.1	42.6	1.1	—	43.8
Interest expense	46.2	2.5	—	—	48.7
Other, net	32.8	2.8	(2.6)	0.6	33.6

(Loss) income from continuing operations before income taxes	(110.2)	79.3	4.7	—	(26.2)
Income tax benefit	(81.8)	(101.8)	(10.3)	—	(193.9)

(Loss) income from continuing operations	(28.4)	181.1	15.0	—	167.7
Income from discontinued operations	0.2	—	—	—	0.2

(Loss) income before equity income of subsidiaries	(28.2)	181.1	15.0	—	167.9
Equity income of subsidiaries	196.1	—	—	(196.1)	—

Net income	$167.9	$181.1	$15.0	$(196.1)	$167.9

Comprehensive income	$431.8	$375.7	$15.0	$(390.7)	$431.8

November 30, 2012 (In millions):	Parent	Guarantor Subsidiaries	Non-guarantor Subsidiaries	Eliminations	Consolidated
Net sales	$—	$962.0	$32.9	$—	$994.9
Cost of sales (exclusive of items shown separately below)	—	844.2	26.0	(0.6)	869.6
Selling, general and administrative	26.4	14.6	0.9	—	41.9
Depreciation and amortization	0.1	21.1	1.1	—	22.3
Interest expense	18.7	3.6	—	—	22.3
Other, net	26.7	(4.3)	2.6	0.6	25.6

(Loss) income from continuing operations before income taxes	(71.9)	82.8	2.3	—	13.2
Income tax (benefit) provision	(16.9)	34.4	1.4	—	18.9

(Loss) income from continuing operations	(55.0)	48.4	0.9	—	(5.7)
Income from discontinued operations	3.1	—	—	—	3.1

(Loss) income before equity income of subsidiaries	(51.9)	48.4	0.9	—	(2.6)
Equity income of subsidiaries	49.3	—	—	(49.3)	—

Net (loss) income	$(2.6)	$48.4	$0.9	$(49.3)	$(2.6)

Comprehensive (loss) income	$(189.5)	$(119.5)	$0.9	$118.6	$(189.5)

November 30, 2011 (In millions):	Parent	Guarantor Subsidiaries	Non-guarantor Subsidiaries	Eliminations	Consolidated
Net sales	$—	$885.0	$33.1	$—	$918.1
Cost of sales (exclusive of items shown separately below)	—	774.8	25.0	(0.5)	799.3
Selling, general and administrative	27.1	12.9	0.9	—	40.9
Depreciation and amortization	0.1	23.5	1.0	—	24.6
Interest expense	25.6	5.2	—	—	30.8
Other, net	11.9	(1.5)	2.6	0.5	13.5

(Loss) income from continuing operations before income taxes	(64.7)	70.1	3.6	—	9.0
Income tax (benefit) provision	(25.5)	39.8	(8.2)	—	6.1

(Loss) income from continuing operations	(39.2)	30.3	11.8	—	2.9
Income from discontinued operations	—	—	—	—	—

(Loss) income before equity income of subsidiaries	(39.2)	30.3	11.8	—	2.9
Equity income of subsidiaries	42.1	—	—	(42.1)	—

Net income	$2.9	$30.3	$11.8	$(42.1)	$2.9

Comprehensive (loss) income	$(15.3)	$4.1	$11.8	$(15.9)	$(15.3)

Condensed Consolidating Balance Sheets

November 30, 2013 (In millions):	Parent	Guarantor Subsidiaries	Non-guarantor Subsidiaries	Eliminations	Consolidated
Cash and cash equivalents	$192.7	$4.9	$—	$—	$197.6
Accounts receivable	—	211.4	2.7	—	214.1
Inventories	—	100.5	5.4	—	105.9
Recoverable from the U.S. government, Northrop, and other third parties for environmental remediation costs	0.4	26.0	—	—	26.4
Other receivables, prepaid expenses and other	2.6	18.8	1.0	—	22.4
Income taxes	30.1	—	—	(17.5)	12.6
Deferred income taxes	10.9	4.9	1.2	—	17.0

Total current assets	236.7	366.5	10.3	(17.5)	596.0
Property, plant and equipment, net	4.7	364.4	5.6	—	374.7
Recoverable from the U.S. government and other third parties for environmental remediation costs	0.4	88.3	—	—	88.7
Deferred income taxes	48.8	107.2	19.7	—	175.7
Goodwill	—	159.6	—	—	159.6
Intercompany receivable	71.5	—	32.2	(103.7)	—
Investments in subsidiaries	534.5	—	—	(534.5)	—
Other noncurrent assets and intangibles, net	27.7	289.0	43.9	—	360.6

Total assets	$924.3	$1,375.0	$111.7	$(655.7)	$1,755.3

Short-term borrowings and current portion of long-term debt	$2.7	$0.2	$—	$—	$2.9
Accounts payable	2.2	119.1	1.2	—	122.5
Reserves for environmental remediation costs	3.8	32.8	—	—	36.6
Income taxes payable	—	16.9	0.6	(17.5)	—
Other current liabilities, advance payments on contracts, and postretirement medical and life insurance benefits	85.2	229.7	2.8	—	317.7

Total current liabilities	93.9	398.7	4.6	(17.5)	479.7
Long-term debt	695.7	0.6	—	—	696.3
Reserves for environmental remediation costs	4.3	130.4	—	—	134.7
Pension benefits	23.6	238.1	—	—	261.7
Intercompany payable	—	103.7	—	(103.7)	—
Other noncurrent liabilities	57.0	64.6	11.5	—	133.1

Total liabilities	874.5	936.1	16.1	(121.2)	1,705.5
Commitments and contingencies (Note 8)
Redeemable common stock (Note 9)	0.2	—	—	—	0.2
Total shareholders’ equity	49.6	438.9	95.6	(534.5)	49.6

Total liabilities, redeemable common stock, and shareholders’ equity	$924.3	$1,375.0	$111.7	$(655.7)	$1,755.3

November 30, 2012 (In millions):	Parent	Guarantor Subsidiaries	Non-guarantor Subsidiaries	Eliminations	Consolidated
Cash and cash equivalents	$172.4	$—	$—	$(10.3)	$162.1
Accounts receivable	—	109.7	1.8	—	111.5
Inventories	—	40.5	6.4	—	46.9
Recoverable from the U.S. government, Northrop, and other third parties for environmental remediation costs	0.1	28.2	—	—	28.3
Other receivables, prepaid expenses and other	7.0	9.1	0.7	—	16.8
Income taxes	28.8	—	—	(26.3)	2.5

Total current assets	208.3	187.5	8.9	(36.6)	368.1
Property, plant and equipment, net	4.7	133.8	5.4	—	143.9
Recoverable from the U.S. government and other third parties for environmental remediation costs	0.7	107.2	—	—	107.9
Goodwill	—	94.9	—	—	94.9
Intercompany receivable	—	308.5	30.5	(339.0)	—
Investments in subsidiaries	143.1	—	—	(143.1)	—
Other noncurrent assets and intangibles, net	17.6	146.3	40.6	—	204.5

Total assets	$374.4	$978.2	$85.4	$(518.7)	$919.3

Short-term borrowings and current portion of long-term debt	$2.4	$0.3	$—	$—	$2.7
Accounts payable	3.1	61.8	1.5	(10.3)	56.1
Reserves for environmental remediation costs	3.5	36.0	—	—	39.5
Income taxes payable	—	25.4	0.9	(26.3)	—
Other current liabilities, advance payments on contracts, and postretirement medical and life insurance benefits	28.1	190.6	1.6	—	220.3

Total current liabilities	37.1	314.1	4.0	(36.6)	318.6
Long-term debt	245.3	0.7	—	—	246.0
Reserves for environmental remediation costs	3.6	146.4	—	—	150.0
Pension benefits	70.8	383.7	—	—	454.5
Intercompany payable	339.0	—	—	(339.0)	—
Other noncurrent liabilities	67.4	70.4	1.2	—	139.0

Total liabilities	763.2	915.3	5.2	(375.6)	1,308.1
Commitments and contingencies (Note 8)
Redeemable common stock (Note 9)	3.9	—	—	—	3.9
Total shareholders’ (deficit) equity	(392.7)	62.9	80.2	(143.1)	(392.7)

Total liabilities, redeemable common stock, and shareholders’ equity (deficit)	$374.4	$978.2	$85.4	$(518.7)	$919.3

Condensed Consolidating Statements of Cash Flows

November 30, 2013 (In millions):	Parent	Guarantor Subsidiaries	Non-guarantor Subsidiaries	Eliminations	Consolidated
Net cash (used in) provided by operating activities	$(2.2)	$67.1	$2.4	$10.3	$77.6
Cash flows from investing activities:
Capital expenditures	—	(62.5)	(0.7)	—	(63.2)
Other investing	—	(411.7)	—	—	(411.7)

Net cash used in investing activities	—	(474.2)	(0.7)	—	(474.9)
Cash flows from financing activities:
Proceeds from issuance of debt	460.0	—	—	—	460.0
Repayments on debt	(12.6)	(0.2)	—	—	(12.8)
Debt issuance costs	(14.9)	—	—	—	(14.9)
Net transfers (to) from parent	(410.5)	412.2	(1.7)	—	—
Other financing activities	0.5	—	—	—	0.5

Net cash provided by (used in) financing activities	22.5	412.0	(1.7)	—	432.8

Net increase in cash and cash equivalents	20.3	4.9	—	10.3	35.5
Cash and cash equivalents at beginning of year	172.4	—	—	(10.3)	162.1

Cash and cash equivalents at end of period	$192.7	$4.9	$—	$—	$197.6

November 30, 2012 (In millions):	Parent	Guarantor Subsidiaries	Non-guarantor Subsidiaries	Eliminations	Consolidated
Net cash (used in) provided by operating activities	$(17.8)	$95.9	$1.7	$6.4	$86.2
Cash flows from investing activities:
Capital expenditures	—	(35.8)	(1.4)	—	(37.2)
Other investing	—	0.6	—	—	0.6

Net cash used in investing activities	—	(35.2)	(1.4)	—	(36.6)
Cash flows from financing activities:
Repayments on debt	(77.4)	(0.3)	—	—	(77.7)
Debt issuance costs	(1.3)	—	—	—	(1.3)
Net transfers (to) from parent	59.9	(59.6)	(0.3)	—	—
Other financing activities	4.3	(0.8)	—	—	3.5

Net cash (used in) provided by financing activities	(14.5)	(60.7)	(0.3)	—	(75.5)

Net (decrease) increase in cash and cash equivalents	(32.3)	—	—	6.4	(25.9)
Cash and cash equivalents at beginning of year	204.7	—	—	(16.7)	188.0

Cash and cash equivalents at end of period	$172.4	$—	$—	$(10.3)	$162.1

November 30, 2011 (In millions):	Parent	Guarantor Subsidiaries	Non-guarantor Subsidiaries	Eliminations	Consolidated
Net cash (used in) provided by operating activities	$(33.3)	$105.6	$5.4	$(0.9)	$76.8
Cash flows from investing activities:
Capital expenditures	—	(20.3)	(0.8)	—	(21.1)
Other investing activities	26.7	—	—	—	26.7

Net cash provided by (used in) investing activities	26.7	(20.3)	(0.8)	—	5.6
Cash flows from financing activities:
Repayments on debt	(70.0)	(0.1)	—	—	(70.1)
Debt issuance costs	(4.2)	—	—	—	(4.2)
Net transfers (to) from parent	87.9	(83.3)	(4.6)	—	—
Other financing activities	0.3	(1.9)	—	—	(1.6)

Net cash provided by (used in) financing activities	14.0	(85.3)	(4.6)	—	(75.9)

Net increase (decrease) in cash and cash equivalents	7.4	—	—	(0.9)	6.5
Cash and cash equivalents at beginning of year	197.3	—	—	(15.8)	181.5

Cash and cash equivalents at end of period	$204.7	$—	$—	$(16.7)	$188.0

Note 17.	Subsequent Events

On January 30, 2014, the Company began providing notices to employees whose employment may be terminated as part of a cost reduction plan (the “Restructuring Plan”). The Restructuring Plan contemplates the reduction of the Company’s overall headcount. If the Restructuring Plan is implemented as proposed, the workforce reduction would affect up to approximately 225 employees, and is expected to be completed by the end of March 2014. In connection with such implementation, the Company expects to incur costs of approximately $15.7 million, consisting of costs for severance, employee-related benefits and other associated expenses. The Restructuring Plan and the foregoing figures are the Company’s estimates and are subject to change.

On February 7, 2014, the Company announced that its Board of Directors authorized a share repurchase program of up to $75 million. Share repurchases may be made by the Company from time to time in open market transactions at prevailing market prices or in privately negotiated transactions.

EXHIBIT B

Quarterly Financial Statements

as of August 31, 2014

GenCorp Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

	Three months ended August 31,		Nine months ended August 31,
	2014	2013	2014	2013
	(In millions, except per share amounts)
Net sales	$419.5	$367.5	$1,152.3	$897.8
Operating costs and expenses:
Cost of sales (exclusive of items shown separately below)	374.2	326.7	1,027.2	798.6
Selling, general and administrative	9.7	14.1	28.1	39.9
Depreciation and amortization	15.7	15.2	45.9	26.6
Other expense, net:
Loss on debt repurchased	9.8	—	60.6	—
Other	6.5	8.1	11.6	24.5

Total operating costs and expenses	415.9	364.1	1,173.4	889.6
Operating income (loss)	3.6	3.4	(21.1)	8.2
Non-operating (income) expense:
Interest income	—	—	—	(0.2)
Interest expense	14.0	12.4	39.0	36.2

Total non-operating expense, net	14.0	12.4	39.0	36.0
Loss from continuing operations before income taxes	(10.4)	(9.0)	(60.1)	(27.8)
Income tax (benefit) provision	(0.7)	(206.6)	1.1	(199.6)

(Loss) income from continuing operations	(9.7)	197.6	(61.2)	171.8
Income (loss) from discontinued operations, net of income taxes	0.2	(0.2)	(0.6)	(0.2)

Net (loss) income	$(9.5)	$197.4	$(61.8)	$171.6

(Loss) Income Per Share of Common Stock
Basic
(Loss) income per share from continuing operations	$(0.17)	$3.25	$(1.05)	$2.83
Loss per share from discontinued operations, net of income taxes	—	—	(0.01)	—

Net (loss) income per share	$(0.17)	$3.25	$(1.06)	$2.83

Diluted
(Loss) income per share from continuing operations	$(0.17)	$2.39	$(1.05)	$2.13
Loss per share from discontinued operations, net of income taxes	—	—	(0.01)	—

Net (loss) income per share	$(0.17)	$2.39	$(1.06)	$2.13

Weighted average shares of common stock outstanding, basic	56.9	59.7	58.2	59.5

Weighted average shares of common stock outstanding, diluted	56.9	82.1	58.2	81.9

See Notes to Unaudited Condensed Consolidated Financial Statements.

GenCorp Inc.

Condensed Consolidated Statements of Comprehensive (Loss) Income

(Unaudited)

	Three months ended August 31,		Nine months ended August 31,
	2014	2013	2014	2013
	(In millions)
Net (loss) income	$(9.5)	$197.4	$(61.8)	$171.6
Other comprehensive income:
Amortization of actuarial losses and prior service credits, net of income taxes	7.5	23.0	22.7	68.8

Comprehensive (loss) income	$(2.0)	$220.4	$(39.1)	$240.4

See Notes to Unaudited Condensed Consolidated Financial Statements.

GenCorp Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

	August 31, 2014	November 30, 2013
	(In millions, except per share and share amounts)
ASSETS
Current Assets
Cash and cash equivalents	$154.9	$197.6
Accounts receivable	214.7	214.1
Inventories	132.3	105.9
Recoverable from the U.S. government and other third parties for environmental remediation costs	20.1	20.4
Receivable from Northrop Grumman Corporation (“Northrop”)	6.0	6.0
Other receivables, prepaid expenses and other	26.7	22.4
Income taxes	13.4	12.6
Deferred income taxes	4.0	17.0

Total Current Assets	572.1	596.0
Noncurrent Assets
Property, plant and equipment, net	370.6	374.7
Real estate held for entitlement and leasing	87.3	80.2
Recoverable from the U.S. government and other third parties for environmental remediation costs	83.6	88.7
Receivable from Northrop	74.0	72.0
Deferred income taxes	180.0	175.7
Goodwill	164.4	159.6
Intangible assets	125.6	135.7
Other noncurrent assets, net	92.1	72.7

Total Noncurrent Assets	1,177.6	1,159.3

Total Assets	$1,749.7	$1,755.3

LIABILITIES, REDEEMABLE COMMON STOCK, AND SHAREHOLDERS’ (DEFICIT) EQUITY
Current Liabilities
Short-term borrowings and current portion of long-term debt	$5.5	$2.9
Accounts payable	115.4	122.5
Reserves for environmental remediation costs	35.0	36.6
Postretirement medical and life insurance benefits	7.2	7.3
Advance payments on contracts	122.4	104.4
Other current liabilities	216.4	206.0

Total Current Liabilities	501.9	479.7
Noncurrent Liabilities
Senior debt	95.0	42.5
Second-priority senior notes	460.0	460.0
Convertible subordinated notes	133.6	193.2
Other debt	89.4	0.6
Reserves for environmental remediation costs	133.6	134.7
Pension benefits	248.3	261.7
Postretirement medical and life insurance benefits	57.1	59.3
Other noncurrent liabilities	79.3	73.8

Total Noncurrent Liabilities	1,296.3	1,225.8

Total Liabilities	1,798.2	1,705.5
Commitments and contingencies (Note 8)
Redeemable common stock, par value of $0.10; less than 0.1 million shares issued and outstanding as of August 31, 2014 and November 30, 2013	0.2	0.2
Shareholders’ (Deficit) Equity
Preference stock, par value of $1.00; 15.0 million shares authorized; none issued or outstanding	—	—
Common stock, par value of $0.10; 150.0 million shares authorized; 56.9 million shares issued and outstanding as of August 31, 2014; 59.9 million shares issued and outstanding as of November 30, 2013	5.9	5.9
Other capital	285.4	280.1
Treasury stock at cost, 3.5 million shares as of August 31, 2014	(64.5)	—
Accumulated deficit	(75.8)	(14.0)
Accumulated other comprehensive loss, net of income taxes	(199.7)	(222.4)

Total Shareholders’ (Deficit) Equity	(48.7)	49.6

Total Liabilities, Redeemable Common Stock and Shareholders’ (Deficit) Equity	$1,749.7	$1,755.3

See Notes to Unaudited Condensed Consolidated Financial Statements.

GenCorp Inc.

Condensed Consolidated Statement of Shareholders’ Equity (Deficit)

(Unaudited)

						Accumulated	Total
	Common Stock					Other	Shareholders’
			Other	Treasury	Accumulated	Comprehensive	Equity
	Shares	Amount	Capital	Stock	Deficit	Loss	(Deficit)
	(In millions)
November 30, 2013	59.9	$5.9	$280.1	$—	$(14.0)	$(222.4)	$49.6
Net loss	—	—	—	—	(61.8)	—	(61.8)
Amortization of actuarial losses and prior service credits, net of income taxes	—	—	—	—	—	22.7	22.7
Tax benefit from shares issued under equity plans	—	—	1.5	—	—	—	1.5
Purchase of treasury stock	(3.5)	—	—	(64.5)	—	—	(64.5)
Stock-based compensation and other, net	0.5	—	3.8	—	—	—	3.8

August 31, 2014	56.9	$5.9	$285.4	$(64.5)	$(75.8)	$(199.7)	$(48.7)

See Notes to Unaudited Condensed Consolidated Financial Statements.

GenCorp Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Nine months ended August 31,
	2014	2013
	(In millions)
Operating Activities
Net (loss) income	$(61.8)	$171.6
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Loss from discontinued operations, net of income taxes	0.6	0.2
Depreciation and amortization	45.9	26.6
Amortization of debt discount and financing costs	2.7	3.6
Stock-based compensation	4.5	9.7
Retirement benefit expense	26.7	48.5
Loss on debt repurchased	60.6	—
Loss on bank amendment	0.2	—
Loss on disposal of long-lived assets	2.5	0.1
Tax benefit on stock-based awards	(1.5)	(0.1)
Changes in assets and liabilities:
Accounts receivable	(0.8)	(36.9)
Inventories	(27.2)	(46.5)
Other receivables, prepaid expenses and other	(3.5)	5.5
Income tax receivable	1.4	(1.8)
Real estate held for entitlement and leasing	(7.7)	(2.8)
Receivable from Northrop	(2.0)	(0.8)
Recoverable from the U.S. government and other third parties for environmental remediation costs	5.4	13.7
Other noncurrent assets	(24.0)	(0.9)
Accounts payable	(7.1)	32.0
Postretirement medical and life benefits	(4.2)	(4.3)
Advance payments on contracts	18.0	(14.5)
Other current liabilities	10.9	42.9
Deferred income taxes	(6.1)	(204.7)
Reserves for environmental remediation costs	(2.7)	(10.4)
Other noncurrent liabilities	3.4	(4.1)

Net cash provided by continuing operations	34.2	26.6
Net cash used in discontinued operations	(0.1)	(0.1)

Net Cash Provided by Operating Activities	34.1	26.5
Investing Activities
Purchases of restricted cash investments	—	(470.0)
Sale of restricted cash investments	—	470.0
Purchase of Rocketdyne Business	0.2	(411.2)
Purchases of investments	—	(0.5)
Capital expenditures	(31.9)	(38.7)

Net Cash Used in Investing Activities	(31.7)	(450.4)
Financing Activities
Proceeds from issuance of debt	189.0	460.0
Debt issuance costs	(4.2)	(14.7)
Debt repayments/repurchases	(165.0)	(2.0)
Proceeds from shares issued under equity plans, net	(1.9)	0.3
Purchase of treasury stock	(64.5)	—
Tax benefit on stock-based awards	1.5	0.1

Net Cash (Used in) Provided by Financing Activities	(45.1)	443.7

Net (Decrease) Increase in Cash and Cash Equivalents	(42.7)	19.8
Cash and Cash Equivalents at Beginning of Period	197.6	162.1

Cash and Cash Equivalents at End of Period	$154.9	$181.9

Supplemental disclosures of cash flow information
Cash paid for interest	$27.8	$16.0
Cash paid for income taxes	4.6	6.3
Conversion of debt to common stock	—	1.6

See Notes to Unaudited Condensed Consolidated Financial Statements

GenCorp Inc.

Notes to Unaudited Condensed Consolidated Financial Statements

Note 1.	Basis of Presentation and Nature of Operations

GenCorp Inc. (“GenCorp” or the “Company”) has prepared the accompanying unaudited condensed consolidated financial statements, including its accounts and the accounts of its wholly-owned subsidiaries, in accordance with the instructions to Form 10-Q. The year-end condensed consolidated balance sheet was derived from audited financial statements but does not include all of the disclosures required by accounting principles generally accepted in the United States of America (“GAAP”). These interim financial statements should be read in conjunction with the financial statements and accompanying notes included in the Company’s Annual Report on Form 10-K for the fiscal year ended November 30, 2013, as filed with the Securities and Exchange Commission (“SEC”). Certain reclassifications have been made to financial information for the prior year to conform to the current year’s presentation.

The Company believes the accompanying unaudited condensed consolidated financial statements reflect all adjustments, including normal recurring accruals, necessary for a fair statement of its financial position, results of operations, and cash flows for the periods presented. All significant intercompany balances and transactions have been eliminated in consolidation. The preparation of the unaudited condensed consolidated financial statements in conformity with GAAP requires the Company to make estimates and assumptions that affect the amounts reported in the unaudited condensed consolidated financial statements and accompanying notes. Actual results could differ from those estimates. In addition, the operating results for interim periods may not be indicative of the results of operations for a full year.

The Company is a manufacturer of aerospace and defense products and systems with a real estate segment that includes activities related to the re-zoning, entitlement, sale, and leasing of the Company’s excess real estate assets. The Company’s continuing operations are organized into two segments:

Aerospace and Defense — includes the operations of the Company’s wholly-owned subsidiary Aerojet Rocketdyne, Inc. (“Aerojet Rocketdyne”), a leading technology-based designer, developer and manufacturer of aerospace and defense products and systems for the United States (“U.S.”) government, including the Department of Defense (“DoD”), the National Aeronautics and Space Administration (“NASA”), major aerospace and defense prime contractors as well as portions of the commercial sector. Aerojet Rocketdyne is a world-recognized engineering and manufacturing company that specializes in the development and production of propulsion systems for defense and space applications, armament systems for precision tactical systems and munitions, and is considered a domestic market leader in launch propulsion, in-space propulsion, missile defense propulsion, tactical missile propulsion and hypersonic propulsion systems.

Real Estate — includes the activities of the Company’s wholly-owned subsidiary Easton Development Company, LLC (“Easton”) related to the re-zoning, entitlement, sale, and leasing of the Company’s excess real estate assets. The Company owns approximately 11,900 acres of land adjacent to U.S. Highway 50 between Rancho Cordova and Folsom, California east of Sacramento (“Sacramento Land”). The Company is currently in the process of seeking zoning changes and other governmental approvals on a portion of the Sacramento Land to optimize its value.

In July 2012, the Company signed a stock and asset purchase agreement (the “Original Purchase Agreement”) with United Technologies Corporation (“UTC”) to acquire the Pratt & Whitney Rocketdyne division (the “Rocketdyne Business”) from UTC for $550 million (the “Acquisition”). The Rocketdyne Business was the largest liquid rocket propulsion designer, developer, and manufacturer in the U.S. On June 10, 2013, the Federal Trade Commission (“FTC”) announced that it closed its investigation into the Acquisition under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. On June 12, 2013, the Company and UTC entered into an amended and restated stock and asset purchase agreement (the “Amended and Restated Purchase Agreement”), which amended and restated the Original Purchase Agreement, as amended. On June 14, 2013, the Company completed the acquisition of substantially all of the Rocketdyne Business pursuant to the Amended and Restated Purchase Agreement. The aggregate consideration to UTC was $411 million which represents the initial purchase price of $550 million reduced by $55 million relating to the pending future acquisition of UTC’s 50% ownership interest of RD Amross, LLC (a joint venture with NPO Energomash of Khimki, Russia which sells RD-180 engines to RD Amross) and the portion of the UTC business that markets and supports the sale of RD-180 engines (the “RDA Acquisition”). The acquisition of UTC’s 50% ownership interest of RD Amross and UTC’s related business is contingent upon certain conditions including receipt of certain Russian governmental regulatory approvals, which may not be obtained. Pursuant to the terms of the Amended and Restated Purchase Agreement, either party to such agreement may terminate the obligations to consummate the RDA Acquisition on or after June 12, 2014; provided, however, that such termination date may be extended for up to four additional periods of three months each (with the final termination date extended until June 12, 2015). Subject to the terms of the Amended and Restated Purchase Agreement, in order to extend the termination date, either party may request the extension by providing written notice to the other party at least five business days prior to the termination date, provided that the requesting party must have a reasonable belief at the time such notice is given that a certain authorization for completion of the RDA Acquisition from the Russian government will be forthcoming. On September 2, 2014, the Company elected the second option to extend the terms of the Amended and Restated Purchase Agreement for three months. The final purchase price was further adjusted for changes in advance payments on contracts and capital expenditures (see Note 5).

On August 31, 2004, the Company completed the sale of its GDX Automotive (“GDX”) business. On November 30, 2005, the Company completed the sale of the Fine Chemicals business (see Note 12).

The Company’s fiscal year ends on November 30 of each year. The fiscal year of the Company’s subsidiary, Aerojet Rocketdyne, ends on the last Saturday of November. As a result of the 2013 calendar, Aerojet Rocketdyne had 13 weeks of operations in the first quarter of fiscal 2014 compared to 14 weeks of operations in the first quarter of fiscal 2013. The additional week of operations in the first quarter of fiscal 2013 accounted for $27.8 million in additional net sales.

Revenue Recognition

In the Company’s Aerospace and Defense segment, recognition of profit on long-term contracts requires the use of assumptions and estimates related to the contract value or total contract revenue, the total cost at completion and the measurement of progress towards completion. Due to the nature of the programs, developing the estimated total cost at completion requires the use of significant judgment. Estimates are continually evaluated as work progresses and are revised as necessary. Factors that must be considered in estimating the work to be completed include labor productivity, the nature and technical complexity of the work to be performed, availability and cost volatility of materials, subcontractor and vendor performance, warranty costs, volume assumptions, anticipated labor agreements and inflationary trends, schedule and performance delays, availability of funding from the customer, and the recoverability of costs incurred outside the original contract included in any estimates to complete. The Company reviews contract performance and cost estimates for some contracts at least monthly and for others at least quarterly and more frequently when circumstances significantly change. When a change in estimate is determined to have an impact on contract profit, the Company will record a positive or negative adjustment to the statement of operations. Changes in estimates and assumptions related to the status of certain long-term contracts may have a material effect on the Company’s operating results. The following table summarizes the impact from changes in estimates and assumptions on the statements of operations on contracts, representing 85% of the Company’s net sales over the first nine months of fiscal 2014 and 2013, accounted for under the percentage-of-completion method of accounting:

	Three months ended August 31,		Nine months ended August 31,
	2014	2013	2014	2013
	(In millions, except per share amounts)
(Unfavorable) favorable effect of the changes in contract estimates on loss from continuing operations before income taxes	$(5.3)	$11.0	$(8.2)	$20.4
(Unfavorable) favorable effect of the changes in contract estimates on net (loss) income	(2.3)	9.5	(3.9)	14.4
(Unfavorable) favorable effect of the changes in contract estimates on basic net (loss) income per share	(0.04)	0.16	(0.07)	0.24
(Unfavorable) favorable effect of the changes in contract estimates on diluted net (loss) income per share	(0.04)	0.14	(0.07)	0.24

A detailed description of the Company’s significant accounting policies can be found in the Company’s most recent Annual Report on Form 10-K for the fiscal year ended November 30, 2013.

Recently Adopted Accounting Pronouncement

In July 2013, the Financial Accounting Standards Board (“FASB”) issued an amendment to the accounting guidance related to the financial statement presentation of an unrecognized tax benefit when a net operating loss carryforward, a similar tax loss or a tax credit carryforward exists. The guidance requires an unrecognized tax benefit to be presented as a decrease in a deferred tax asset where a net operating loss, a similar tax loss, or a tax credit carryforward exists and certain criteria are met. The Company adopted this guidance beginning in the first quarter of fiscal 2014. As the accounting standard only impacted presentation, the new standard did not have an impact on the Company’s financial position, results of operations, or cash flows.

Recently Issued Accounting Pronouncement

In April 2014, the FASB issued authoritative guidance which specifies that only disposals, such as a disposal of a major line of business, representing a strategic shift in operations should be presented as discontinued operations. In addition, the new guidance requires expanded disclosures about discontinued operations that will provide financial statement users with more information about the assets, liabilities, income, and expenses of discontinued operations. This guidance is effective for the Company prospectively in the first quarter of fiscal 2016. An entity should not apply the amendments in this new guidance to a component of an entity that is classified as held for sale before the effective date even if the component of an entity is disposed of after the effective date. As the accounting standard will only impact presentation, the new standard will not have an impact on the Company’s financial position, results of operations, or cash flows.

In May 2014, the FASB amended the existing accounting standards for revenue recognition. The amendments are based on the principle that revenue should be recognized to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The Company is required to adopt the amendments in the first quarter of fiscal 2018. Early adoption is not permitted. The amendments may be applied retrospectively to each prior period presented or retrospectively with the cumulative effect recognized as of the date of initial application. The Company is currently evaluating the impact of these amendments and the transition alternatives on its consolidated financial statements.

In August 2014, the FASB issued an amendment to the accounting guidance related to the evaluation of an entity to continue as a going concern. The amendment establishes management’s responsibility to evaluate whether there is substantial doubt about an entity’s ability to continue as a going concern in connection with preparing financial statements for each annual and interim reporting period. The update also gives guidance to determine whether to disclose information about relevant conditions and events when there is substantial doubt about an entity’s ability to continue as a going concern. This guidance is effective for the Company as of November 30, 2017. The new guidance will not have an impact on the Company’s financial position, results of operations, or cash flows.

Note 2.	(Loss) Income Per Share of Common Stock

A reconciliation of the numerator and denominator used to calculate basic and diluted (loss) income per share of common stock (“EPS”) is presented in the following table:

	Three months ended August 31,		Nine months ended August 31,
	2014	2013	2014	2013
	(In millions, except per share amounts)
Numerator:
(Loss) income from continuing operations	$(9.7)	$197.6	$(61.2)	$171.8
Income (loss) from discontinued operations, net of income taxes	0.2	(0.2)	(0.6)	(0.2)

Net (loss) income	(9.5)	197.4	(61.8)	171.6
Income allocated to participating securities	—	(3.4)	—	(3.3)

Net (loss) income for basic earnings per share	(9.5)	194.0	(61.8)	168.3
Interest on convertible subordinated debentures	—	2.0	—	6.1

Net (loss) income for diluted earnings per share	(9.5)	196.0	(61.8)	174.4
Denominator:
Basic weighted average shares	56.9	59.7	58.2	59.5
Effect of:
Convertible subordinated notes	—	22.2	—	22.2
Employee stock options	—	0.2	—	0.2

Diluted weighted average shares	56.9	82.1	58.2	81.9

Basic
(Loss) income per share from continuing operations	$(0.17)	$3.25	$(1.05)	$2.83
Loss per share from discontinued operations, net of income taxes	—	—	(0.01)	—

Net (loss) income per share	$(0.17)	$3.25	$(1.06)	$2.83

Diluted
(Loss) income per share from continuing operations	$(0.17)	$2.39	$(1.05)	$2.13
Loss per share from discontinued operations, net of income taxes	—	—	(0.01)	—

Net (loss) income per share	$(0.17)	$2.39	$(1.06)	$2.13

The following table sets forth the potentially dilutive securities excluded from the computation because their effect would have been anti-dilutive:

	Three months ended August 31,		Nine months ended August 31,
	2014	2013	2014	2013
	(In millions)
4.0625% Convertible Subordinated Debentures (“4 1/16% Debentures”)	15.4	—	18.9	—
Employee stock options	0.2	—	0.2	—
Unvested restricted shares	1.9	1.0	1.6	1.1

Total potentially dilutive securities	17.5	1.0	20.7	1.1

Note 3.	Stock-Based Compensation

Total stock-based compensation expense by type of award for the third quarter and first nine months of fiscal 2014 and 2013 was as follows:

	Three months ended August 31,		Nine months ended August 31,
	2014	2013	2014	2013
	(In millions)
Stock appreciation rights	$(0.6)	$1.3	$(1.1)	$6.0
Stock options	0.1	0.3	0.2	0.3
Restricted shares, service based	1.0	0.5	3.2	1.7
Restricted shares, performance based	1.0	1.3	2.2	1.7

Total stock-based compensation expense	$1.5	$3.4	$4.5	$9.7

Note 4.	Balance Sheet Accounts

a.	Fair Value of Financial Instruments

The accounting standards use a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. These tiers include: Level 1, defined as observable inputs such as quoted prices in active markets; Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable; and Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions.

The following are measured at fair value:

		Fair value measurement at August 31, 2014
	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	(In millions)
Money market funds	$147.2	$147.2	$—	$—

		Fair value measurement at November 30, 2013
	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	(In millions)
Money market funds	$174.4	$174.4	$—	$—

As of August 31, 2014, a summary of cash and cash equivalents and the grantor trust by investment type is as follows:

	Total	Cash and Cash Equivalents	Money Market Funds
	(In millions)
Cash and cash equivalents	$154.9	$19.2	$135.7
Grantor trust (included as a component of other current and noncurrent assets)	11.5	—	11.5

	$166.4	$19.2	$147.2

The carrying amounts of certain of the Company’s financial instruments, including cash and cash equivalents, accounts receivable, accounts payable, accrued compensation, and other accrued liabilities, approximate fair value because of their short maturities.

The estimated fair value and principal amount for the Company’s outstanding debt is presented below:

	Fair Value		Principal Amount
	August 31, 2014	November 30, 2013	August 31, 2014	November 30, 2013
	(In millions)
Term loan	$100.0	$45.0	$100.0	$45.0
7.125% Second-Priority Senior Secured Notes due 2021 (the “7 1/8% Notes”)	495.9	494.5	460.0	460.0
4 1/16% Debentures	275.2	398.1	133.6	193.2
Delayed draw term loan	89.0	—	89.0	—
Other debt	0.9	1.0	0.9	1.0

	$961.0	$938.6	$783.5	$699.2

The fair values of the 7 1/8% Notes and 4 1/16% Debentures were determined using broker quotes that are based on open markets for the Company’s debt securities as of August 31, 2014 and November 30, 2013 (both Level 2 securities). The fair value of the term loans and other debt was determined to approximate carrying value.

b.	Accounts Receivable

	August 31, 2014	November 30, 2013
	(In millions)
Billed	$78.4	$96.3
Unbilled	153.3	138.0
Reserve for overhead rate disallowance	(17.4)	(20.5)

Total receivables under long-term contracts	214.3	213.8
Other receivables	0.4	0.3

Accounts receivable	$214.7	$214.1

c.	Inventories

	August 31, 2014	November 30, 2013
	(In millions)
Long-term contracts at average cost	$426.9	$347.7
Progress payments	(296.0)	(242.4)

Total long-term contract inventories	130.9	105.3
Total other inventories	1.4	0.6

Inventories	$132.3	$105.9

d.	Property, Plant and Equipment, net

	August 31, 2014	November 30, 2013
	(In millions)
Land	$67.2	$67.2
Buildings and improvements	275.4	219.5
Machinery and equipment	474.0	464.7
Construction-in-progress	37.0	76.1

	853.6	827.5
Less: accumulated depreciation	(483.0)	(452.8)

Property, plant and equipment, net	$370.6	$374.7

e.	Goodwill

The goodwill balance at August 31, 2014 relates to the Company’s Aerospace and Defense segment. The changes in the carrying amount of goodwill since November 30, 2013 were as follows (in millions):

November 30, 2013	$159.6
Purchase accounting adjustments related to Rocketdyne Business acquisition	4.8

August 31, 2014	$164.4

The purchase accounting adjustments recorded during the first nine months of fiscal 2014 were during the measurement period of the assets acquired and liabilities assumed related to the Rocketdyne Business acquisition and had no impact on the Company’s unaudited condensed consolidated statement of operations.

f.	Other Noncurrent Assets, net

	August 31, 2014	November 30, 2013
	(In millions)
Recoverable from the U.S. government for restructuring costs	$34.9	$13.3
Deferred financing costs	19.3	18.3
Recoverable from the U.S. government for conditional asset retirement obligations	17.1	15.6
Grantor trust	11.6	11.4
Indemnification receivable from UTC	6.8	10.0
Other	2.4	4.1

Other noncurrent assets, net	$92.1	$72.7

g.	Other Current Liabilities

	August 31, 2014	November 30, 2013
	(In millions)
Accrued compensation and employee benefits	$102.4	$97.4
Payable to UTC primarily for Transition Service Agreements	12.0	20.4
Interest payable	20.3	12.3
Contract loss provisions	15.0	10.5
Other	66.7	65.4

Other current liabilities	$216.4	$206.0

h.	Other Noncurrent Liabilities

	August 31, 2014	November 30, 2013
	(In millions)
Conditional asset retirement obligations	$23.9	$22.9
Pension benefits, non-qualified	17.0	17.2
Deferred compensation	11.7	9.8
Deferred revenue	7.6	8.0
Other	19.1	15.9

Other noncurrent liabilities	$79.3	$73.8

i.	Accumulated Other Comprehensive Loss, Net of Income Taxes

Changes in accumulated other comprehensive loss by components, net of $14.8 million of income taxes, related to the Company’s retirement benefit plans are as follows:

	Actuarial Losses, Net	Prior Service Credits, Net	Total
	(In millions)
November 30, 2013	$(226.2)	$3.8	$(222.4)
Amortization of actuarial losses and prior service credits, net of income taxes	23.1	(0.4)	22.7

August 31, 2014	$(203.1)	$3.4	$(199.7)

j.	Redeemable Common Stock

The Company inadvertently failed to register with the SEC the issuance of certain of its common shares in its defined contribution 401(k) employee benefit plan (the “Plan”). As a result, certain Plan participants who purchased such securities pursuant to the Plan may have the right to rescind certain of their purchases for consideration equal to the purchase price paid for the securities (or if such security has been sold, to receive consideration with respect to any loss incurred on such sale) plus interest from the date of purchase. As of August 31, 2014 and November 30, 2013, the Company has classified less than 0.1 million shares as redeemable common stock because the redemption features are not within the control of the Company. The Company may also be subject to civil and other penalties by regulatory authorities as a result of the failure to register these shares. These shares have always been treated as outstanding for financial reporting purposes. In June 2008, the Company filed a registration statement on Form S-8 to register future transactions in the GenCorp Stock Fund in the Plan. During the first nine months of fiscal 2014 and fiscal 2013, the Company recorded $0.2 million and ($0.3) million for realized losses/(gains) and interest associated with this matter, respectively.

k.	Treasury Stock

During the first nine months of fiscal 2014, the Company repurchased 3.5 million of its common shares at a cost of $64.5 million. The Company reflects stock repurchases in its financial statements on a “settlement” basis.

Note 5.	Acquisition

In July 2012, the Company signed the Original Purchase Agreement with UTC to acquire the Rocketdyne Business from UTC for $550.0 million. On June 10, 2013, the FTC announced that it closed its investigation into the Acquisition under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. On June 12, 2013, the Company entered into an Amended and Restated Purchase Agreement with UTC, which amended and restated the Original Purchase Agreement, as amended. On June 14, 2013, the Company completed the Acquisition of substantially all of the Rocketdyne Business pursuant to the Amended and Restated Purchase Agreement.

The aggregate consideration to UTC was $411.0 million which represents the initial purchase price of $550.0 million reduced by $55.0 million relating to the pending future acquisition of UTC’s 50% ownership interest of RD Amross (a joint venture with NPO Energomash of Khimki, Russia which sells RD-180 engines to RD Amross), and the portion of the UTC business that markets and supports the sale of RD-180 engines. The final purchase price was further adjusted for changes in advance payments on contracts and capital expenditures. The components of the purchase price to UTC are as follows (in millions):

Purchase Price	$495.0
Advance payments on contracts adjustment	(55.7)
Capital expenditures adjustment	(28.3)

Cash payment to UTC	$411.0

The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the acquisition date (in millions):

Current assets	$105.0
Property, plant and equipment, net	203.8
Other non-current assets	4.2

Total tangible assets acquired	313.0
Intangible assets acquired	128.3
Deferred income taxes	12.9

Total assets acquired	454.2
Liabilities assumed, current	(105.5)
Liabilities assumed, non-current	(7.2)

Total identifiable net assets acquired	341.5

Goodwill (Cash payment less total identifiable net assets acquired)	$69.5

The purchase price allocation resulted in the recognition of $69.5 million in goodwill, all of which is deductible for tax purposes and included within the Company’s Aerospace and Defense segment. Goodwill recognized from the Acquisition primarily relates to the expected contributions of the Rocketdyne Business to the Company’s overall corporate strategy.

The Company has a $7.3 million and $12.0 million indemnification receivable from and payable to UTC, respectively, as of August 31, 2014. Pursuant to the terms of the Amended and Restated Purchase Agreement, the Company is indemnified for certain matters.

The unaudited pro forma information for the periods set forth below gives effect to the Acquisition as if it had occurred at the beginning of fiscal 2013. These amounts have been calculated after applying the Company’s accounting policies and adjusting the results of the Rocketdyne Business to reflect depreciation and amortization that would have been charged assuming the fair value adjustments to property, plant and equipment and intangible assets had been applied as at the beginning of fiscal 2013, together with the tax effects, as applicable. The pro forma information is presented for informational purposes only and is not necessarily indicative of the results of operations that actually would have been achieved had the Acquisition been consummated as of that time or that may result in the future. The pro forma information for the third quarter and first nine months of fiscal 2013 is presented below:

	Three months ended	Nine months ended
	August 31, 2013	August 31, 2013
	(In millions, except per share amounts)
Net sales:
As reported	$367.5	$897.8
Pro forma	$367.5	$1,277.4
Net income:
As reported	$197.4	$171.6
Pro forma	$13.2	$26.7
Basic income per share
As reported	$3.25	$2.83
Pro forma	$0.22	$0.44
Diluted income per share
As reported	$2.39	$2.13
Pro forma	$0.18	$0.39

Note 6.	Income Taxes

The income tax provision for the first nine months of fiscal 2014 and 2013 was as follows:

	Nine months ended August 31,
	2014	2013
	(In millions)
Federal and state current income tax expense	$5.4	$9.6
Net deferred benefit	(5.5)	(207.2)
Impact of change in research credit estimates	1.2	(2.0)

Income tax provision (benefit)	$1.1	$(199.6)

Cash paid for income taxes	$4.6	$6.3

The effective tax rate for the first nine months of fiscal 2014 is (1.8)% and differs from the federal statutory rate of 35% primarily due to the significant non-deductible premium on the 4 1/16% Debentures repurchased during the first nine months of fiscal 2014, which the Company has treated for tax purposes as a non-recurring, discrete event due to the inability to accurately estimate an annualized total, as well as the impacts from state income taxes, changes in estimates related to the fiscal 2012 research and development credits, and certain expenditures which are permanently not deductible for tax purposes. The effective benefit tax rate for the first nine months of fiscal 2013 was 718.0% and differs from the federal statutory tax rate of 35% primarily as a result of releasing a valuation allowance of $188.6 million in the third quarter of fiscal 2013 for previously provided for deferred tax assets.

As of August 31, 2014, the total liability for uncertain income tax positions, including accrued interest and penalties, was $8.0 million. Due to the high degree of uncertainty regarding the timing of potential future cash flows associated with the respective liabilities, the Company is unable to make a reasonably reliable estimate of the amount and period in which these liabilities might be paid. It is reasonably possible that a reduction of up to $0.3 million of unrecognized tax benefits and related interest may occur within the next 12 months as a result of the expiration of certain statute of limitations.

Note 7.	Long-term Debt

	August 31, 2014	November 30, 2013
	(In millions)
Term loan, bearing interest at variable rates (rate of 2.74% as of August 31, 2014), payable in quarterly installments of $1.3 million plus interest, maturing in May 2019	$100.0	$45.0

Total senior debt	100.0	45.0

Senior secured notes, bearing interest at 7.125% per annum, interest payments due in March and September, maturing in March 2021	460.0	460.0

Total senior secured notes	460.0	460.0

Convertible subordinated debentures, bearing interest at 2.25% per annum, interest payments due in May and November, maturing in November 2024	0.2	0.2
Convertible subordinated debentures, bearing interest at 4.0625% per annum, interest payments due in June and December, maturing in December 2039	133.6	193.2

Total convertible subordinated notes	133.8	193.4

Delayed draw term loan, bearing interest at variable rates (rate of 9.50% as of August 31, 2014), maturing in April 2022	89.0	—
Capital lease, payable in monthly installments, maturing in March 2017	0.7	0.8

Total other debt	89.7	0.8

Total debt	783.5	699.2
Less: Amounts due within one year	(5.5)	(2.9)

Total long-term debt	$778.0	$696.3

Senior Credit Facility

On November 18, 2011, the Company entered into the senior credit facility (the “Senior Credit Facility”) with the lenders identified therein and Wells Fargo Bank, National Association, as administrative agent, which replaced the Company’s prior credit facility.

On May 30, 2012, the Company executed an amendment (the “First Amendment”) to the Senior Credit Facility with the lenders identified therein, and Wells Fargo Bank, National Association, as administrative agent. The First Amendment, among other things, (1) provided for an incremental facility of up to $50.0 million through additional borrowings under the term loan facility and/or increases under the revolving credit facility, (2) provided greater flexibility with respect to the Company’s ability to incur indebtedness to support permitted acquisitions, and (3) increased the aggregate limitation on sale leasebacks from $20.0 million to $30.0 million during the term of the Senior Credit Facility.

On August 16, 2012, the Company executed an amendment (the “Second Amendment”) to the Senior Credit Facility with the lenders identified therein, and Wells Fargo Bank, National Association, as administrative agent. The Second Amendment, among other things, (1) allowed for the incurrence of up to $510 million of second lien indebtedness in connection with the Acquisition, and (2) provided for a committed delayed draw term loan facility of $50 million under which the Company was entitled to draw in connection with the Acquisition or up through August 9, 2013. This delayed draw term loan facility expired undrawn in August 2013.

On January 14, 2013, the Company, executed an amendment (the “Third Amendment”) to the Senior Credit Facility with the lenders identified therein, and Wells Fargo Bank, National Association, as administrative agent. The Third Amendment, among other things, allowed for the 7 1/8% Notes to be secured by a first priority security interest in the escrow account into which the proceeds of the 7 1/8% Notes offering were deposited pending the consummation of the Acquisition.

In connection with the consummation of the Acquisition, GenCorp added Pratt & Whitney Rocketdyne, Inc. (“PWR”), Arde, Inc. (“Arde”) and Arde-Barinco, Inc. (“Arde-Barinco”) as subsidiary guarantors under its Senior Credit Facility pursuant to that certain Joinder Agreement, dated as of June 14, 2013, by and among PWR, Arde, Arde-Barinco, GenCorp and Wells Fargo Bank, National Association, as administrative agent. In connection with the consummation of the Acquisition, the name of PWR was changed to Aerojet Rocketdyne of DE, Inc. and the name of Aerojet-General Corporation, an existing subsidiary guarantor at the time of the Acquisition, was changed to Aerojet Rocketdyne, Inc.

On May 30, 2014, the Company, with its wholly-owned subsidiaries Aerojet Rocketdyne, Inc., Aerojet Rocketdyne of DE, Inc., Arde, and Arde-Barinco as guarantors, executed an amendment to the Senior Credit Facility with the lenders identified therein, and Wells Fargo Bank, National Association, as administrative agent. This amendment to the Senior Credit Facility replaces the Company’s prior credit facility and, among other things, (i) extends the maturity date to May 30, 2019 (which date may be accelerated in certain cases); and (ii) replaces the existing revolving credit facility and credit-linked facility with (x) a revolving credit facility in an aggregate principal amount of up to $200.0 million (with a $100.0 million subfacility for standby letters of credit and a $5.0 million subfacility for swingline loans) and (y) a term loan facility in an aggregate principal amount of up to $100.0 million. The term loan facility will amortize at a rate of 5.0% of the original principal amount per annum to be paid in equal quarterly installments with any remaining amounts due on the maturity date. Outstanding indebtedness under the Senior Credit Facility may be voluntarily prepaid at any time, in whole or in part, in general without premium or penalty.

The Company and the Guarantors (collectively, the “Loan Parties”) guarantee the payment obligations of the Company under the Senior Credit Facility. Any borrowings are further secured by (i) certain equity interests owned or held by the Loan Parties and 65% of the voting stock (and 100% of the non-voting stock) of all present and future first-tier foreign subsidiaries of the Loan Parties; (ii) substantially all of the tangible and intangible personal property and assets of the Loan Parties; and (iii) certain real property owned by the Loan Parties located in Culpeper, Virginia, Redmond, Washington and Canoga Park, California. All of the Company’s other real property is excluded from collateralization under the Senior Credit Facility.

As of August 31, 2014, the Company had $58.1 million outstanding letters of credit under the $100.0 million subfacility for standby letters of credit and had $100.0 million outstanding under the term loan facility.

In general, borrowings under the Senior Credit Facility bear interest at a rate equal to LIBOR plus 250 basis points (subject to downward adjustment), or the base rate as it is defined in the credit agreement governing the Senior Credit Facility. In addition, the Company is charged a commitment fee of 50 basis points per annum on unused amounts of the revolving credit facility (subject to downward adjustment) and 250 basis points per annum (subject to downward adjustment), along with a fronting fee of 25 basis points per annum, on the undrawn amount of all outstanding letters of credit.

The Company is subject to certain limitations including the ability to incur additional debt, make certain investments and acquisitions, and make certain restricted payments, including stock repurchases and dividends. The Senior Credit Facility includes events of default usual and customary for facilities of this nature, the occurrence of which could lead to an acceleration of the Company’s obligations thereunder. Additionally, the Senior Credit Facility includes certain financial covenants, including that the Company maintain (i) a maximum total leverage ratio, calculated net of cash up to a maximum of $150.0 million, of 4.50 to 1.00 through fiscal periods ending November 30, 2015, 4.25 to 1.00 through fiscal periods ending November 30, 2017, and 4.00 to 1.00 thereafter; and (ii) a minimum interest coverage ratio of 2.40 to 1.00.

Financial Covenant	Actual Ratios as of August 31, 2014	Required Ratios
Interest coverage ratio, as defined under the Senior Credit Facility	3.39 to 1.00	Not less than: 2.40 to 1.00
Leverage ratio, as defined under the Senior Credit Facility	3.75 to 1.00	Not greater than: 4.50 to 1.00

The Company was in compliance with its financial and non-financial covenants as of August 31, 2014.

Delayed Draw Term Loan

On April 18, 2014, the Company entered into a subordinated delayed draw credit agreement (the “Subordinated Credit Facility”) with the lenders identified therein, and The Bank of New York Mellon, as administrative agent.

The Subordinated Credit Facility provides a term loan facility in an aggregate principal amount of up to $100.0 million. Outstanding indebtedness under the Subordinated Credit Facility may be voluntarily prepaid at any time, in whole or in part, in general without premium or penalty.

In general, borrowings under the Subordinated Credit Facility bear interest at a rate equal to the sum of (x) the greater of LIBOR and 1.00% per annum plus (y) 8.50%, or in the case of base rate loans, the base rate as it is defined in the credit agreement governing the Subordinated Credit Facility plus 7.50%.

The Company is subject to certain limitations under the Subordinated Credit Facility including the ability to incur additional debt, make certain investments and acquisitions, and make certain restricted payments, including stock repurchases and dividends. The Subordinated Credit Facility does not have any financial maintenance covenants. The Subordinated Credit Facility includes events of default usual and customary for facilities of this nature, the occurrence of which could lead to an acceleration of the Company’s obligations thereunder.

As of August 31, 2014, the Company had $89.0 million outstanding under the term loan facility. The proceeds from the term loan facility were used to repurchase a portion of the outstanding 4 1⁄16% Debentures (see below).

4.0625% Convertible Subordinated Debentures

During the first nine months of fiscal 2014, the Company repurchased $59.6 million principal amount of its 4 1⁄16% Debentures at various prices ranging from 195% of par to 212% of par. A summary of the Company’s 4 1⁄16% Debentures repurchased during the first nine months of fiscal 2014 is as follows (in millions):

Principal amount repurchased	$59.6
Cash repurchase price	(119.9)
Write-off of deferred financing costs	(0.3)

Loss on 4 1⁄16% Debentures repurchased	$(60.6)

As of August 31, 2014, the Company had $133.6 million outstanding principal of its 4 1⁄16% Debentures, convertible into 14.8 million of shares of common stock.

As of August 31, 2014, the Company classified the 4 1/16% Debentures as noncurrent liabilities. The Company had the unilateral option to pay the 4 1/16% Debentures holders in equity and has the intent and ability to settle the 4 1/16% Debentures in equity rather than the use of current assets or short term funding as of August 31, 2014.

Note 8.	Commitments and Contingencies

a.	Legal Matters

The Company and its subsidiaries are subject to legal proceedings, including litigation in U.S. federal and state courts, which arise out of, and are incidental to, the ordinary course of the Company’s on-going and historical businesses. The Company is also subject from time to time to governmental investigations by federal and state agencies. The Company cannot predict the outcome of such proceedings with any degree of certainty. Loss contingency provisions are recorded for probable losses at management’s best estimate of a loss, or when a best estimate cannot be made, a minimum loss contingency amount is recorded. These estimates are often initially developed substantially earlier than when the ultimate loss is known, and are refined each quarterly reporting period as additional information becomes available. For legal settlements where there is no stated amount for interest, the Company will estimate an interest factor and discount the liability accordingly.

Asbestos Litigation

The Company has been, and continues to be, named as a defendant in lawsuits alleging personal injury or death due to exposure to asbestos in building materials, products, or in manufacturing operations. The majority of cases are pending in Texas and Pennsylvania. There were 125 asbestos cases pending as of August 31, 2014.

Given the lack of any significant consistency to claims (i.e., as to product, operational site, or other relevant assertions) filed against the Company, the Company is unable to make a reasonable estimate of the future costs of pending claims or unasserted claims. Accordingly, no estimate of future liability has been accrued.

In 2011, Aerojet Rocketdyne received a letter demand from AMEC, plc, (“AMEC”) the successor entity to the 1981 purchaser of the business assets of Barnard & Burk, Inc., a former Aerojet Rocketdyne subsidiary, for Aerojet Rocketdyne to assume the defense of sixteen asbestos cases, involving 271 plaintiffs, pending in Louisiana, and reimbursement of over $1.7 million in past legal fees and expenses. AMEC is asserting that Aerojet Rocketdyne retained those liabilities when it sold the Barnard & Burk assets and agreed to indemnify the purchaser therefor. Under the relevant purchase agreement, the purchaser assumed only certain, specified liabilities relating to the operation of Barnard & Burk before the sale, with Barnard & Burk retaining all unassumed pre-closing liabilities, and Aerojet Rocketdyne agreed to indemnify the purchaser against unassumed liabilities that are asserted against it. Based on the information provided, Aerojet Rocketdyne declined to accept the liability and requested additional information from AMEC pertaining to the basis of the demand. On April 3, 2013, AMEC filed a complaint for breach of contract against Aerojet Rocketdyne in Sacramento County Superior Court, AMEC Construction Management, Inc. v. Aerojet-General Corporation, Case No. 342013001424718. Aerojet Rocketdyne filed its answer to the complaint denying AMEC’s allegations and discovery is ongoing. As of August 31, 2014, AMEC contends it has incurred approximately $2.7 million in past legal fees and expenses. The court has scheduled a trial date for May 18, 2015. No estimate of liability has been accrued for this matter as of August 31, 2014.

b.	Environmental Matters

The Company is involved in over forty environmental matters under the Comprehensive Environmental Response Compensation and Liability Act, the Resource Conservation Recovery Act, and other federal, state, local, and foreign laws relating to soil and groundwater contamination, hazardous waste management activities, and other environmental matters at some of its current and former facilities. The Company is also involved in a number of remedial activities at third party sites, not owned by the Company, where it is designated a potentially responsible party (“PRP”) by either the U.S. Environmental Protection Agency (“EPA”) and/or a state agency. In many of these matters, the Company is involved with other PRPs. In many instances, the Company’s liability and proportionate share of costs have not been determined largely due to uncertainties as to the nature and extent of site conditions and the Company’s involvement. While government agencies frequently claim PRPs are jointly and severally liable at such sites, in the Company’s experience, interim and final allocations of liability and costs are generally made based on relative contributions of waste or contamination. Anticipated costs associated with environmental remediation that are probable and estimable are accrued. In cases where a date to complete remedial activities at a particular site cannot be determined by reference to agreements or otherwise, the Company projects costs over an appropriate time period not exceeding fifteen years; in such cases, generally the Company does not have the ability to reasonably estimate environmental remediation costs that are beyond this period. Factors that could result in changes to the Company’s estimates include completion of current and future soil and groundwater investigations, new claims, future agency demands, discovery of more or less contamination than expected, discovery of new contaminants, modification of planned remedial actions, changes in estimated time required to remediate, new technologies, and changes in laws and regulations.

As of August 31, 2014, the aggregate range of these anticipated environmental costs was $168.6 million to $276.1 million and the accrued amount was $168.6 million. See Note 8(c) for a summary of the environmental reserve activity. Of these accrued liabilities, approximately 96% relates to the Company’s U.S. government contracting business and a portion of this liability is recoverable. The significant environmental sites are discussed below. The balance of the accrued liabilities relates to other sites for which the Company’s obligations are probable and estimable.

Sacramento, California Site

In 1989, a federal district court in California approved a Partial Consent Decree (“PCD”) requiring Aerojet Rocketdyne, among other things, to conduct a Remedial Investigation and Feasibility Study (“RI/FS”) to determine the nature and extent of impacts due to the release of chemicals from the Sacramento, California site, monitor the American River and offsite public water supply wells, operate Groundwater Extraction and Treatment facilities that collect groundwater at the site perimeter, and pay certain government oversight costs. The primary chemicals of concern for both on-site and off-site groundwater are trichloroethylene, perchlorate, and n-nitrosodimethylamine. The PCD has been revised several times, most recently in 2002. The 2002 PCD revision (a) separated the Sacramento site into multiple operable units to allow quicker implementation of remedy for critical areas; (b) required the Company to guarantee up to $75 million (in addition to a prior $20 million guarantee) to assure that Aerojet Rocketdyne’s Sacramento remediation activities are fully funded; and (c) removed approximately 2,600 acres of non-contaminated land from the EPA superfund designation.

Aerojet Rocketdyne is involved in various stages of soil and groundwater investigation, remedy selection, design, and remedy construction associated with the operable units. In 2002, the EPA issued a Unilateral Administrative Order (“UAO”) requiring Aerojet Rocketdyne to implement the EPA-approved remedial action in the Western Groundwater Operable Unit. An identical order was issued by the California Regional Water Quality Control Board, Central Valley (“Central Valley RWQCB”). On July 7, 2011,

the EPA issued Aerojet Rocketdyne its Approval of Remedial Action Construction Completion Report for Western Groundwater Operable Unit and its Determination of Remedy as Operational and Functional. On September 20, 2011, the EPA issued two UAOs to Aerojet Rocketdyne to complete a remedial design and implement remedial action for the Perimeter Groundwater Operable Unit. One UAO addresses groundwater and the other addresses soils within the Perimeter Groundwater Operable Unit. Issuance of the UAOs is the next step in the superfund process for the Perimeter Groundwater Operable Unit. Aerojet Rocketdyne submitted a final Remedial Investigation Report for the Boundary Operable Unit in 2010 and a revised Feasibility Study for the Boundary Operable Unit in 2012. A Record of Decision is anticipated to be issued by EPA by the end of 2014. A draft Remedial Investigation Report for the Island Operable Unit was submitted in January 2013 and Final Remedial Investigation Report is anticipated for fall 2014. The remaining operable units are under various stages of investigation.

The entire southern portion of the site known as Rio Del Oro was under state orders issued in the 1990s from the Department of Toxic Substances Control (“DTSC”) to investigate and remediate environmental contamination in the soils and the Central Valley RWQCB to investigate and remediate groundwater environmental contamination. On March 14, 2008, the DTSC released all but approximately 400 acres of the Rio Del Oro property from DTSC’s environmental orders regarding soil contamination. Aerojet Rocketdyne expects the approximately 400 acres of Rio Del Oro property that remain subject to the DTSC orders to be released once the soil remediation has been completed. The Rio Del Oro property remains subject to the Central Valley RWQCB’s orders to investigate and remediate groundwater environmental contamination emanating offsite from such property. Pursuant to a settlement agreement entered into in 2009, Aerojet Rocketdyne and Boeing have defined responsibilities with respect to future costs and environmental projects relating to this property.

As of August 31, 2014, the estimated range of anticipated costs discussed above for the Sacramento, California site was $130.2 million to $211.7 million and the accrued amount was $130.2 million included as a component of the Company’s environmental reserves. Expenditures associated with this matter are partially recoverable. See Note 8(c) below for further discussion on recoverability.

Baldwin Park Operable Unit (“BPOU”)

As a result of its former Azusa, California operations, in 1994 Aerojet Rocketdyne was named a PRP by the EPA in the area of the San Gabriel Valley Basin superfund site known as the BPOU. Between 1995 and 1997, the EPA issued Special Notice Letters to Aerojet Rocketdyne and eighteen other companies requesting that they implement a groundwater remedy. On June 30, 2000, the EPA issued a UAO ordering the PRPs to implement a remedy consistent with the 1994 record of decision. Aerojet Rocketdyne, along with seven other PRPs (“the Cooperating Respondents”) signed a Project Agreement in late March 2002 with the San Gabriel Basin Water Quality Authority, the Main San Gabriel Basin Watermaster, and five water companies. The Project Agreement, which has a period term of fifteen years, became effective May 9, 2002 and will terminate in May 2017. It is uncertain as to what remedial actions will be required beyond May 2017. However, the Project Agreement stipulates that the parties agree to negotiate in good faith in an effort to reach agreement as to the terms and conditions of an extension of the term in the event that a Final Record of Decision anticipates, or any of the parties desire, the continued operation of all or a substantial portion of the project facilities. Pursuant to the Project Agreement, the Cooperating Respondents fund through an escrow account the capital, operational, maintenance, and administrative costs of certain treatment and water distribution facilities to be owned and operated by the water companies. There are also provisions in the Project Agreement for maintaining financial assurance.

Aerojet Rocketdyne and the other Cooperating Respondents entered into an interim allocation agreement, which was renewed effective March 28, 2014, that establishes the interim payment obligations, subject to final reallocation, of the Cooperating Respondents for the costs incurred pursuant to the Project Agreement. Under the interim allocation, Aerojet Rocketdyne is responsible for approximately 70% (increased from approximately 68%) of all project costs. Since entering into the Project Agreement, two of the Cooperating Respondents, Huffy Corporation (“Huffy”) and Fairchild Corporation (“Fairchild”), have filed for bankruptcy and are no longer participating in the Project Agreement. The interim allocation has been adjusted to account for their shares. On September 30, 2014, another of the Cooperating Respondents, Reichhold, Inc., filed for bankruptcy under Chapter 11. At this time, Reichhold has not indicated whether it intends to discontinue funding its interim allocation of Project Costs. If Reichhold stops paying, Aerojet Rocketdyne and the remaining Cooperating Respondents will be required to make up the Reichhold share. Prior to filing for bankruptcy, Fairchild filed suit against the other Cooperating Respondents (the “Fairchild Litigation”), but the litigation is dormant under a bankruptcy court stay, and has been the subject of the mediation and tentative settlement discussed below.

On June 24, 2010, Aerojet Rocketdyne filed a complaint against Chubb Custom Insurance Company in Los Angeles County Superior Court, Aerojet-General Corporation v. Chubb Custom Insurance Company Case No. BC440284, seeking declaratory relief and damages regarding Chubb’s failure to pay certain project modification costs and failure to issue an endorsement to add other water sources that may require treatment as required under insurance policies issued to Aerojet Rocketdyne and the other Cooperating Respondents. Aerojet Rocketdyne agreed to dismiss the case without prejudice and a settlement was reached with Chubb, but required Fairchild’s agreement. Attempts to obtain Fairchild’s agreement included a motion before the Fairchild Bankruptcy Court by the Cooperating Respondents (including Aerojet Rocketdyne) seeking approval of the settlement with Chubb. That motion was denied without prejudice, and the Court directed the parties to mediation in an effort to resolve the claims between the Cooperating Respondents and Fairchild over responsibility for the remediation costs previously paid by Fairchild and the Cooperating Respondents (involved in the Fairchild Litigation) and approval by Fairchild of the Chubb settlement. On October 2, 2014, the parties reached an agreement in principle that would resolve disputes between Fairchild and the remaining Cooperating Respondents (including Aerojet Rocketdyne). The settlement, when final, will require Fairchild to consent to the Chubb settlement and receive payment of a portion of the Chubb settlement, will provide for the filing of a consolidated proof of claim on behalf of the Cooperating Respondents in the Fairchild Liquidating Trust and would resolve the Fairchild Litigation. This agreement is subject to execution of final agreements, which, among other matters, will require approval of the bankruptcy court overseeing the Reichhold bankruptcy.

As part of Aerojet Rocketdyne’s sale of its Electronics and Information Systems (“EIS”) business to Northrop in October 2001, the EPA approved a Prospective Purchaser Agreement with Northrop to absolve it of pre-closing liability for contamination caused by the Azusa, California operations, which liability remains with Aerojet Rocketdyne. As part of that agreement, the Company agreed to provide a $25 million guarantee of Aerojet Rocketdyne’s obligations under the Project Agreement.

As of August 31, 2014, the estimated range of anticipated costs through the term of the Project Agreement for the BPOU site, which expires in 2017, was $23.8 million to $35.7 million and the accrued amount was $23.8 million included as a component of the Company’s environmental reserves. As the Company is unable to reasonably estimate the costs and expenses of this matter after the expiration of the Project Agreement, no reserve has been accrued for this matter for the period after such expiration. The Company cannot yet estimate the future cost due to the uncertainty of project definition, participation and approval by numerous third parties and the regulatory agencies, and the length of a project agreement. Expenditures associated with this matter are partially recoverable. See Note 8(c) below for further discussion on recoverability.

Toledo, Ohio Site

The Company previously manufactured products for the automotive industry at a Toledo, Ohio site, which was adjacent to the Ottawa River. This facility was divested in 1990 and the Company indemnified the buyer for claims and liabilities arising out of certain pre-divestiture environmental matters. In August 2007, the Company, along with numerous other companies, received from the United States Department of Interior Fish and Wildlife Service a notice of a Natural Resource Damage (“NRD”) Assessment Plan for the Ottawa River and Northern Maumee Bay. A group of PRPs, including the Company, was formed to respond to the NRD assessment and to pursue funding from the Great Lakes Legacy Act for primary restoration. The restoration project performed by the group consisted of river dredging and land-filling river sediments with a total project cost in the range of approximately $47 million to $49 million, one half of which was funded through the Great Lakes Legacy Act and the net project costs to the PRP group was estimated at $23.5 million to $24.5 million. The dredging of the river that began in December 2009 has been completed. In February 2011, the parties reached an agreement on allocation. Still unresolved at this time is the actual NRD Assessment itself. In August 2013, the PRPs voted to accept the State and Federal Trustees’ proposal resolving the NRD Assessment and other claims which increased the Company’s share by $0.1 million. A Consent Decree must be negotiated and approved before the settlement becomes final. As of August 31, 2014, the estimated range of the Company’s share of anticipated costs for the NRD matter was $0.2 million to $0.5 million and the accrued amount was $0.2 million. None of the expenditures related to this matter are recoverable from the U.S. government.

Wabash, Indiana Site

The Company owned and operated a former rubber processing plant in Wabash, Indiana from 1937 to 2004. Pursuant to a request from the Indiana Department of Environmental Management (“IDEM”), the Company conducted an initial site investigation of the soil and groundwater at the site and a report was submitted to IDEM. By letter of June 11, 2014, IDEM directed the Company to conduct additional investigation of the site, including a vapor intrusion investigation in areas in and around the site where trichloroethene levels in groundwater were found to exceed screening levels for vapor intrusion. The Company intends to conduct further investigations of the site in accordance with the IDEM request. The Company sent demands to other former owners/operators of the site to participate in the site work, but no party has agreed to participate as of yet. As of August 31, 2014, the estimated range of the Company’s share of anticipated costs for the Wabash, Indiana site was $0.8 million to $1.2 million and the accrued amount was $0.8 million. None of the expenditures related to this matter are recoverable from the U.S. government.

c.	Environmental Reserves and Estimated Recoveries

Environmental Reserves

The Company reviews on a quarterly basis estimated future remediation costs and has an established practice of estimating environmental remediation costs over a fifteen year period, except for those environmental remediation costs with a specific contractual term. Environmental liabilities at the BPOU site are estimated through the term of the Project Agreement, which expires in May 2017. As the period for which estimated environmental remediation costs increases, the reliability of such estimates decreases. These estimates consider the investigative work and analysis of engineers, outside environmental consultants, and the advice of legal staff regarding the status and anticipated results of various administrative and legal proceedings. In most cases, only a range of reasonably possible costs can be estimated. In establishing the Company’s reserves, the most probable estimate is used when determinable; otherwise, the minimum amount is used when no single amount in the range is more probable. Accordingly, such estimates can change as the Company periodically evaluates and revises these estimates as new information becomes available. The Company cannot predict whether new information gained as projects progress will affect the estimated liability accrued. The timing of payment for estimated future environmental costs is influenced by a number of factors such as the regulatory approval process, and the time required to design, construct, and implement the remedy.

A summary of the Company’s environmental reserve activity is shown below:

	Aerojet Rocketdyne- Sacramento	Aerojet Rocketdyne- BPOU	Other Aerojet Rocketdyne Sites	Total Aerojet Rocketdyne	Other	Total Environmental Reserve
	(In millions)
November 30, 2013	$128.0	$26.9	$8.2	$163.1	$8.2	$171.3
Additions	17.6	3.7	2.6	23.9	1.6	25.5
Expenditures	(15.4)	(6.8)	(2.8)	(25.0)	(3.2)	(28.2)

August 31, 2014	$130.2	$23.8	$8.0	$162.0	$6.6	$168.6

The effect of the final resolution of environmental matters and the Company’s obligations for environmental remediation and compliance cannot be accurately predicted due to the uncertainty concerning both the amount and timing of future expenditures and due to regulatory or technological changes. The Company continues its efforts to mitigate past and future costs through pursuit of claims for recoveries from insurance coverage and other PRPs and continued investigation of new and more cost effective remediation alternatives and associated technologies.

As part of the acquisition of the Atlantic Research Corporation (“ARC”) propulsion business in 2003, Aerojet Rocketdyne entered into an agreement with ARC pursuant to which Aerojet Rocketdyne is responsible for up to $20.0 million of costs (“Pre-Close Environmental Costs”) associated with environmental issues that arose prior to Aerojet Rocketdyne’s acquisition of the ARC propulsion business. ARC is responsible for any cleanup costs relating to the ARC acquired businesses in excess of $20.0 million. Pursuant to a separate agreement with the U.S. government which was entered into prior to the completion of the ARC acquisition, these costs are recovered through the establishment of prices for Aerojet Rocketdyne’s products and services sold to the U.S. government. A summary of the Pre-Close Environmental Costs is shown below (in millions):

Pre-Close Environmental Costs	$20.0
Amount spent through August 31, 2014	(16.9)
Amount included as a component of reserves for environmental remediation costs in the unaudited condensed consolidated balance sheet as of August 31, 2014	(3.1)

Remaining Pre-Close Environmental Costs	$—

Estimated Recoveries

On January 12, 1999, Aerojet Rocketdyne and the U.S. government implemented the October 1997 Agreement in Principle (“Global Settlement”) resolving certain prior environmental and facility disagreements, with retroactive effect to December 1, 1998. Under the Global Settlement, Aerojet Rocketdyne and the U.S. government resolved disagreements about an appropriate cost-sharing ratio with respect to the clean-up costs of the environmental contamination at the Sacramento and the former Azusa sites. The Global Settlement cost-sharing ratio does not have a defined term over which costs will be recovered. Additionally, in conjunction with the sale of the EIS business in 2001, Aerojet Rocketdyne entered into an agreement with Northrop (the “Northrop Agreement”) whereby Aerojet Rocketdyne is reimbursed by Northrop for a portion of environmental expenditures eligible for recovery under the Global Settlement, subject to annual and cumulative limitations. The current annual billing limitation to Northrop is $6.0 million.

Pursuant to the Global Settlement, prior to the third quarter of fiscal 2010, approximately 12% of environmental costs related to Aerojet Rocketdyne’s Sacramento site and its former Azusa site were charged to the consolidated statements of operations. Subsequent to the third quarter of fiscal 2010, because the Company’s estimated environmental costs reached the reimbursement ceiling under the Northrop Agreement, approximately 37% of such costs will not be reimbursable and were therefore directly charged to the consolidated statements of operations.

Allowable environmental costs are charged to the Company’s contracts as the costs are incurred. Aerojet Rocketdyne’s mix of contracts can affect the actual reimbursement made by the U.S. government. Because these costs are recovered through forward-pricing arrangements, the ability of Aerojet Rocketdyne to continue recovering these costs from the U.S. government depends on Aerojet Rocketdyne’s sustained business volume under U.S. government contracts and programs.

Pursuant to the Northrop Agreement, environmental expenditures to be reimbursed are subject to annual limitations and the total reimbursements are limited to a ceiling of $189.7 million. A summary of the Northrop Agreement activity is shown below (in millions):

Total reimbursable costs under the Northrop Agreement	$189.7
Amount reimbursed to the Company through August 31, 2014	(105.7)

Potential future cost reimbursements available (1)	84.0
Long-term receivable from Northrop in excess of the annual limitation included in the unaudited condensed consolidated balance sheet as of August 31, 2014	(74.0)
Amounts recoverable from Northrop in future periods included as a component of recoverable from the U.S. government and other third parties for environmental remediation costs in the unaudited condensed consolidated balance sheet as of August 31, 2014	(10.0)

Potential future recoverable amounts available under the Northrop Agreement	$—

(1)	Includes the short-term receivable from Northrop of $6.0 million as of August 31, 2014.

The Company’s applicable cost estimates reached the cumulative limitation under the Northrop Agreement during the third quarter of fiscal 2010. The Company has expensed $28.6 million of environmental remediation provision adjustments above the cumulative limitation under the Northrop Agreement through August 31, 2014. Accordingly, subsequent to the third quarter of fiscal 2010, the Company has incurred a higher percentage of expense related to additions to the Sacramento site and BPOU site environmental reserve until, and if, an arrangement is reached with the U.S. government. While the Company is currently seeking an arrangement with the U.S. government to recover environmental expenditures in excess of the reimbursement ceiling identified in the Northrop Agreement, there can be no assurances that such a recovery will be obtained, or if not obtained, that such unreimbursed environmental expenditures will not have a materially adverse effect on the Company’s operating results, financial condition, and/or cash flows.

Environmental reserves and estimated recoveries impact to unaudited condensed consolidated statements of operations

The expenses associated with adjustments to the environmental reserves are recorded as a component of other expense, net in the unaudited condensed consolidated statements of operations. Summarized financial information for the impact of environmental reserves and recoveries to the unaudited condensed consolidated statements of operations is set forth below:

	Estimated Recoverable Amounts Under U.S. Government Contracts	Expense to Unaudited Condensed Consolidated Statement of Operations	Total Environmental Reserve Adjustments
	(In millions)
Three months ended August 31, 2014	$9.8	$5.4	$15.2
Three months ended August 31, 2013	3.7	1.9	5.6
Nine months ended August 31, 2014	17.5	8.0	25.5
Nine months ended August 31, 2013	5.3	5.4	10.7

Note 9.	Arrangements with Off-Balance Sheet Risk

As of August 31, 2014, arrangements with off-balance sheet risk consisted of:

•	$58.1 million in outstanding commercial letters of credit expiring through September 2015, the majority of which may be renewed, primarily to collateralize obligations for environmental remediation and insurance coverage.

•	$43.7 million in outstanding surety bonds to satisfy indemnification obligations for environmental remediation coverage.

•	Up to $120.0 million aggregate in guarantees by GenCorp of Aerojet Rocketdyne’s obligations to U.S. government agencies for environmental remediation activities.

•	$55.0 million related to the pending future acquisition of UTC’s 50% ownership interest of RD Amross.

•	Guarantees, jointly and severally, by the Company’s material domestic subsidiaries of their obligations under the Senior Credit Facility and 7 1/8% Notes.

In addition to the items discussed above, the Company has and will from time to time enter into certain types of contracts that require the Company to indemnify parties against potential third-party and other claims. These contracts primarily relate to: (i) divestiture agreements, under which the Company may provide customary indemnification to purchasers of its businesses or assets including, for example, claims arising from the operation of the businesses prior to disposition, and liability to investigate and remediate environmental contamination existing prior to disposition; (ii) certain real estate leases, under which the Company may be required to indemnify property owners for claims arising from the use of the applicable premises; and (iii) certain agreements with officers and directors, under which the Company may be required to indemnify such persons for liabilities arising out of their relationship with the Company. The terms of such obligations vary. Generally, a maximum obligation is not explicitly stated.

Additionally, the Company issues purchase orders to suppliers for equipment, materials, and supplies in the normal course of business. These purchase commitments are generally for volumes consistent with anticipated requirements to fulfill purchase orders or contracts for product deliveries received, or expected to be received, from customers and would be subject to reimbursement if a cost-plus contract is terminated.

The Company provides product warranties in conjunction with certain product sales. The majority of the Company’s warranties are a one-year standard warranty for parts, workmanship, and compliance with specifications. On occasion, the Company has made commitments beyond the standard warranty obligation. While the Company has contracts with warranty provisions, there is not a history of any significant warranty claims experience. A reserve for warranty exposure is made on a product by product basis when it is both estimable and probable. These costs are included in the program’s estimate at completion and are expensed in accordance with the Company’s revenue recognition methodology as allowed under GAAP for that particular contract.

Note 10.	Cost Reduction Plan

On January 30, 2014, the Company announced a cost reduction plan (the “Restructuring Plan”) which resulted in the reduction of the Company’s overall headcount by approximately 260 employees. In connection with the Restructuring Plan, the Company recorded a liability of $10.0 million in the first quarter of fiscal 2014, consisting of costs for severance, employee-related benefits and other associated expenses. The remaining liability as of August 31, 2014 is $0.6 million, which includes $0.4 million in payments to be made related to ongoing business volume and $0.2 million in payments to be made related to the acquisition of the Rocketdyne Business.

The costs of the Restructuring Plan related to ongoing business volume of $6.1 million were recovered as a component of overhead in the first nine months of fiscal 2014. These restructuring costs were a component of the Company’s fiscal 2014 U.S. government forward pricing rates, and therefore, were recovered through the pricing of the Company’s products and services to the U.S. government.

The costs of the Restructuring Plan related to the acquisition of the Rocketdyne Business, $3.0 million as of August 31, 2014, have been capitalized and recorded in other noncurrent assets in the unaudited condensed consolidated balance sheet. Such costs are reimbursable costs and will be allocated to the Company’s U.S. government contracts based on the Company’s planned integration savings exceeding its restructuring costs by a factor of at least two to one. The Company believes that the anticipated restructuring savings will exceed restructuring costs by a factor of at least two to one; therefore, the costs were deferred as the Company believes that subsequent recovery of said costs through the pricing of the Company’s products and services to the U.S. government is probable. The Company reviews on a quarterly basis the probability of recovery of these costs.

Note 11.	Retirement Benefits

Pension Benefits

As of the last measurement date at November 30, 2013, the Company’s total defined benefit pension plan assets, total projected benefit obligations, and unfunded pension obligation for the tax-qualified pension plans were approximately $1,258.4 million, $1,538.6 million, and $261.7 million, respectively. The discount rate to value the pension benefits as of November 30, 2013 was 4.54%.

The Company does not expect to make any significant cash contributions to its U.S. government contractor business segment, Aerojet Rocketdyne, tax-qualified defined benefit pension plan until fiscal 2015, which are recoverable through the Company’s U.S. government contracts. Additionally, the Company does not expect to make any significant cash contributions to the GenCorp tax-qualified defined benefit pension plan until fiscal 2018 or later, which are not recoverable through the Company’s U.S. government contracts. The Company estimates that approximately 91% of its unfunded pension obligation as of November 30, 2013 is related to Aerojet Rocketdyne which will be recoverable through its U.S. government contracts.

On July 6, 2012, the Moving Ahead for Progress in the 21st Century Act (“MAP-21”) was signed into law by the U.S. government. MAP-21, in part, provides temporary relief for employers who sponsor defined benefit pension plans related to funding contributions under the Employee Retirement Income Security Act of 1974. Specifically, MAP-21 implemented a 25-year average interest rate corridor around the 24-month interest rate used for purposes of determining minimum funding obligations. This relief deferred minimum required pension funding. On August 8, 2014, the Highway and Transportation Funding Act was signed into law, which enacts the pension provision that delays the widening of the interest corridor under MAP-21. This law is expected to increase the interest rates for the plan year beginning December 1, 2013 and decrease the minimum funding requirement for Pension Protection Act (“PPA”).

The PPA requires underfunded pension plans to improve their funding ratios based on the funded status of the plan as of specified measurement dates through contributions or application of prepayment credits. As of the last measurement date at November 30, 2013, the Company has accumulated $30.6 million in prepayment credits as a result of advanced funding.

The funded status of the pension plans may be adversely affected by the investment experience of the plans’ assets, by any changes in U.S. law and by changes in the statutory interest rates used by tax-qualified pension plans in the U.S. to calculate funding requirements. Accordingly, if the performance of the Company’s plans’ assets does not meet assumptions, if there are changes to the Internal Revenue Service regulations or other applicable law or if other actuarial assumptions are modified, future contributions to the underfunded pension plans could be higher than the Company expects.

Medical and Life Insurance Benefits

The Company provides medical and life insurance benefits to certain eligible retired employees, with varied coverage by employee group. Generally, employees hired after January 1, 1997 are not eligible for retiree medical and life insurance benefits. The medical benefit plan provides for cost sharing between the Company and its retirees in the form of retiree contributions, deductibles, and coinsurance. Medical and life insurance benefit obligations are unfunded. Medical and life insurance benefit cash payments for eligible retired Aerojet Rocketdyne and GenCorp employees are recoverable under the Company’s U.S. government contracts.

Components of retirement benefit expense (income) are:

	Pension Benefits		Postretirement Medical and Life Insurance Benefits
	Three months ended August 31,
	2014	2013	2014	2013
	(In millions)
Service cost	$2.2	$1.7	$0.1	$—
Interest cost on benefit obligation	16.8	15.3	0.6	0.6
Assumed return on plan assets	(23.3)	(24.1)	—	—
Amortization of prior service credits	—	—	(0.2)	(0.2)
Recognized net actuarial losses (gains)	13.5	23.7	(0.8)	(0.5)

Retirement benefit expense (income)	$9.2	$16.6	$(0.3)	$(0.1)

	Pension Benefits		Postretirement Medical and Life Insurance Benefits
	Nine months ended August 31,
	2014	2013	2014	2013
	(In millions)
Service cost	$6.6	$4.4	$0.1	$0.1
Interest cost on benefit obligation	50.3	45.7	1.9	1.8
Assumed return on plan assets	(69.7)	(72.3)	—	—
Amortization of prior service credits	—	—	(0.6)	(0.6)
Recognized net actuarial losses (gains)	40.4	71.0	(2.3)	(1.6)

Retirement benefit expense (income)	$27.6	$48.8	$(0.9)	$(0.3)

Note 12.	Discontinued Operations

On August 31, 2004, the Company completed the sale of its GDX business. On November 30, 2005, the Company completed the sale of the Fine Chemicals business. Summarized financial information for discontinued operations is set forth below:

	Three months ended August 31,		Nine months ended August 31,
	2014	2013	2014	2013
	(In millions)
Net sales	$—	$—	$—	$—
Income (loss) before income taxes	0.1	(0.2)	(1.3)	(0.3)
Income tax benefit	0.1	—	0.7	0.1
Net income (loss) from discontinued operations	0.2	(0.2)	(0.6)	(0.2)

Note 13.	Operating Segments and Related Disclosures

The Company’s operations are organized into two operating segments based on different products and customer bases: Aerospace and Defense and Real Estate.

The Company evaluates its operating segments based on several factors, of which the primary financial measure is segment performance. Segment performance represents net sales from continuing operations less applicable costs, expenses and unusual items relating to the segment operations. Segment performance excludes corporate income and expenses, legacy income or expenses, unusual items not related to the segment operations, interest expense, interest income, and income taxes.

Customers that represented more than 10% of net sales for the periods presented are as follows:

	Three months ended August 31,		Nine months ended August 31,
	2014	2013	2014	2013
Lockheed Martin	28%	19%	26%	26%
United Launch Alliance	27%	20%	26%	14%
Raytheon	15%	27%	17%	36%
NASA	11%	12%	12%	*

*	Less than 10%

Sales to the U.S. government and its agencies, including sales to the Company’s significant customers discussed above, were as follows (dollars in millions):

	U.S. Government Sales	Percentage of Net Sales
Three months ended August 31, 2014	$395.8	94%
Three months ended August 31, 2013	353.2	96%
Nine months ended August 31, 2014	1,090.1	95%
Nine months ended August 31, 2013	859.8	96%

Selected financial information for each reportable segment is as follows:

	Three months ended August 31,		Nine months ended August 31,
	2014	2013	2014	2013
		(In millions)
Net Sales:
Aerospace and Defense	$418.0	$365.9	$1,147.7	$893.6
Real Estate	1.5	1.6	4.6	4.2

Total Net Sales	$419.5	$367.5	$1,152.3	$897.8

Segment Performance:
Aerospace and Defense	$33.6	$35.9	$90.6	$101.5
Environmental remediation provision adjustments	(4.7)	(1.7)	(6.6)	(2.3)
Retirement benefit plan expense	(6.1)	(11.3)	(18.3)	(32.8)
Unusual items	(0.1)	(0.2)	(0.2)	(1.8)

Aerospace and Defense Total	22.7	22.7	65.5	64.6
Real Estate	0.8	0.9	2.6	2.9

Total Segment Performance	$23.5	$23.6	$68.1	$67.5

Reconciliation of segment performance to loss from continuing operations before income taxes:
Segment performance	$23.5	$23.6	$68.1	$67.5
Interest expense	(14.0)	(12.4)	(39.0)	(36.2)
Interest income	—	—	—	0.2
Stock-based compensation expense	(1.5)	(3.4)	(4.5)	(9.7)
Corporate retirement benefit plan expense	(2.8)	(5.2)	(8.4)	(15.7)
Corporate and other	(5.8)	(5.0)	(15.5)	(16.7)
Unusual items	(9.8)	(6.6)	(60.8)	(17.2)

Loss from continuing operations before income taxes	$(10.4)	$(9.0)	$(60.1)	$(27.8)

Note 14.	Unusual Items

Total unusual items expense, a component of other expense, net in the unaudited condensed consolidated statements of operations, for the third quarter and first nine months of fiscal 2014 and 2013 was as follows:

	Three months ended August 31,		Nine months ended August 31,
	2014	2013	2014	2013
		(In millions)
Unusual items
Legal related matters	$0.1	$(0.2)	$0.2	$0.2
Loss on debt repurchased	9.8	—	60.6	—
Loss on bank amendment	—	—	0.2	—
Rocketdyne Business acquisition related costs(1)	—	7.0	—	18.8

	$9.9	$6.8	$61.0	$19.0

(1)	Includes a benefit of $3.6 million for the nine months ended August 31, 2013 related to the Company not being required to divest the Liquid Divert and Attitude Control Systems program.

First nine months of fiscal 2014 Activity:

A summary of the Company’s loss on the 4 1/16% Debentures repurchased during the first nine months of fiscal 2014 is as follows (in millions):

Principal amount repurchased	$59.6
Cash repurchase price	(119.9)
Write-off of deferred financing costs	(0.3)

Loss on 4 1/16% Debentures repurchased	$(60.6)

During the first nine months of fiscal 2014, the Company recorded $0.2 million of losses related to an amendment to the Senior Credit Facility.

During the first nine months of fiscal 2014, the Company recorded $0.2 million for realized losses and interest associated with the failure to register with the SEC the issuance of certain of the Company’s common shares under the defined contribution 401(k) employee benefit plan.

First nine months of fiscal 2013 Activity:

During the first nine months of fiscal 2013, the Company recorded ($0.3) million for realized gains and interest associated with the failure to register with the SEC the issuance of certain of the Company’s common shares under the defined contribution 401(k) employee benefit plan. During the first quarter of fiscal 2013, the Company recorded a charge of $0.5 million related to a legal settlement.

The Company incurred expenses of $18.8 million, including internal labor costs of $1.7 million, related to the Rocketdyne Business acquisition in the first nine months of fiscal 2013.

Note 15.	Condensed Consolidating Financial Information

The Company is providing unaudited condensed consolidating financial information for its domestic subsidiaries that have guaranteed the 7 1/8% Notes, and for those subsidiaries that have not guaranteed the 7 1/8% Notes. These 100% owned subsidiary guarantors have, jointly and severally, fully and unconditionally guaranteed the 7 1/8% Notes subject to release under the following circumstances: (i) to enable the disposition of such property or assets to a party that is not the Company or a subsidiary guarantor to the extent permitted by and consummated in compliance with the indenture governing the 7 1/8% Notes; (ii) in case of a subsidiary guarantor that is released from its subsidiary guarantee, the release of the property and assets of such subsidiary guarantor; (iii) as permitted or required by the intercreditor agreement; (iv) with the consent of the holder of at least a majority in principal amount of the outstanding 7 1/8% Notes; or (v) when permitted or required by the indenture governing the 7 1/8% Notes. Prior to the consummation of the Acquisition and escrow release date, the 7 1/8% Notes were secured by a first priority security interest in the escrow account and all deposits and investment property therein. Following the consummation of the Acquisition and escrow release date on June 14, 2013, the subsidiary guarantees are a senior secured obligation of each subsidiary guarantor and rank (i) effectively junior to all of existing and future first-priority senior secured debt, including borrowings under the Senior Credit Facility, to the extent of the value of the assets securing such debt; (ii) effectively senior to all of the Company’s existing and future unsecured senior debt; (iii) senior in right of payment to all of the Company’s existing and future subordinated debt; and (iv) structurally subordinated to all existing and future liabilities of non-guarantor subsidiaries.

The Company has not presented separate financial and narrative information for each of the subsidiary guarantors, because it believes that such financial and narrative information would not provide investors with any additional information that would be material in evaluating the sufficiency of the guarantees. Therefore, the following condensed consolidating financial information summarizes the financial position, results of operations, and cash flows for the Company’s guarantor and non-guarantor subsidiaries.

The Company revised its unaudited condensed consolidating balance sheet as of November 30, 2013 and statement of cash flows for the nine months ended August 31, 2013 to correct for the misclassification of intercompany transactions between the Parent and the Guarantor Subsidiaries columns. The adjustments had no impact on the consolidated amounts previously reported.

The revision on the unaudited condensed consolidating balance sheet as of November 30, 2013 resulted in the following: (i) a decrease of $38.0 million in intercompany receivable to the Parent column and a corresponding decrease of $38.0 million in intercompany payable to the Guarantor Subsidiaries column; and (ii) a decrease of $38.0 million in other current liabilities to the Parent column and a corresponding increase of $38.0 million in other current liabilities to the Guarantor Subsidiaries column.

In addition, the revision on the unaudited condensed consolidating statement of cash flows resulted in a decrease of $9.4 million to “net cash provided by operating activities” to the Parent column for the nine months ended August 31, 2013, with a corresponding increase to “net cash provided by financing activities.” The Company also revised the Guarantor Subsidiaries column in the unaudited condensed consolidating statement of cash flows to increase “net cash provided by operating activities” by $9.4 million for the nine months ended August 31, 2013, with a corresponding decrease to “net cash provided by financing activities.”

These revisions, which the Company determined are not material to any period presented, had no impact on any financial statements or footnotes, except for the Parent and Guarantor Subsidiaries columns of the unaudited condensed consolidating balance sheet as of November 30, 2013 and the statement of cash flows for the nine months ended August 31, 2013.

Condensed Consolidating Statements of Operations and Comprehensive (Loss) Income

(Unaudited)

Three months ended August 31, 2014	Parent	Guarantor Subsidiaries	Non-guarantor Subsidiaries	Eliminations	Consolidated
	(In millions)
Net sales	$—	$413.7	$5.8	$—	$419.5
Cost of sales (exclusive of items shown separately below)	—	369.4	4.9	(0.1)	374.2
Selling, general and administrative	3.4	5.9	0.4	—	9.7
Depreciation and amortization	—	15.4	0.3	—	15.7
Interest expense	13.5	0.5	—	—	14.0
Other, net	9.8	7.2	(0.8)	0.1	16.3

(Loss) income from continuing operations before income taxes	(26.7)	15.3	1.0	—	(10.4)
Income tax (benefit) provision	(6.2)	4.7	0.8	—	(0.7)

(Loss) income from continuing operations	(20.5)	10.6	0.2	—	(9.7)
Income from discontinued operations	0.2	—	—	—	0.2

(Loss) income before equity income of subsidiaries	(20.3)	10.6	0.2	—	(9.5)
Equity income of subsidiaries	10.8	—	—	(10.8)	—

Net (loss) income	$(9.5)	$10.6	$0.2	$(10.8)	$(9.5)

Comprehensive (loss) income	$(2.0)	$15.8	$0.2	$(16.0)	$(2.0)

Three months ended August 31, 2013	Parent	Guarantor Subsidiaries	Non-guarantor Subsidiaries	Eliminations	Consolidated
	(In millions)
Net sales	$—	$361.4	$6.1	$—	$367.5
Cost of sales (exclusive of items shown separately below)	—	322.3	4.6	(0.2)	326.7
Selling, general and administrative	6.6	7.1	0.4	—	14.1
Depreciation and amortization	0.1	14.8	0.3	—	15.2
Interest expense	11.8	0.6	—	—	12.4
Other, net	4.2	2.9	0.8	0.2	8.1

(Loss) income from continuing operations before income taxes	(22.7)	13.7	—	—	(9.0)
Income tax benefit	(63.2)	(136.9)	(6.5)	—	(206.6)

Income from continuing operations	40.5	150.6	6.5	—	197.6
Loss from discontinued operations	(0.2)	—	—	—	(0.2)

Income before equity income of subsidiaries	40.3	150.6	6.5	—	197.4
Equity income of subsidiaries	157.1	—	—	(157.1)	—

Net income	$197.4	$150.6	$6.5	$(157.1)	$197.4

Comprehensive income	$220.4	$166.8	$6.5	$(173.3)	$220.4

Nine months ended August 31, 2014	Parent	Guarantor Subsidiaries	Non-guarantor Subsidiaries	Eliminations	Consolidated
	(In millions)
Net sales	$—	$1,133.1	$19.2	$—	$1,152.3
Cost of sales (exclusive of items shown separately below)	—	1,009.8	17.8	(0.4)	1,027.2
Selling, general and administrative	9.0	17.9	1.2	—	28.1
Depreciation and amortization	0.1	45.0	0.8	—	45.9
Interest expense	37.1	1.9	—	—	39.0
Other, net	59.3	14.4	(1.9)	0.4	72.2

(Loss) income from continuing operations before income taxes	(105.5)	44.1	1.3	—	(60.1)
Income tax (benefit) provision	(16.0)	16.2	0.9	—	1.1

(Loss) income from continuing operations	(89.5)	27.9	0.4	—	(61.2)
Loss from discontinued operations	(0.6)	—	—	—	(0.6)

(Loss) income before equity income of subsidiaries	(90.1)	27.9	0.4	—	(61.8)
Equity income of subsidiaries	28.3	—	—	(28.3)	—

Net (loss) income	$(61.8)	$27.9	$0.4	$(28.3)	$(61.8)

Comprehensive (loss) income	$(39.1)	$43.4	$0.4	$(43.8)	$(39.1)

Nine months ended August 31, 2013	Parent	Guarantor Subsidiaries	Non-guarantor Subsidiaries	Eliminations	Consolidated
	(In millions)
Net sales	$—	$878.8	$19.0	$—	$897.8
Cost of sales (exclusive of items shown separately below)	—	784.5	14.6	(0.5)	798.6
Selling, general and administrative	23.2	15.9	0.8	—	39.9
Depreciation and amortization	0.1	25.7	0.8	—	26.6
Interest expense	34.4	1.8	—	—	36.2
Other, net	26.9	(5.4)	2.3	0.5	24.3

(Loss) income from continuing operations before income taxes	(84.6)	56.3	0.5	—	(27.8)
Income tax benefit	(75.3)	(116.1)	(8.2)	—	(199.6)

(Loss) income from continuing operations	(9.3)	172.4	8.7	—	171.8
Loss from discontinued operations	(0.2)	—	—	—	(0.2)

(Loss) income before equity income of subsidiaries	(9.5)	172.4	8.7	—	171.6
Equity income of subsidiaries	181.1	—	—	(181.1)	—

Net income	$171.6	$172.4	$8.7	$(181.1)	$171.6

Comprehensive income	$240.4	$221.0	$8.7	$(229.7)	$240.4

Condensed Consolidating Balance Sheets

(Unaudited)

August 31, 2014	Parent	Guarantor Subsidiaries	Non-guarantor Subsidiaries	Eliminations	Consolidated
	(In millions)
Cash and cash equivalents	$154.9	$—	$0.2	$(0.2)	$154.9
Accounts receivable	—	213.1	1.6	—	214.7
Inventories	—	126.4	5.9	—	132.3
Recoverable from the U.S. government, Northrop, and other third parties for environmental remediation costs	0.1	26.0	—	—	26.1
Other receivables, prepaid expenses and other	3.7	22.1	0.9	—	26.7
Income taxes	25.1	—	0.4	(12.1)	13.4
Deferred income taxes	9.1	—	—	(5.1)	4.0

Total current assets	192.9	387.6	9.0	(17.4)	572.1
Property, plant and equipment, net	4.7	360.1	5.8	—	370.6
Recoverable from the U.S. government and other third parties for environmental remediation costs	0.7	82.9	—	—	83.6
Deferred income taxes	52.5	108.4	19.1	—	180.0
Goodwill	—	164.4	—	—	164.4
Intercompany receivable	10.6	—	30.4	(41.0)	—
Investments in subsidiaries	577.8	—	—	(577.8)	—
Other noncurrent assets and intangibles, net	29.3	300.1	49.6	—	379.0

Total assets	$868.5	$1,403.5	$113.9	$(636.2)	$1,749.7

Short-term borrowings and current portion of long-term debt	$5.2	$0.3	$—	$—	$5.5
Accounts payable	1.8	112.6	1.2	(0.2)	115.4
Reserves for environmental remediation costs	2.0	33.0	—	—	35.0
Income taxes	—	12.1	—	(12.1)	—
Other current liabilities and advance payments on contracts	41.9	298.7	3.3	(5.1)	338.8
Postretirement medical and life insurance benefits	5.5	1.7	—	—	7.2

Total current liabilities	56.4	458.4	4.5	(17.4)	501.9
Long-term debt	777.6	0.4	—	—	778.0
Reserves for environmental remediation costs	4.5	129.1	—	—	133.6
Pension benefits	21.3	227.0	—	—	248.3
Intercompany payable	—	41.0	—	(41.0)	—
Postretirement medical and life insurance benefits	37.8	19.3	—	—	57.1
Other noncurrent liabilities	19.4	47.7	12.2	—	79.3

Total liabilities	917.0	922.9	16.7	(58.4)	1,798.2
Commitments and contingencies (Note 8)
Redeemable common stock	0.2	—	—	—	0.2
Total shareholders’ (deficit) equity	(48.7)	480.6	97.2	(577.8)	(48.7)

Total liabilities, redeemable common stock, and shareholders’ (deficit) equity	$868.5	$1,403.5	$113.9	$(636.2)	$1,749.7

November 30, 2013	Parent	Guarantor Subsidiaries	Non-guarantor Subsidiaries	Eliminations	Consolidated
	(In millions)
Cash and cash equivalents	$192.7	$4.9	$—	$—	$197.6
Accounts receivable	—	211.4	2.7	—	214.1
Inventories	—	100.5	5.4	—	105.9
Recoverable from the U.S. government, Northrop, and other third parties for environmental remediation costs	0.4	26.0	—	—	26.4
Other receivables, prepaid expenses and other	2.6	18.8	1.0	—	22.4
Income taxes	30.1	—	—	(17.5)	12.6
Deferred income taxes	10.9	4.9	1.2	—	17.0

Total current assets	236.7	366.5	10.3	(17.5)	596.0
Property, plant and equipment, net	4.7	364.4	5.6	—	374.7
Recoverable from the U.S. government and other third parties for environmental remediation costs	0.4	88.3	—	—	88.7
Deferred income taxes	48.8	107.2	19.7	—	175.7
Goodwill	—	159.6	—	—	159.6
Intercompany receivable	33.5	—	32.2	(65.7)	—
Investments in subsidiaries	534.5	—	—	(534.5)	—
Other noncurrent assets and intangibles, net	27.7	289.0	43.9	—	360.6

Total assets	$886.3	$1,375.0	$111.7	$(617.7)	$1,755.3

Short-term borrowings and current portion of long-term debt	$2.7	$0.2	$—	$—	$2.9
Accounts payable	2.2	119.1	1.2	—	122.5
Reserves for environmental remediation costs	3.8	32.8	—	—	36.6
Income taxes payable	—	16.9	0.6	(17.5)	—
Postretirement medical and life insurance benefits	5.5	1.8	—	—	7.3
Other current liabilities and advance payments on contracts	41.7	265.9	2.8	—	310.4

Total current liabilities	55.9	436.7	4.6	(17.5)	479.7
Long-term debt	695.7	0.6	—	—	696.3
Reserves for environmental remediation costs	4.3	130.4	—	—	134.7
Pension benefits	23.6	238.1	—	—	261.7
Intercompany payable	—	65.7	—	(65.7)	—
Postretirement medical and life insurance benefits	39.8	19.5	—	—	59.3
Other noncurrent liabilities	17.2	45.1	11.5	—	73.8

Total liabilities	836.5	936.1	16.1	(83.2)	1,705.5
Commitments and contingencies (Note 8)
Redeemable common stock	0.2	—	—	—	0.2
Total shareholders’ equity	49.6	438.9	95.6	(534.5)	49.6

Total liabilities, redeemable common stock, and shareholders’ equity	$886.3	$1,375.0	$111.7	$(617.7)	$1,755.3

Condensed Consolidating Statements of Cash Flows

(Unaudited)

Nine months ended August 31, 2014	Parent	Guarantor Subsidiaries	Non-guarantor	Eliminations	Consolidated
	(In millions)
Net cash (used in) provided by operating activities	$(15.9)	$51.2	$(1.0)	$(0.2)	$34.1
Cash flows from investing activities:
Capital expenditures	(0.1)	(31.2)	(0.6)	—	(31.9)
Other investing activities	0.2	—	—	—	0.2

Net cash provided by (used in) investing activities	0.1	(31.2)	(0.6)	—	(31.7)
Cash flows from financing activities:
Debt repayments / repurchases	(164.8)	(0.2)	—	—	(165.0)
Proceeds from issuance of debt	189.0	—	—	—	189.0
Debt issuance costs	(4.2)	—	—	—	(4.2)
Net transfers from (to) parent	22.9	(24.7)	1.8	—	—
Other financing activities	(64.9)	—	—	—	(64.9)

Net cash (used in) provided by financing activities	(22.0)	(24.9)	1.8	—	(45.1)

Net (decrease) increase in cash and cash equivalents	(37.8)	(4.9)	0.2	(0.2)	(42.7)
Cash and cash equivalents at beginning of year	192.7	4.9	—	—	197.6

Cash and cash equivalents at end of period	$154.9	$—	$0.2	$(0.2)	$154.9

Nine months ended August 31, 2013	Parent	Guarantor Subsidiaries	Non-guarantor	Eliminations	Consolidated
	(In millions)
Net cash (used in) provided by operating activities	$(7.3)	$25.7	$(1.5)	$9.6	$26.5
Cash flows from investing activities:
Purchase of Rocketdyne Business	—	(411.2)	—	—	(411.2)
Capital expenditures	—	(38.7)	—	—	(38.7)
Purchase of investments	—	(0.5)	—	—	(0.5)

Net cash used in investing activities	—	(450.4)	—	—	(450.4)
Cash flows from financing activities:
Debt repayments	(1.9)	(0.1)	—	—	(2.0)
Proceeds from issuance of debt	460.0	—	—	—	460.0
Debt issuance costs	(14.7)	—	—	—	(14.7)
Net transfers (to) from parent	(426.3)	424.8	1.5	—	—
Other financing activities	0.4	—	—	—	0.4

Net cash provided by financing activities	17.5	424.7	1.5	—	443.7

Net increase in cash and cash equivalents	10.2	—	—	9.6	19.8
Cash and cash equivalents at beginning of year	172.4	—	—	(10.3)	162.1

Cash and cash equivalents at end of period	$182.6	$—	$—	$(0.7)	$181.9

EXHIBIT C

Pro Forma Financial Statements

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth information regarding the Company’s ratio of earnings to fixed charges for each of the periods shown. For purposes of calculating this ratio, (i) earnings consist of income (loss) from continuing operations before income taxes and fixed charges, and (ii) fixed charges consist of interest expense, which includes amortization of deferred financing costs and imputed interest on our lease obligations. The interest component of rent was determined based on an estimate of a reasonable interest factor at the inception of the leases.

	Year Ended November 30,	Nine months ended August 31,
	2012	2013	2013	2014
Ratio of Earnings to Fixed Charges	1.5	(A)	(B)	(B)

(A)	Due to the Company’s loss for the fiscal year ended November 30, 2013, the ratio coverage was less than 1:1 for such period. The Company would have had to generate additional earnings of $26.2 million for the fiscal year ended November 30, 2013 to have achieved a coverage ratio of 1:1.
(B)	Due to the Company’s loss for the nine months ended August 31, 2013 and 2014, the ratio coverage was less than 1:1 for such period. The Company would have had to generate additional earnings of $27.8 million and $60.1 million for the nine months ended August 31, 2013 and 2014, respectively, to have achieved a coverage ratio of 1:1.

The Company’s book value per share as of August 31, 2014 is ($0.90).

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED

FINANCIAL INFORMATION

The unaudited pro forma condensed consolidated financial statements presented as of and for the nine months ended August 31, 2014 and for the fiscal year ended November 30, 2013, include historical consolidated financial information of GenCorp Inc. (the “Company”) that has been derived from its historical consolidated financial statements as of and for the nine months ended August 31, 2014, and for the fiscal year ended November 30, 2013.

The unaudited pro forma condensed consolidated statements of operations for the nine months ended August 31, 2014, and for the year ended November 30, 2013, give effect to the conversion of the Company’s 4.0625% Convertible Subordinated Debentures (“4 1/16% Debentures”) into shares of the Company’s common stock as if it had occurred on December 1, 2012, the first day of the Company’s prior fiscal year. The unaudited pro forma condensed consolidated balance sheet gives effect to the conversion of the 4 1/16% Debentures into shares of the Company’s common stock as if it had occurred on August 31, 2014.

The historical financial statements have been adjusted in the unaudited pro forma condensed consolidated financial statements to give effect to pro forma events that are (i) directly attributable to the conversion of the 4 1/16% Debentures; (ii) factually supportable; and (iii) with respect to the unaudited pro forma condensed consolidated statements of operations, expected to have a continuing impact on the consolidated results, including the Company’s acquisition of United Technologies Corporation’s Rocketdyne Business on June 14, 2013.

The unaudited pro forma condensed consolidated financial statements are provided for illustrative purposes only, and are not necessarily indicative of future results of operations or financial position.

GenCorp Inc.

Unaudited Pro Forma Condensed Consolidated Statement of Operations

For the Nine Months Ended August 31, 2014

	Nine months ended August 31, 2014	Pro forma Adjustments(1)		Pro forma nine months ended August 31, 2014
	(In millions, except per share amounts)
Net sales	$1,152.3	$—		$1,152.3
Operating costs and expenses:
Cost of sales (exclusive of items shown separately below)	1,027.2	—		1,027.2
Selling, general and administrative	28.1	—		28.1
Depreciation and amortization	45.9	—		45.9
Loss on debt repurchased	60.6	—		60.6
Other expense, net	11.6	—		11.6

Total operating costs and expenses	1,173.4	—		1,173.4
Operating (loss) income	(21.1)	—		(21.1)
Non-operating expense:
Interest expense	39.0	(4.6	) (A)	34.4

Total non-operating expense	39.0	(4.6)		34.4
Loss from continuing operations before income taxes	(60.1)	4.6		(55.5)
Income tax provision	1.1	0.2	(C)	1.3

Loss from continuing operations	$(61.2)	$4.4		$(56.8)

Loss Per Share of Common Stock
Basic and Diluted:
Loss per share from continuing operations	$(1.05)			$(0.74)

Weighted average shares of common stock outstanding, basic and diluted	58.2			77.0

(1)	See Note 4—Unaudited Pro Forma Adjustments for explanation of adjustments.

See Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements.

GenCorp Inc.

Unaudited Pro Forma Condensed Consolidated Statement of Operations

For the Fiscal Year Ended November 30, 2013

	Year ended November 30, 2013	Pro forma Adjustments(1)		Pro forma year ended November 30, 2013
	(In millions, except per share amounts)
Net sales	$1,383.1	$379.6	(B)	$1,762.7
Operating costs and expenses:
Cost of sales (exclusive of items shown separately below)	1,229.6	311.5	(B)	1,541.1
Selling, general and administrative	53.6	20.2	(B)	73.8
Depreciation and amortization	43.8	12.0	(B)	55.8
Loss on debt repurchased	5.0	—	(B)	5.0
Other expense, net	28.8	(14.2	) (B)	14.6

Total operating costs and expenses	1,360.8	329.5		1,690.3
Operating income	22.3	50.1		72.4
Non-operating (income) and expense:
Interest expense	48.7	(8.1	) (A), (B)	40.6
Interest income	(0.2)	—		(0.2)

Total non-operating expenses, net	48.5	(8.1)		40.4
(Loss) income from continuing operations before income taxes	(26.2)	58.2		32.0
Income tax benefit	(193.9)	10.2	(C), (B)	(183.7)

Income from continuing operations	$167.7	$48.0		$215.7

Income Per Share of Common Stock
Basic:
Income per share from continuing operations	$2.76			$2.59

Diluted:
Income per share from continuing operations	$2.11			$2.58

Weighted average shares of common stock outstanding	59.6			81.7

Weighted average shares of common stock outstanding, assuming dilution	81.9			81.9

(1)	See Note 4—Unaudited Pro Forma Adjustments for explanation of adjustments.

See Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements.

GenCorp Inc.

Unaudited Pro Forma Condensed Consolidated Balance Sheet

As of August 31, 2014

	August 31, 2014	Pro forma Adjustments(1)		Pro forma August 31, 2014
	(In millions)
ASSETS
Current Assets
Cash and cash equivalents	$154.9	$—		$154.9
Accounts receivable	214.7	—		214.7
Inventories	132.3	—		132.3
Recoverable from the U.S. government and other third parties for environmental remediation costs	20.1	—		20.1
Receivable from Northrop Grumman Corporation (“Northrop”)	6.0	—		6.0
Deferred income taxes	26.7	—		26.7
Other receivables, prepaid expenses and other	4.0	—		4.0
Income taxes	13.4	0.2	(D)	13.6

Total Current Assets	572.1	0.2		572.3
Noncurrent Assets
Property, plant and equipment, net	370.6	—		370.6
Real estate held for entitlement and leasing	87.3	—		87.3
Recoverable from the U.S. government and other third parties for environmental remediation costs	83.6	—		83.6
Receivable from Northrop	74.0	—		74.0
Goodwill	180.0	—		180.0
Intangible assets	164.4	—		164.4
Deferred income taxes	125.6	—		125.6
Other noncurrent assets, net	92.1	(0.2	) (E)	91.9

Total Noncurrent Assets	1,177.6	(0.2)		1,177.4

Total Assets	$1,749.7	$—		$1,749.7

LIABILITIES, REDEEMABLE COMMON STOCK, AND SHAREHOLDERS’ (DEFICIT) EQUITY
Current Liabilities
Short-term borrowings and current portion of long-term debt	$5.5	$—		$5.5
Accounts payable	115.4	—		115.4
Reserves for environmental remediation costs	35.0	—		35.0
Postretirement medical and life insurance benefits	7.2	—		7.2
Advance payments on contracts	122.4	—		122.4
Other current liabilities	216.4	(0.9	) (F)	215.5

Total Current Liabilities	501.9	(0.9)		501.0
Noncurrent Liabilities
Long-term debt	778.0	(133.6	) (G)	644.4
Reserves for environmental remediation costs	133.6	—		133.6
Pension benefits	248.3	—		248.3
Postretirement medical and life insurance benefits	57.1	—		57.1
Other noncurrent liabilities	79.3	—		79.3

Total Noncurrent Liabilities	1,296.3	(133.6)		1,162.7

Total Liabilities	1,798.2	(134.5)		1,663.7
Commitments and Contingencies
Redeemable common stock	0.2	—		0.2
Total shareholders’ (deficit) equity	(48.7)	134.5	(H)	85.8

Total Liabilities, Redeemable Common Stock and Shareholders’ (Deficit) Equity	$1,749.7	$—		$1,749.7

(1)	See Note 4—Unaudited Pro Forma Adjustments for explanation of adjustments.

See Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements.

GenCorp Inc.

Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

Note 1.	Basis of Pro Forma Presentation

The unaudited pro forma condensed consolidated financial statements presented as of and for the nine months ended August 31, 2014, and for the fiscal year ended November 30, 2013, include historical consolidated financial information of GenCorp Inc. (the “Company”) that has been derived from its historical consolidated financial statements as of and for the nine months ended August 31, 2014, and for the fiscal year ended November 30, 2013.

The unaudited pro forma condensed consolidated statements of operations for the nine months ended August 31, 2014, and for the year ended November 30, 2013, give effect to the conversion of the Company’s 4.0625% Convertible Subordinated Debentures (“4 1/6% Debentures”) into shares of the Company’s common stock as if it had occurred on December 1, 2012, the first day of the Company’s prior fiscal year. The unaudited pro forma condensed consolidated balance sheet gives effect to the conversion of the 4 1/16% Debentures into shares of the Company’s common stock as if it had occurred on August 31, 2014.

The historical financial statements have been adjusted in the unaudited pro forma condensed consolidated financial statements to give effect to pro forma events that are (i) directly attributable to the conversion of the 4 1/16% Debentures; (ii) factually supportable; and (iii) with respect to the unaudited pro forma condensed consolidated statements of operations, expected to have a continuing impact on the consolidated results, including the Company’s acquisition of United Technologies Corporation’s Rocketdyne Business on June 14, 2013.

The unaudited pro forma condensed consolidated financial statements are provided for illustrative purposes only, and are not necessarily indicative of future results of operations or financial position.

Note 2.	Pro Forma Book Value Per Share

Pro forma book value per share is as follows (in millions, except per share amount):

Pro forma August 31, 2014
Total common shareholders’ equity	$85.8
Common shares outstanding	71.7
Book value per share	$1.20

Note 3.	4.0625% Convertible Subordinated Debentures

In December 2009, Company issued $200 million in aggregate principal amount of 4 1⁄16% Debentures in a private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended. Each holder of the 4 1⁄16% Debentures may convert the 4 1⁄16% Debentures into shares of the Company’s common stock at a conversion rate of 111.0926 shares per $1,000 principal amount, representing a conversion price of approximately $9.00 per share, subject to adjustment.

Each holder may require the Company to purchase all or part of the 4 1⁄16% Debentures on December 31, 2014, 2019, 2024, 2029 and 2034 at an optional repurchase price equal to (1) 100% of the principal amount, plus (2) accrued and unpaid interest, if any, up to, but excluding, the date of repurchase. The Company may elect to pay the optional repurchase price in cash, shares of the Company’s common stock in value equal to the settlement amount, or a combination of cash and shares of the Company’s common stock, at the Company’s option, subject to certain conditions.

Issuance of the 4 1⁄16% Debentures generated net proceeds of $194.1 million, which were used to repurchase long-term debt and other debt related costs.

Repurchases of the 4 1⁄16% Debentures have been as follows (in millions):

	Principal amount repurchased	Cash repurchase price	Write-off of deferred financing costs	Loss on repurchases
Year ended November 30, 2013	$5.2	$(10.1)	$(0.1)	$(5.0)
Nine months ended August 31, 2014	$59.6	$(119.9)	$(0.3)	$(60.6)

Note 4.	Unaudited Pro Forma Adjustments

Unaudited Pro Forma Condensed Consolidated Statements of Operations

The following adjustments have been reflected in the unaudited pro forma condensed consolidated statements of operations for the nine months ended August 31, 2014, and the year ended November 30, 2013.

(A)	To record the adjustments to interest expense on the 4 1⁄16% Debentures.

(B)	To record the impact of the acquisition of the Pratt & Whitney Rocketdyne division (the “Rocketdyne Business”).

In July 2012, the Company signed a stock and asset purchase agreement (the “Original Purchase Agreement”) with United Technologies Corporation (“UTC”) to acquire the Rocketdyne Business from UTC for $550 million (the “Acquisition”). On June 12, 2013, the Company and UTC entered into an amended and restated stock and asset purchase agreement (the “Amended and Restated Purchase Agreement”), which amended and restated the Original Purchase Agreement, as amended. On June 14, 2013, the Company completed the acquisition of substantially all of the Rocketdyne Business pursuant to the Amended and Restated Purchase Agreement.

The unaudited pro forma condensed consolidated statements of operations for the year ended November 30, 2013 gives effect to the Acquisition as if it had occurred on December 1, 2012 the first day of the Company’s prior fiscal year. These amounts have been calculated after applying the Company’s accounting policies and adjusting the results of the Rocketdyne Business to reflect depreciation and amortization that would have been charged assuming the fair value adjustments to property, plant and equipment and intangible assets, together with the tax effects, as applicable. See additional information on the Acquisition in the Company’s Form 10-K for the year ended November 30, 2013, filed with the Securities and Exchange Commission on February 7, 2014, which is incorporated herein by reference.

(C)	To record adjustment to income taxes for reversal of amortization of deferred financing fees related to the 4 1/16% Debentures.

Unaudited Pro Forma Condensed Consolidated Balance Sheet

The following adjustments have been reflected in the unaudited pro forma condensed consolidated balance sheet as of August 31, 2014:

(D)	To record adjustment to income taxes payable for reversal of amortization of deferred financing fees related to the 4 1/16% Debentures.

(E)	To record the adjustment to other noncurrent assets to remove deferred financing fees related to the 4 1/16% Debentures.

(F)	To record the adjustment to other current liabilities to remove accrued interest payable related to the 4 1/16% Debentures.

(G)	To record the conversion of 4 1/16% Debentures to common stock.

(H)	To record the adjustments to Shareholders’ (Deficit) Equity as follows (in millions):

Record common stock issued upon conversion	$133.6
Adjust income taxes payable	0.2
Reverse deferred financing costs	(0.2)
Reverse accrued interest payable	0.9

Total	$134.5

Note 5.	Pro Forma Income Per Share of Common Stock

A reconciliation of the numerator and denominator used to calculate basic and diluted income from continuing operations per share of common stock (“EPS”) is as follows (in millions, except per share amounts):

	Nine months ended August 31, 2014	Year ended November 30, 2013
Numerator for Basic and Diluted EPS:
(Loss) income from continuing operations	$(56.8)	$215.7
Income allocated to participating securities	—	(4.1)

(Loss) income from continuing operations for basic and diluted earnings per share	$(56.8)	$211.6

Denominator:
Basic weighted average shares	77.0	81.7
Effect of:
Employee stock options	—	0.2

Diluted weighted average shares	77.0	81.9

Basic EPS:
(Loss) income per share from continuing operations	$(0.74)	$2.59

Diluted EPS:
(Loss) income per share from continuing operations	$(0.74)	$2.58

PRO FORMA RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth information regarding ratio of earnings to fixed charges for each of the periods shown. For purposes of calculating this ratio, (i) earnings consist of income (loss) from continuing operations before income taxes and fixed charges and (ii) fixed charges consist of interest expense, which includes amortization of deferred financing costs, interest expense and imputed interest on lease obligations. The interest component of rent was determined based on an estimate of a reasonable interest factor at the inception of the leases.

	Pro forma year ended November 30,	Pro forma nine months ended August 31,
	2013	2014
Pro Forma Ratio of Earnings to Fixed Charges	1.7	(A)

(A)	Due to a loss in the pro forma nine months ended August 31, 2014, the ratio coverage was less than 1:1 for such period. The Company would have had to generate additional earnings of $55.5 million for the nine months ended August 31, 2014 to have achieved a coverage ratio of 1:1.

ANNEX A

FORM OF REPURCHASE NOTICE

If you wish to have your Debenture(s) repurchased by the Company pursuant to Section 3.02 or 3.03 of the Indenture, as the case may be, check the box: [    ]

If you wish to have a portion of your Debenture(s) purchased by the Company pursuant to 3.02 or 3.03 of the Indenture, as the case may be, state the amount (in multiples of $1,000; provided that the portion not to be purchased is in a minimum principal amount of $2,000): $            .

Your Signature:

(Sign exactly as your name appears on the Debenture)
Date:

Medallion Signature Guarantee:

Certificate Number(s) of Debenture(s) to be repurchased:

ANNEX B

INFORMATION ABOUT THE DIRECTORS

AND EXECUTIVE OFFICERS OF THE COMPANY

The table below sets forth information about our directors and executive officers as of October 22, 2014. To the best of our knowledge after making reasonable inquiry, none of our directors or executive officers has beneficial ownership in the Debentures.

Name	Title
Scott J. Seymour	President, Chief Executive Officer and Director
Kathleen E. Redd	Vice President, Chief Financial Officer and Assistant Secretary
Warren M. Boley, Jr.	President, Aerojet Rocketdyne
Christopher C. Cambria	Vice President, General Counsel and Secretary
John D. Schumacher	Vice President, Business Relations
Warren G. Lichtenstein	Chairman of the Board of Directors
James R. Henderson	Director
David A. Lorber	Director
James H. Perry	Director
Thomas A. Corcoran	Director
Martin Turchin	Director
Merrill A. McPeak	Director

The business address of each executive officer and director is c/o GenCorp Inc., 2001 Aerojet Road, Rancho Cordova, California 95742 and the telephone number there is (916) 355-4000.